                          OFFER TO PURCHASE FOR CASH
                         ALL OUTSTANDING COMMON SHARES
                       (INCLUDING COMMON SHARES ISSUABLE
                         UPON THE EXERCISE OF OPTIONS)

                                      of

                           HAWKER PACIFIC AEROSPACE

                                      at

                                $3.25 Per Share

                                      by

                          LHT ACQUISITION CORPORATION
                             LUFTHANSA TECHNIK AG

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                 NEW YORK CITY TIME, ON FRIDAY, APRIL 5, 2002,
                         UNLESS THE OFFER IS EXTENDED.


   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR OTHER SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION, OR PASSED UPON THE ADEQUACY OF THE DISCLOSURE IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.



April 2, 2002

   The Offer is being made to the shareholders of Hawker Pacific Aerospace in connection with an Agreement and Plan of Merger dated as of March 7, 2002 (the "Merger Agreement") by and among Lufthansa Technik AG ("Parent"), LHT Acquisition Corporation (the "Purchaser") and Hawker Pacific Aerospace (the "Company").

   As part of the Offer, the Purchaser is offering to purchase all of the outstanding common shares of the Company at a price of $3.25 per share (the "Offer Price"), in cash, without interest thereon. The Offer for the Company's common shares also includes common shares issuable upon the exercise of options to purchase common shares. Holders of options having exercise prices under the Company's stock option plan or management stock option agreements of less than the Offer Price ($3.25 per share) (the "Option Shares" and together with the outstanding common shares, collectively, the "Shares") will have the opportunity to exercise their options conditionally, so that their exercise will only take effect if the Purchaser accepts their Option Shares for payment. The Purchaser is offering to pay to the holders of such options the Offer Price less the per share exercise price and any required withholding taxes for each Option Share purchased in the Offer.

   A special committee of the board of directors of the Company (the "Special Committee") has unanimously determined that each of the Merger Agreement, the Offer and the merger (the "Merger") of the Company and the Purchaser, in which the Company will be the surviving entity (the "Surviving Corporation"), is advisable and fair from a financial point of view to, and in the best interests of, the unaffiliated shareholders of the Company. The Special Committee unanimously recommends that the unaffiliated shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer. The Special Committee is comprised of the two current directors who are not officers or employees of the Company, Parent or the Purchaser, are not directors of Parent or the Purchaser and are not otherwise affiliated with such officers, employees or directors.

   The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the initial offering period and any extensions thereto for the Offer that number of Shares, which, when added to the common shares then beneficially owned by Parent or the Purchaser, represents at least 90% of the total number of outstanding common shares on a fully diluted basis on the date of purchase (the "Minimum Condition"). If the Minimum Condition is not satisfied prior to the expiration of the initial offering period and any extensions thereto for the Offer, the Purchaser may choose to purchase no Shares pursuant to the Offer or to waive the Minimum Condition and purchase or have Parent purchase all the Shares validly tendered and not properly withdrawn. The Offer is also subject to the other conditions set forth in this Offer to Purchase. The Offer is not subject to a financing condition. As used herein "fully diluted basis" takes into account the conversion or exercise of all outstanding options and other rights and securities exercisable or convertible into common shares with exercise or conversion prices of less than $3.25 per share.

   Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey Howard & Zukin") has delivered to the Special Committee its written opinion dated March 7, 2002 that, based upon and subject to the matters set forth in the opinion and as of the date thereof, the Offer Price was fair, from a financial point of view, to the common shareholders of the Company, other than Parent.

                                   IMPORTANT

   If you wish to tender all or any portion of your Shares, you should either:

   (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the U.S. Stock Transfer Corporation, the depositary, and either (a) deliver the certificates for such Shares to the U.S. Stock Transfer Corporation along with the Letter of Transmittal (or facsimile) at the address set forth on the back cover or (b) deliver such Shares pursuant to the procedure for book-entry transfer as set forth in
Section 10--"Procedures for Tendering Shares" or

   (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

   If you have Shares registered in the name of a banker, dealer, broker, trust company or other nominee, you must contact it if you desire to tender your Shares.

   If you wish to tender Shares and your certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the U.S. Stock Transfer Corporation prior to the expiration date, your tender may be effected by following the procedure for guaranteed delivery set forth in Section 10--"Procedures for Tendering Shares."

   If you hold options with an exercise price per share of less than the Offer Price ($3.25 per share) and you wish to participate in the Offer by conditionally exercising the options and tendering Option Shares, you should also follow the instructions and procedures set forth in the Notice of Conditional Exercise and related instructions provided to you.

   Questions and requests for assistance may be directed to D.F. King & Co., Inc., the information agent, at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from D.F. King & Co., Inc.

   Any reference to "dollar" or use of the symbol "$" refers to the currency of the United States of America.

   A summary of the principal terms of the Offer appears on pages 1 through 6. You should read this entire document before deciding whether to tender your Shares.

                               TABLE OF CONTENTS


                                                                                                   Page
                                                                                                   ----

SUMMARY TERM SHEET................................................................................   1

INTRODUCTION......................................................................................   7

SPECIAL FACTORS...................................................................................  10

Section 1   Background of the Offer; Contacts with the Company....................................  10
Section 2   Fairness of the Offer; Recommendation and Reasons of the Special
              Committee and the Board of Directors; Purpose, Reasons and Alternatives
              of the Company......................................................................  18
Section 3   Position of Parent and the Purchaser Regarding Fairness of the Offer..................  24
Section 4   Purpose, Alternatives and Reasons of the Purchaser and Parent; Plans for
              the Company.........................................................................  27
Section 5   Rights of Shareholders in the Offer and Merger........................................  30
Section 6   Reports, Opinions, Appraisals and Negotiations........................................  31
Section 7   Certain Effects of the Transaction; Possible Effect of the Offer on the Market for the
              Common Shares; Exchange Act Registration; Margin Regulations........................  39
Section 8   Interests of Certain Persons in the Transaction.......................................  40

THE TENDER OFFER..................................................................................  41

Section 9   Terms of the Offer....................................................................  41
Section 10  Procedures for Tendering Shares.......................................................  43
Section 11  Withdrawal Rights.....................................................................  47
Section 12  Acceptance for Payment and Payment....................................................  48
Section 13  Certain U.S. Federal Income Tax Consequences..........................................  49
Section 14  Price Range of Common Shares; Dividends on Common Shares;
              Purchases of Common Shares..........................................................  51
Section 15  Certain Information Concerning the Company............................................  52
Section 16  Certain Information Concerning the Purchaser, Parent and DLH..........................  55
Section 17  Source and Amount of Funds............................................................  56
Section 18  Certain Agreements....................................................................  56
Section 19  Certain Conditions of the Offer.......................................................  64
Section 20  Dividends and Distributions...........................................................  66
Section 21  Certain Legal Matters.................................................................  66
Section 22  Fees and Expenses.....................................................................  68
Section 23  Miscellaneous.........................................................................  69
Schedule A                                                                                          70
Schedule I                                                                                          75
Schedule II                                                                                         84

                              SUMMARY TERM SHEET

   LHT Acquisition Corporation (the "Purchaser") is offering to purchase all of the outstanding shares of the common stock, no par value per share, of Hawker Pacific Aerospace (the "Company") for $3.25 per share (the "Offer Price"), in cash, without interest, less any required withholding taxes, including shares issuable upon the exercise of currently outstanding options to purchase common shares of the Company. Holders of options having exercise prices per share of less than the Offer Price (the "Option Shares" and together with the outstanding common shares, the "Shares") may exercise their options on the condition that the Purchaser accepts their Option Shares for payment. The following are some of the questions you, as a shareholder of the Company, may have and answers to those questions. The Purchaser urges you to read the remainder of this Offer to Purchase and the Letter of Transmittal carefully because the information in this summary highlights only the most important information but does not describe all the details of the Offer. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. The Purchaser has included section references to direct you to more complete descriptions of the topics set forth below where appropriate.

Q.  Who is offering to buy my Shares?

A. The Purchaser is a Delaware corporation formed for the purpose of making this tender offer and is offering to purchase all of the outstanding common shares of the Company. The Purchaser is a wholly-owned subsidiary of Lufthansa Technik AG (the "Parent"), a corporation organized under the laws of the Federal Republic of Germany. Parent is a wholly-owned subsidiary of Deutsche Lufthansa AG ("DLH"), a corporation organized under the laws of the Federal Republic of Germany. See Section 16 -- "Certain Information Concerning the Purchaser, Parent and DLH." If the number of validly tendered Shares does not, when added to any common shares then beneficially owned by Parent or the Purchaser, equal at least 90% of the total number of outstanding common shares on a fully diluted basis on the date of purchase, the Purchaser may waive that condition and purchase or have the Parent purchase all the Shares validly tendered and not properly withdrawn prior to the expiration of the Offer.

Q.  What Shares are being sought in the offer?

A. The Purchaser is offering to purchase all of the outstanding common shares of the Company, including common shares issuable upon the exercise of options to purchase common shares of the Company.

Q.  How much is the Purchaser offering to pay and what is the form of payment?

A. The Purchaser is offering to pay $3.25 per common share in cash, without interest, less any required withholding taxes. For each Option Share, the Purchaser is offering to pay $3.25 less the applicable exercise price of the Option Share, without interest and less any required withholding taxes. See "Introduction" and Section 9 -- "Terms of the Offer."

Q.  How can I make sure how many Shares I own?

A. The number of shares held by each shareholder of the Company is determined by the records maintained by the U.S. Stock Transfer Corporation, the Company's transfer agent. Each shareholder who receives this Offer can review the number of shares printed on the shareholder name label that appears on the Letter of Transmittal that accompanies this Offer, which is the number of shares shown on the records of the U.S. Stock Transfer Corporation as owned of record as of March 8, 2002 by the shareholder. If you hold your shares through a broker or other nominee, you should consult with your broker or nominee to determine the number of shares you own.

Q. How can I participate in the Offer if I hold options to acquire common shares of the Company?

A. Holders of exercisable options to purchase common shares of the Company having exercise prices of less than $3.25 per share may conditionally exercise any or all of those options and tender the Option Shares by following the special instructions and procedures for option holders described in Section 10--"Procedures for Tendering Shares." Alternatively, holders of options may exercise their options in advance of the expiration of the Offer and tender the Option Shares issued upon exercise by following the instructions and procedures for tendering shareholders described in Section 10--"Procedures for Tendering Shares."

Q.  Will I have to pay any fees or commissions?

A. If you tender your Shares to the Purchaser in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. However, if you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

Q.  Does the Purchaser have the financial resources to pay for the Shares?

A. Yes. The Purchaser will need approximately $9.0 million to purchase all of the Shares in the Offer and, if necessary, the merger and to pay related fees and expenses. Once there is validly tendered and not properly withdrawn prior to the expiration of the initial offering period and any extensions for the Offer that number of Shares, which, together with any common shares then beneficially owned by Parent or the Purchaser, represents at least 90% of the issued and outstanding common shares on a fully diluted basis on the date of purchase, Parent will contribute to the Purchaser sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to provide funding for the merger, which is expected to follow the successful completion of the Offer (as discussed below). Parent will obtain all of the funds from its working capital. The Offer is not conditioned upon any financing arrangements. See Section 17--"Source and Amount of Funds."

Q. Is the Purchaser's financial condition relevant to my decision to tender in the Offer?

A. The Purchaser does not believe that its financial condition is relevant to your decision whether to tender the Shares and accept the Offer because:

    . The Purchaser is making the Offer for all outstanding Shares and the payment consists solely of cash;

    .  The Offer is not subject to any financing arrangement; and

    . If the Purchaser consummates the Offer, for all remaining non-tendered or non-validly tendered common shares, the Purchaser will offer the same cash price in a subsequent merger under California law as explained below.

   As a result, if the Offer is consummated, you will not have any continuing financial interest in the Purchaser.

Q.  How long do I have to decide whether to tender in the offer?

A. You will have until 12:00 midnight, New York City time, on Friday, April 5, 2002, to decide whether to tender your Shares in the Offer unless the Purchaser decides to extend the Offer. See Section 9--"Terms of the Offer" and Section 10--"Procedures for Tendering Shares." If you cannot deliver everything that is required to make a valid tender by that time, you may be able to use a guaranteed delivery procedure. See Section 10-- "Procedures for Tendering Shares."

Q.  Can the offer be extended and under what circumstances?

A. Yes. The Purchaser may extend the Offer for varying lengths of time depending on the circumstances. The Purchaser, in its discretion, may extend the expiration date of the Offer for one or more periods of up to 10 additional business days each, up to a maximum of 60 business days from March 11, 2002, if any of the conditions of the Offer is not satisfied or waived by the Purchaser. The Purchaser may also extend the expiration date of the Offer as and to the extent required by the rules of the Securities and Exchange Commission. See Section 9--"Terms of the Offer."

Q.  Will there be a subsequent offering period?

A. The Purchaser may elect to provide a subsequent offering period, which is an additional period of time of 3 to 20 business days beginning after the initial offer period and any extensions of the initial offer period have expired, during which shareholders may tender their Shares and receive the offer consideration. See Section 9 -- "Terms of the Offer."

Q. How will I be notified if the offer is extended or if there is a subsequent offering period?

A. If the Purchaser extends the Offer or decides to have a subsequent offering period, the Purchaser will inform the U.S. Stock Transfer Corporation (which is the depositary for the Offer) of that fact and will make a public announcement of the extension, by not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. If there is a subsequent offering period, this public announcement will also state the approximate number and percentage of Shares tendered to date. See Section 9 -- "Terms of the Offer."

Q.  What are the most significant conditions to the offer?

A. The Purchaser is not obligated to purchase any validly tendered Shares unless the number of Shares validly tendered and not properly withdrawn prior to the expiration of the Offer, when added to any common shares then beneficially owned by Parent or the Purchaser, equals at least 90% of the total number of outstanding common shares on a fully diluted basis on the date of purchase. This condition may be waived by the Purchaser, in which case the Purchaser will purchase or have Parent purchase the validly tendered Shares.

   The Offer is also subject to a number of other conditions. See Section 19--"Certain Conditions of the Offer."

Q.  How do I tender my Shares?

A. To tender common shares (other than by conditional option exercise, for which you must follow the instructions set forth in the Memorandum to Eligible Option Holders and the Instructions for Conditional Exercise), you must deliver the certificate(s) representing your common shares, together with a completed Letter of Transmittal and any other documents required, to the U.S. Stock Transfer Corporation, the depositary for the Offer, not later than the time the Offer expires. If your Shares are held in street name, the Shares can only be tendered by your nominee through the Depository Trust Company. If you cannot deliver a required document to the depositary before the expiration of the Offer, you may get extra time to do so by having a broker, a bank or other fiduciary, which is a member of the Securities Transfer Agents Medallion Program or other eligible institution, guarantee that the missing items will be received by the depositary within three Nasdaq National Market trading days. However, the depositary must receive the missing items within that three trading day period or else your Shares will not be validly tendered. See
Section 10--"Procedures for Tendering Shares."

Q.  How do I withdraw previously tendered Shares?

A. To withdraw common shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the Shares. To withdraw

Option Shares, you must follow the instructions set forth in the Memorandum to Eligible Option Holders and the Instructions for Conditional Exercise. You have the right to withdraw Shares at any time until the initial offer period and any extensions of such period have expired. If the Purchaser decides to provide a subsequent offering period, the Purchaser will accept Shares tendered during that period immediately and thus you will not be able to withdraw Shares tendered during any subsequent offering period. See Section 9--"Terms of the Offer" and Section 11--"Withdrawal Rights."

Q.  When will I be paid if I tender my Shares pursuant to the offer?

A. If all of the conditions of the Offer are met or waived, where permissible, and after the Purchaser has accepted those Shares tendered in the Offer, the Purchaser will pay those shareholders who have tendered their Shares during the initial offer period (including any extension thereof) promptly after the expiration of the initial offer period. If the Purchaser elects to have a subsequent offering period, the Purchaser will accept and pay those shareholders who have tendered their Shares during the subsequent offering period promptly after the Shares have been tendered. In all cases, payment for the Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the U.S. Stock Transfer Corporation of:

    . certificates for, or a timely book-entry confirmation with respect to, such Shares,

    . a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer the procedures described in this Offer to Purchase, an agent's message, and

    .  any other documents required by the Letter of Transmittal.

   Accordingly, tendering shareholders may be paid at different times depending upon when certificates for the Shares or book-entry confirmations with respect to the Shares are actually received by the U.S. Stock Transfer Corporation. Holders of exercisable options must follow the separate instructions delivered to eligible option holders by the Company. See Section 9--"Terms of the Offer" and Section 10--"Procedures for Tendering Shares."

Q.  Is there an agreement governing the offer?

A. Yes. Parent, the Purchaser and the Company have entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of March 7, 2002. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the merger following the Offer. See Section 4--"Purpose, Alternatives and Reasons of Parent and the Purchaser; Plans for the Company" and Section 18--"Certain Agreements."

Q.  What does the board of directors of the Company think of the offer?

A. The board of directors of the Company, based in part upon the recommendation of a special committee of independent directors of the board, unanimously approved the Merger Agreement, the Purchaser's tender offer and the merger of the Company and the Purchaser. The board of directors of the Company has unanimously (with the two Parent-designated directors in attendance abstaining) determined that the Merger Agreement, the Offer and the proposed merger are advisable and fair from a financial point of view to, and in the best interests of, the unaffiliated shareholders of the Company. The board of directors of the Company recommends that the unaffiliated shareholders accept the Offer and tender their Shares pursuant to the Offer. See Section 1--"Background of the Offer; Contacts with the Company" and Section 2--"Fairness of the Offer; Recommendation and Reasons of the Special Committee and the Board of Directors; Purpose; Reasons and Alternatives of the Company." The Company has prepared a Solicitation/Recommendation Statement containing additional information regarding the determination and recommendation of the board of directors of the Company, which is being sent to the shareholders of the Company contemporaneously with this Offer to Purchase.

Q.  Why was the special committee asked to evaluate the offer?

A. As of March 11, 2002, Parent beneficially owns 7,451,357 shares of the outstanding common shares of the Company, which constitute approximately 72.7% of the outstanding common shares of the Company on a fully diluted basis. Currently, three of the six members of the board of directors of the Company were designated by Parent. In addition, Parent has rights to enlarge the size of the board of directors of the Company from seven to nine members and to designate a total of five members of the board of directors.

   Accordingly, the board of directors of the Company believed that a special committee of independent directors who were not officers or employees of the Company, Parent or the Purchaser, who were not directors of Parent or the Purchase, who were not otherwise affiliated with such officers, employees or directors and who had no financial interests in the transaction different from the unaffiliated shareholders of the Company generally should evaluate and, if appropriate, approve the Offer. See Section 2--"Fairness of the Offer; Recommendation and Reasons of the Special Committee and the Board of Directors; Purpose; Reasons and Alternatives of the Company."

Q.  What will happen if all of the common shares are not tendered in the Offer?

A. After completion of the Offer, if all of the outstanding common shares are not tendered in the Offer but the Purchaser accepts for payment and pays for tendered Shares that, when added with the Shares owned by Parent or the Purchaser, total at least 90% of the outstanding common shares on the date of purchase, Parent and the Purchaser will effect a "short-form" merger under California law. A short-form merger does not require the approval of the Company's unaffiliated shareholders. Parent and the Purchaser will or will cause the Company to give notice to any shareholders of the Company who have not tendered their common shares that the Purchaser intends to acquire their common shares through a short-form merger. In the merger, the Purchaser will be merged with the Company, and the Company will be the surviving entity. The surviving entity will be a privately-held, wholly-owned subsidiary of Parent.

Q.  Do I have appraisal rights in the Offer and merger?

A. You do not have appraisal rights in the Offer. Following the Offer, if any merger occurs, appraisal rights will be available to those shareholders who comply with the applicable provisions of California law. See Section 5--"Rights of Shareholders in the Offer and Merger."

Q.  If I decide not to tender, how will the offer affect my common shares?

A. If the proposed merger takes place, shareholders who do not tender in the Offer will be offered in the short-form merger the same amount of cash per share that they would have received had they tendered their common shares in the Offer. However, the procedures for receiving payment will differ, as explained above. If you tender your common shares in the Offer, you will be paid earlier than if you choose not to tender your common shares and they are subsequently acquired by a short-form merger. In addition, in connection with the short-form merger, you may have dissenters' and appraisal rights under California law. However, until the short-form merger is consummated, or if the short-form merger were not to take place for some reason, the number of shareholders of the Company and the common shares of the Company that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, any public trading market) for the common shares. Also, the common shares may no longer be eligible to be traded on the Nasdaq National Market or any other securities exchange, and the Company may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. Parent and the Purchaser intend to cause the Company to remove the common shares from quotation on the Nasdaq National Market and to deregister the common shares under the Securities Exchange Act of 1934, as amended, which requires such filings, as soon as practicable following the completion of the Offer and the Merger, if applicable. See Section 4--"Purpose,

Alternatives and Reasons of the Purchaser and Parent; Plans for the Company" and Section 7--"Certain Effects of the Transaction; Possible Effect of the Offer on the Market for the Common Shares; Exchange Act Registration; Margin Regulations." You should be aware that the Company received a deficiency letter from the Nasdaq dated February 14, 2001 that the Company is not in compliance with the minimum market value of publicly held shares of $15.0 million and a minimum bid price per share of $3.00 as required under the Nasdaq National Market continued listing standards and has 90 days from the date of the letter, or until May 15, 2002, to regain compliance. In addition, the Company is not in compliance with the continued listing standard of the Nasdaq National Market concerning stockholders' equity or net tangible assets. As a result, the Company could receive at any time another deficiency letter from Nasdaq requesting the Company to demonstrate compliance with that standard within a short time. In the event the Company could not demonstrate compliance with any of these standards within the required time periods, the Company could become delisted from the Nasdaq National Market. See Section 1--"Background of the Offer; Contacts with the Company."

Q. Will the Company continue to be a publicly-traded company following the completion of the Offer?

A. If all of the conditions of the Offer are met or waived, and the Purchaser accepts the tendered Shares, Parent and the Purchaser intend to remove the common shares from quotation on the Nasdaq National Market and to deregister the common shares as soon as practicable following the completion of the Offer and the Merger, if applicable. See Section 7--"Certain Effects of the Transaction; Possible Effect of the Offer on the Market for the Common Shares; Exchange Act Registration; Margin Regulations."

Q.  How will I be taxed for U.S. federal income tax purposes?

A. A U.S. holder that receives cash for common shares pursuant to the Offer or the merger will generally recognize gain or loss equal to the difference between the amount of cash received (before any applicable withholding) and the holder's adjusted tax basis in the common shares surrendered. Gain or loss must be determined separately for each block of stock. A U.S. holder that receives cash for Option Shares pursuant to the Offer will generally recognize income for each Option Share sold in an amount equal to the excess of $3.25 over the exercise price per share of the relevant option for such Option Shares. Holders should carefully review the information set out in the section entitled "Certain U.S. Federal Income Tax Consequences" as well as consult with their own financial and tax advisers for advice regarding their specific situation. See Section 13--"Certain U.S. Federal Income Tax Consequences."

Q.  What is the market value of my common shares as of a recent date?

A. On February 25, 2002, the day Parent announced that it had closed on the purchase and sale of 715,530 Shares through privately negotiated transactions at $3.25 per share, the closing price of the common shares reported on the Nasdaq National Market was $2.12 per share. On March 7, 2002, the day before Parent, the Purchaser and the Company announced that they had signed the Merger Agreement, the tender offer and the proposed merger, the closing price of the common shares reported on the Nasdaq National Market was $3.17 per share. You should obtain all relevant quotations for the common shares in deciding whether to tender your common shares. See Section 14--"Price Range of Common Shares; Dividends on Common Shares; Purchases of Common Shares."

Q.  Whom can I talk to if I have questions about the tender offer?

A.  You can call D.F. King & Co., Inc., who is acting as the information agent.

Banks and brokers call: (212) 269-5550

All others (inside the United States) call toll fee: (800) 431-9646

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To all Holders of common shares (including shares issuable upon the exercise of options) of Hawker Pacific Aerospace:

                                 INTRODUCTION

   LHT Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Lufthansa Technik AG, a corporation organized under the laws of the Federal Republic of Germany ("Parent"), is offering to purchase all issued and outstanding shares of common stock, no par value per share, of Hawker Pacific Aerospace, a California corporation (the "Company") and common shares issuable upon the exercise of options to purchase common shares at a price of $3.25 per share (the "Offer Price"), in cash, without interest on the terms and subject to the conditions set forth in this offer to purchase (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"). Holders of options having exercise prices under the Company's stock option plan or management stock option agreements of less than the Offer Price ($3.25 per share) (the "Option Shares" and together with the outstanding common shares, the "Shares") will have the opportunity to exercise their options conditionally, so that their exercise will only take effect if the Purchaser accepts their Option Shares for payment. The Purchaser is offering to pay to the holders of such options the Offer Price less the per share exercise price and any required withholding taxes for each Option Share purchased in the Offer. The Purchaser intends to accept for purchase the Shares tendered pursuant to the Offer only if they are free and clear of all encumbrances, liens, restrictions, charges or other third party rights and with all existing and future rights attaching to them. Unless the context indicates otherwise, as used herein, references to "you" or "shareholders" means holders of Shares.

   If your Shares are registered in your own name and you tender Shares directly to the depositary, you will not be obligated to pay brokerage fees or commission or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. If you hold Shares through a broker or bank, the Purchaser urges you to check with such institution as to whether you will be charged any service fee. If you fail to complete, sign and return either the Substitute Form W-9 or the Form W-8BEN, as applicable, that is included in the Letter of Transmittal, you may be subject to a required U.S. backup withholding tax at a rate of 30% of the gross proceeds payable in the Offer. See Section 10--"Procedures for Tendering Shares." The Purchaser will pay all fees and expenses incurred in connection with the Offer of D.F. King & Co., Inc., which is acting as the information agent (the "Information Agent") and the U.S. Stock Transfer Corporation, which is acting as the depositary (the "Depositary"). See Section 22--"Fees and Expenses."

   The board of directors of the Company, based in part upon the recommendation of a special committee of independent directors of the board, has unanimously (with the two Parent-designated directors in attendance abstaining) approved the merger agreement, the Offer and the merger and has unanimously (with the two Parent-designated directors in attendance abstaining) determined that the merger agreement, the Offer and the merger are advisable and fair to, and in the best interests of, the unaffiliated shareholders of the Company and recommends that the unaffiliated shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

   The factors considered by the Company's board of directors in arriving at its decision to approve the Agreement and Plan of Merger among Parent, the Purchaser and the Company dated as of March 7, 2002 (the "Merger Agreement"), and to recommend that the shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer are described in this Offer to Purchase and in the Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission
(the "SEC"), which is being mailed to you with this Offer to Purchase. Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey Howard & Zukin") has acted as the financial advisor to the special committee to the board of directors of the Company. Houlihan Lokey Howard & Zukin's opinion dated March 7, 2002, states that, based upon and subject to the matters set forth in the opinion and as of the date thereof, the $3.25 per share Offer Price was fair, from a financial point of view, to the common shareholders of the Company, other than Parent. The opinion will be set forth in full as Annex A to the
Schedule 14D-9. You are urged to and should read such opinion carefully and in its entirety.

   The Purchaser is not required to purchase the Shares unless, among other things, there is validly tendered and not properly withdrawn prior to the expiration of the initial offering period and any extensions thereof for Offer that number of Shares, which, together with any common shares then beneficially owned by Parent or the Purchaser, represents at least 90% of the total number of outstanding common shares on a fully diluted basis on the date of purchase (the "Minimum Condition"). If the Minimum Condition is not satisfied, the Purchaser may choose to purchase no Shares pursuant to the Offer or to waive the Minimum Condition and purchase or have Parent purchase all Shares validly tendered and not properly withdrawn prior to the expiration of the initial offering period and any extension therefor for the Offer. The Offer is not subject to a financing condition. The Offer is also subject to certain other terms and conditions set forth in this Offer to Purchase. The Purchaser expressly reserves the right in its sole discretion to waive any one or more of the conditions to the Offer.

   The Purchaser reserves the right, subject to applicable laws, to acquire additional common shares after expiration or termination of the Offer, through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as the Purchaser may determine, which may be more or less than the price to be paid per common share in the Offer and could be for cash or other consideration.

   The Purchaser is a newly formed entity that has not conducted any business other than in connection with the Offer and the Merger Agreement. One hundred percent of the issued and outstanding shares and voting power of the Purchaser is owned and held by Parent.

   Based on information provided to Parent and the Purchaser by the Company, as of March 5, 2002, there were 10,196,257 outstanding common shares, 0 outstanding preferred shares, options to acquire 303,246 common shares pursuant to the Company's stock option plan, options to acquire 39,160 common shares pursuant to the Company's management stock option agreements and warrants to acquire 347,716 common shares. Based on the foregoing and assuming that all of the outstanding exercisable options and warrants have been exercised prior to the expiration date of the Offer, if the Purchaser were to purchase approximately 1,767,574 common shares pursuant to the Offer, the Minimum Condition would be satisfied. Based on information provided to Parent and the Purchaser by the Company, as of March 5, 2002, the officers and directors of the Company, as a group, held, including common shares underlying the options they hold, approximately 1.96% of the common shares outstanding on a fully diluted basis. The Company has advised Parent and the Purchaser that, to the Company's knowledge, all of its executive officers and directors intend to tender all Shares that they own of record or beneficially in the Offer (other than Shares, if any, that if tendered would cause them to incur liability under the short-swing profits provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act")).

   The purpose of the Offer is to acquire the entire equity interest in the Company. The Offer is being made pursuant to the Merger Agreement. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser and further provides that, following the consummation of the Offer, upon the terms and subject to the conditions of the Merger Agreement and California General Corporation Law (the "CGCL"), the Purchaser shall act to merge the Company and the Purchaser in a "short-form" merger (the "Merger"). Upon consummation of the Merger, the Company will continue as the surviving entity under the CGCL (the "Surviving Corporation") and will be a privately held company, wholly-owned by Parent. At the time the Merger becomes effective, each then outstanding common share (other than (a) common shares held by Parent or the Purchaser, which Shares, by virtue of the Merger, will be cancelled and retired and will cease to exist with no payment being made with respect thereto, and (b) held by holders who properly exercise their appraisal rights in accordance with the CGCL) will, by virtue of the Merger and without any action on the part of the holders of the Shares, be cancelled and without any action on the part of the holder thereof, be converted into the right to receive in cash an amount per common share equal to the Offer Price, without interest, less any required withholding tax upon the surrender of the certificate(s) representing such common shares. See Section 4--"Purpose, Alternatives and Reasons of Parent and the Purchaser; Plans for the Company" and Section 18--"Certain Agreements." The consummation of the Merger is subject to the satisfaction or waiver, where permissible, of certain conditions. See
Section 18--"Certain Agreements."

   Under the CGCL, the Merger may not be accomplished for cash paid to the Company's shareholders if the Purchaser owns directly or indirectly more than 50% but less than 90% of the then outstanding Shares, unless either all the shareholders consent or the Commissioner of Corporations of the State of California approves the terms and conditions of the Merger and the fairness thereof after a hearing. In addition, under Section 1203 of the CGCL, the Merger may not be accomplished without the delivery of a fairness opinion to the Company. That fairness opinion has been delivered to the special committee by Houlihan Lokey Howard & Zukin, the financial advisor to the special committee.

   This Offer is conditioned upon the fulfillment of all of the conditions described in Section 19-- "Certain Conditions of the Offer" below. The Offer will expire at 12:00 midnight, New York City time, on Friday, April 5, 2002, unless the Offer is extended as described herein.

   This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

   This Offer to Purchase includes information required to be disclosed pursuant to Rule 13e-3 under the Exchange Act, which rule governs so-called "going private" transactions by certain issuers or their affiliates.

                                SPECIAL FACTORS

Section 1.  Background of the Offer; Contacts with the Company

   The Company was founded in 1958 and incorporated under California law in 1980. The Company completed its initial public offering in January 1998. The Company is organized into two divisions and one wholly-owned subsidiary. The Company's principal operating division and headquarters is located in Sun Valley (near Los Angeles), California. The Company's subsidiary, Hawker Pacific Aerospace, Ltd., operates a major overhaul facility in Hayes (near London) in the United Kingdom. The Company also operates a small hydraulic repair facility in Amsterdam, The Netherlands.

   Over the past years, the Company has pursued a growth strategy in an effort to maximize shareholder value. That strategy has involved pursuing international growth opportunities, focusing on long-term service agreements, expanding existing operations, accelerating growth through acquisitions and forming strategic alliances.

   In February 1998, the Company completed its acquisition of the assets of British Airways Engineering used to service landing gear primarily on British Airways' aircraft. As part of this acquisition, the Company and British Airways entered into a seven-year exclusive service agreement on February 4, 1998, under which the Company provides landing gear and related repair and overhaul services to substantially all of the aircraft currently operated by British Airways.

   In late 2000 and early 2001, the Company entered into a series of transactions with Parent, described below. As a result of those transactions, Parent acquired a controlling interest in the Company and helped strengthen the financial position of the Company.

   Despite these strategic and financial accomplishments, the Company's shareholders have not realized an appreciation in value of their Shares. In fact, the Company's share price has declined over the past two years. Prior to Parent's announcement on February 25, 2002 of its privately negotiated purchases of common shares of the Company at $3.25 per share, the Company's share price had been trading for more than 30 consecutive trading days below the $3.00 minimum bid price per share for continued listing on the Nasdaq National Market. In addition, the Company is not in compliance with the minimum market value of publicly held shares maintenance standard or the minimum stockholder's equity or net tangible assets maintenance standard for continued listing on the Nasdaq National Market. The Company has also experienced significant net losses for the past several years. Its net loss available to shareholders was $20.7 million for the fiscal year ended December 31, 2000 and $5.8 million for the nine months ended September 30, 2001. To a large degree, Parent has provided necessary working capital for the Company since Parent's involvement in September 2000. Given the events of September 11, 2001 and their effect on the aviation industry in which the Company operates, the Company is unable to determine with certainty whether and when the Company's financial and operational performance results will improve. The Company is also unable to provide assurance that Parent will continue in the future to provide necessary financial support to the Company. Currently, Parent has no obligation to provide any financial support. For the past several months, the board of directors of the Company has been considering various alternatives to increase shareholder value, primarily in connection with maintaining its listing on the Nasdaq National Market. The Company has received no inquiries or bids, nor has had any other contracts from or with any third parties, other than Parent, regarding possible alternative transactions that the board of directors of the Company has considered.

  Recent Financial Developments.

   The following represent preliminary and unaudited financial results for the Company for the fourth quarter and the twelve months ended December 31, 2001. There is no assurance that final, audited financial results of the Company will not vary materially from these preliminary, unaudited figures. Fourth quarter revenue is expected to approximate $20.0 million, which would result in revenues for the twelve months ended December 31, 2001 in the range of $82.0 to $83.0 million, representing a growth rate in excess of 7.0% over prior year revenue. Fourth quarter gross margin is expected to be negligible versus negative gross margin of $1.1 million in the fourth quarter of 2000. This would result in gross margin for fiscal 2001 in excess of $7.0 million and a gross margin percentage similar to the 9.5% in fiscal 2000. Operating expense for the fourth quarter of 2001 may be in the range of $3.5 million to $4.0 million, versus $3.1 million in the fourth quarter of fiscal 2000. This would result in operating expense for the twelve months ended December 31, 2001 of approximately $13.0 million, versus $11.1 million in fiscal 2000, an increase in excess of 15%. Interest expense for the fourth quarter is expected to be approximately $1.0 million, a decrease in excess of $1.0 million from the fiscal 2000 fourth quarter period. Full year 2001 interest expense is expected to have decreased by over $3.0 million from the fiscal 2000 amount of $8.8 million, primarily due to the continuing decrease in interest rates as well as incremental fiscal 2000 fees regarding a prior senior debt facility. The aforementioned items would result in a net loss for the fourth quarter of approximately $5.0 million and a full year loss in excess of $10.0 million, versus a fourth quarter net loss of $7.2 million and a fiscal 2000 net loss of $19.3 million.

  Transactions with Parent.

   Parent acquired a controlling interest in the Company through a series of transactions starting on September 20, 2000.


   Purchase of Common and Preferred Shares. On September 20, 2000, Parent purchased 2,336,495 common shares of the Company at $4.12 per share, constituting approximately 40% of the outstanding common shares as of that date, from six individual shareholders affiliated with Unique Investment Corporation (the "Unique Shareholders"). In a separately negotiated private transaction on the same date, Parent paid approximately $3.8 million for all 300 outstanding shares of the Company's Series C Preferred Stock, no par value per share (the "Preferred Stock") owned by Deephaven Private Placement Trading Ltd. Upon the purchase of the common shares by Parent, Daniel Lubeck, Scott Hartman and John Makoff resigned as members of the board of directors of the Company, and three nominees of Parent were appointed to the board: Wolfgang Mayrhuber, as Chairman, Dr. Gerald Gallus and James Stoecker. In August 2001, Mr. Mayrhuber and Dr. Gallus resigned as members of the board of directors of the Company, and the remaining directors appointed two nominees of Parent, August Wilhelm Henningsen and Dr. Peter Jansen, to fill the vacancies on the board. The remaining directors further appointed Mr. Henningsen to succeed Mr. Mayrhuber as Chairman of the board of the directors.


   Subordinated Loan Agreement. On September 20, 2000, the Company and Parent entered into a Loan Agreement (the "Loan Agreement") pursuant to which Parent provided the Company a $9.3 million subordinated loan for a term of three years at an interest rate equal to the higher of (a) 10% per annum or (b) 5% per annum plus USD LIBOR up to the maximum amount allowable by law, provided such rate did not exceed 11%. The Loan Agreement contained certain covenants, among others, regarding the Company's use of the proceeds, and certain corporate rights and actions, some of which continue in the debt conversion agreement described below. Amounts owed to Parent under the Loan Agreement were converted into common shares of the Company on March 16, 2001 as discussed below. As part of, and in connection with, the Loan Agreement, the Company and Parent also entered into the Shareholder Rights and Voting Agreement discussed below.

   Issuance of Warrant. In connection with the Loan Agreement, the Company issued Parent a common stock purchase warrant (the "Warrant"). The Warrant entitled Parent to purchase 2.5 million common shares of the Company, at an exercise price of $4.25 per share until September 19, 2001. Parent did not exercise the Warrant before its expiration.


   Shareholder Rights and Voting Agreement. During the negotiations of the series of transactions that resulted in Parent acquiring a 40% ownership interest in the Company, Parent also approached the Company, David Lokken, Brian Carr, Michael Riley and Dennis Biety (collectively, the "Management Shareholders") regarding certain voting arrangements and rights to nominate board seats Parent sought to obtain in connection with the purchase of the common shares from the Unique Shareholders. On September 20, 2000, the Company, the Management Shareholders and Parent entered into a Shareholder Rights and Voting Agreement (the "Shareholder Rights Agreement"), pursuant to which the Management Shareholders granted Parent the right of first refusal to purchase a total of 196,342 common shares of the Company owned by the Management Shareholders, plus up to an additional 129,786 common shares of the Company that the Management

Shareholders could acquire upon the exercise of outstanding options held by them (an amount now equal to 28,840 shares subsequent to the termination of Mr. Biety's and Mr. Lokken's options following the end of their respective employment).

   Parent also was granted proxies from the Management Shareholders to vote all of such shares on all matters put to shareholders of the Company for their approval. Parent obtained certain preemptive rights to purchase shares from the Company so long as Parent does not hold 51% of the seats on the board of directors of the Company and more than 40% (but less than 51%) of the outstanding common shares of the Company determined on a fully-diluted basis.


   Pursuant to the Shareholder Rights Agreement and corresponding provisions of the Loan Agreement that were continued in the agreement dated February 6, 2001 with Parent to convert the Loan Agreement indebtedness as described below, the Company and the Management Shareholders agreed to cause the Company's board to abide by the Company's charter documents by establishing a classified board as a result of the satisfaction, prior to the transaction, of certain charter requirements. The Company also agreed to nominate, and the Management Shareholders agreed to vote their shares in favor of, the three members of the board whom Parent had the right to nominate to the board (such seats representing seats held by the Unique Shareholders), each to serve as a Class II director upon establishment of a classified board. The Company and the Management Shareholders also agreed to cause the board to increase the size of the board from seven to nine directors as permitted by the Company's Bylaws, and, in that event, to nominate for election the two additional directors named by Parent, one as a Class I director and one as a Class II director. To date the Company has not increased the size of the board. The Company agreed that neither Parent nor any directors it nominates to the board would have any obligation to disclose information regarding technology, investments, products or other matters, and the Company waived any claim against Parent or those directors to the extent permitted by law if they pursue opportunities based on such information.


   The Company also agreed not to propose any amendment to its outstanding Rights Agreement, dated as of March 10, 1999 and as amended on March 31, 1999 and on August 15, 2000, that would prevent, discourage or hinder Parent or its affiliates in acquiring at least 51% of the outstanding common shares of the Company. An amendment on August 15, 2000 to the Rights Plan expressly waived the application of the Rights Plan to Parent or its affiliates. With respect to the Rights Agreement, the Merger Agreement provides that from the time of execution of the Merger Agreement until the Expiration Date of the Offer, to the extent the Rights Agreement applies to a third party in connection with the third party's Acquisition Transaction (as defined in the Merger Agreement) and the Company's board of directors determines that it must vote on whether to waive the applicability of the Rights Agreement to the third party's Acquisition Transaction, Parent will cause the three Parent-designated members of the Company's board of directors to abstain from voting on such transaction or to vote with the majority of the remaining members of the board.

   The Company also agreed to file all reports required under the federal securities laws and provide information and take reasonable actions as requested to facilitate possible future sales of common shares by Parent or the Management Shareholders. The Company further agreed to maintain current provisions of its charter documents providing for exculpation and indemnification of its directors to the fullest extent permitted by law, and not to issue any stock options, warrants or similar securities to senior management of the Company unless the recipient agrees to be bound by the Shareholder Rights Agreement.

   Voting and Indemnity Agreement. As part of the Loan Agreement, the Company and Parent entered into a Voting and Indemnity Agreement, dated September 20, 2000, under which the Company agreed to indemnify Parent and its "Affiliates" and "Representatives" (as defined therein) against all "Losses" (as defined therein) arising out of, or in connection with, or as a result of, Parent's voting in favor of the Warrant at the shareholders meeting at which it is presented for approval, the failure of the shareholders to approve the Warrant, or if a majority of the shareholders (other than Parent) vote against approval of the Warrant.

   Registration Rights Agreement. On September 20, 2000, the Company entered into a Registration Rights Agreement with Parent under which the Company agreed, at Parent's request, to file a registration statement under federal securities laws covering all or any part of the "Registrable Securities" (as defined therein) held by

Parent, and granted Parent certain "piggyback" registration rights and rights to registration of Parent's Registrable Securities on Form S-3.

   Loan Participation with Heller. On September 20, 2000, Parent also became a junior participating lender in the Heller Financial Inc. loan to the Company by funding $10.0 million of the Heller loan facility. In October 2000, the Heller loan facility was terminated and replaced by a new senior loan facility described below.

   Other Common Shares Purchase. On September 20, 2000, Parent purchased 5,000 common shares in open market transactions at a price of $6.375 per share.

   New Senior Loan Facility. In October 2000, the Company entered into a loan agreement with Landesbank Hessen-Thuringen Girozentrale and Kreditanstalt fur Wiederaufbau (collectively, the "Banks"), under which the Banks provided term loans of $45.0 million to the Company and 14.0 million British Pounds ("sterling") to its UK subsidiary. Parent will receive an annual fee from the Banks in an amount between $355,000 and $450,000 for its services in introducing the Company to the Banks and assisting in facilitating the closing of the loans to the Company, agreeing to provide continuing advisory services to the Banks on industry matters, and a commission equal to 2.7% of the outstanding loan amounts per year for guaranteeing the Company's obligations to the Banks under the sterling loan. This fee arrangement ended on June 7, 2001.

   Waiver of Redemption Rights. On December 11, 2000, in order to conserve the Company's cash, Parent voluntarily executed a Waiver to waive its right to require the Company to redeem any of the Company's Preferred Stock and Underlying Shares (as defined in the Certificate of Determination for the Preferred Stock).

   Conversion of Preferred Stock. In December 2000, Parent converted, in full, the Preferred Stock and a portion of the accrued Preferred Stock dividends into 1,164,386 common shares (including 57,404 shares attributable to accrued dividends) at $2.71007 per share. The conversion price and other terms of the conversion were determined in accordance with the provisions of the Preferred Stock. Following shareholder approval in September 2001, Parent received an additional 35,582 shares of common shares of the Company attributable to the remaining $96,431 of accrued and unpaid dividends on the Preferred Stock. The purpose of the conversion was to increase Parent's equity position in the Company and to assist the Company in avoiding certain prepayment obligations under its new senior loan agreement with the Banks that would have become effective if Parent did not own or control more than 50% of the share capital and voting rights of the Company by December 30, 2000.

   Conversion of Subordinated Debt. On February 6, 2001, the Company and Parent entered into an agreement under which Parent agreed to exchange $9,803,000 of principal and accrued interest owed to it under the Loan Agreement into common shares of the Company at an exchange price of $3.125 per share. The exchange price of $3.125 was determined by the average of the closing bid prices on the five trading days immediately prior to February 6, 2001. On March 16, 2001, the Company completed the exchange by issuing to Parent 3,136,952 common shares. This exchange served to increase shareholders' equity and net tangible assets by $7,203,000 (representing the $6.7 million carrying value of the indebtedness plus accrued interest of $503,000). The exchange agreement also contained certain covenants by the Company, including, among others, agreements by the Company not to enter into certain stock transactions without the prior written consent of Parent, to seek shareholder approval of the Warrant, to seek to increase the size of the board of directors from seven to nine, to establish a classified board and allow Parent to nominate one Class II director and one Class I director upon such increase, and not to adopt any amendment to the Rights Agreement that would be adverse to Parent (as defined therein). The purpose of the conversion was to assist the Company in improving its debt-to-equity ratio and net tangible assets (which assisted the Company to comply with Nasdaq maintenance requirements).

   Operating Transactions with Parent. In the ordinary course of business, the Company enters into subcontracting transactions with Parent to provide overhaul services. During 2000, the Company derived revenue of $465,000 from overhaul services provided to Parent. For the nine months ended September 30, 2001, the Company derived revenue of $1.2 million from overhaul services provided to Parent.

   Revolving Line of Credit. On June 8, 2001, Parent entered into a Revolving Credit Facility Agreement (the "Facility") with the Company and its subsidiary through which Parent will provide a revolving line of credit to the subsidiary to facilitate certain capital investments and to supplement the subsidiary's general working capital.

The Facility, which may be drawn up to an aggregate amount of 5.2 million British pounds sterling (approximately US$7.4 million), must be repaid within 364 days of the date of the agreement and will bear interest, payable monthly, at a daily average rate of 270 basis points over the London Sterling Overnight Index Average (approximately 7.56% as of March 5, 2002).

   To obtain the consent of the Banks for the Facility, Parent entered into a Guarantee Agreement on June 8, 2001 with the Banks. Under the Guarantee Agreement, Parent agreed to provide a guarantee (the "Guarantee") to secure the claims of the Banks under the $45.0 million senior loan facility between the Banks and the Company discussed above. In consideration for the Guarantee, the Banks entered into a Guarantee Commission Agreement with Parent on June 8, 2001 whereby the Banks agreed to pay Parent a commission equal to 1.95% per annum on the amounts drawn under the senior loan facility by the Company. In addition, the Banks executed letter agreements confirming that any amounts drawn by the Company's subsidiary pursuant to the Revolving Credit Facility Agreement will not be taken into account in determining the Company's or the subsidiary's compliance with the senior loan facility.

   Effective January 1, 2002, Parent amended the Facility by adding approximately $1.0 million to the Facility due to the Company's payment in October 2001 of an arbitration award of $989,000 to First Union Securities Inc. regarding advisory fees due to First Union Securities Inc. in connection with the transactions occurring in September 2000. Pursuant to an indemnification agreement dated September 20, 2000 between the Company and a group of individual shareholders associated with Unique Investment Corporation, such group of shareholders agreed to indemnify the Company for any costs related to the claim by First Union Securities Inc. in excess of $250,000. On October 22, 2001, the Company filed an arbitration claim for indemnification from the group of shareholders associated with Unique Investment Corporation pursuant to the indemnification agreement.

   Cooperation Agreement. In July 2001, the Company and its subsidiary entered into a Cooperation Agreement and General Supporting Contract of indefinite duration with Parent. The Cooperation Agreement established areas of cooperation between the Company and Parent related to aircraft component and landing gear services jointly provided by both companies to their combined customer base. The General Supporting Contract describes the procedures, terms and conditions under which the Company and Parent shall together perform the services contemplated under the Cooperation Agreement.

  Dealings with Nasdaq.

   In December 2000, the Company received notification from Nasdaq that the Company's net tangible assets were below the $4.0 million net tangible assets maintenance standard required to remain listed on the Nasdaq National Market. In early 2001, Parent voluntarily converted all of its Preferred Stock in the Company into common shares, which increased the Company's net tangible assets by over $3.0 million. In addition, Parent agreed to convert into common shares $9.8 million of debt and accrued interest owed to it by the Company. The board of directors of the Company approved the conversion, which increased the Company's net tangible assets to an amount above the Nasdaq maintenance requirement. Based largely on these actions of Parent, the Company was able to continue its listing on the Nasdaq National Market.

   On August 28, 2001, the Company received notification from Nasdaq that the Company's net tangible assets and shareholders' equity were below the $4.0 million and $10.0 million respective maintenance standards required to remain listed on the Nasdaq National Market. On September 24, 2001, the board of directors of the Company created a special committee (the "Nasdaq Special Committee") composed of Joel McIntyre, Laurans Mendelson and Mellon Baird to study issues related to the impact of the common shares being delisted and the actions that the Company should take, if any, to preserve its listing. On September 27, 2001, the Nasdaq issued a moratorium on its minimum bid price and minimum market value of public float maintenance standards. Based on conversations between the Company and representatives of the Nasdaq in November 2001, the Company and the representatives of Nasdaq agreed to apply the moratorium to the Company. The moratorium expired on January 2, 2002. On January 29, 2002, the Nasdaq Special Committee of the board of directors of the Company reported to the full board of directors that no viable solution solely within the control of the Company existed for the Company to preserve its listing on the Nasdaq National Market.

   On February 15, 2002, the Company received a letter from Nasdaq stating that for the previous thirty consecutive trading days the share price of the common shares was below the $3.00 minimum bid per share and the market value of publicly held shares was below the $15.0 million minimum required for continued listing on the Nasdaq National Market. The letter also informed the Company that it had 90 calendar days, or until May 15, 2002, to regain compliance with the minimum bid per share and minimum market value of publicly held shares requirement. In addition, based on the Company's results for the third quarter ended September 30, 2001, the Company is not in compliance with the $10.0 million stockholders' equity requirement or the $4.0 million net tangible assets requirement. The Company could in the future receive a deficiency letter from the Nasdaq for non-compliance with those requirements, in which case the Company would have a few weeks to demonstrate compliance before a delisting of its common shares would occur.

  Changes in Management.

   On October 15, 2001, James Bennett succeeded Philip Panzera as Chief Financial Officer of the Company.

   On January 16, 2002, Richard Fortner succeeded David Lokken as Chief Executive Officer and President of the Company.

  Discussions and events related to privately negotiated transactions outside of the proposed transaction and related to the proposed transaction.

   On January 31, 2001, representatives of Parent and a representative of the financial advisor to Parent met with attorneys from Wilmer, Cutler & Pickering, legal counsel to Parent and the Purchaser, to discuss a possible all-cash tender offer for the remaining Shares of the Company. At that meeting, the participants decided to meet with the independent members of the board of directors of the Company to discuss Parent's proposed transaction. In addition, the participants at the meeting discussed the possibility of Parent's entering into privately negotiated transactions with certain holders of large blocks of Shares in advance of a possible future tender offer. The participants determined that representatives of Parent would have discussions with certain of these holders about purchasing their Shares.

  Privately negotiated transactions

   On February 1, 2002, representatives of Parent met with a representative of Royce & Associates, Inc. to discuss the possible purchase of all 426,600 common shares of the Company it holds by Parent.

   On February 3, 2002, representatives of Parent met with a representative of Advest Inc. to discuss the possible purchase by Parent of all or some of the common shares held in brokerage accounts by clients of Mr. Glantz.

   On February 7, 2002, representatives of Parent met with a representative of Volksbanken-Kapitalanlageges m.b.H. to discuss the possible purchase of all 150,000 common shares of the Company it holds by Parent.

   On February 13, 2002, a representative of Parent contacted by phone a representative of Dimensional Fund Advisors to discuss the possible purchase by Parent of the Shares held by Dimensional Fund Advisors.

   On February 15, 2002, representatives of Parent met with David Lokken, the former Chief Executive Officer and President of the Company, to discuss the possible purchase of all 138,930 common shares of the Company he holds to Parent.

   On February 15, 2002, a representative of Volksbanken-Kapitalanlageges m.b.H. agreed to sell all of its 150,000 common shares of the Company to Parent at $3.25 per share. Closing of the purchase and sale occurred on February 25, 2002.

   On February 19, 2002, a representative of Royce & Associates, Inc. agreed to sell all of its 426,600 common shares of the Company to Parent at $3.25 per share. Closing of the purchase and sale occurred on February 25, 2002.

   On February 20, 2002, representatives of Parent spoke with Stephen Glantz at Advest, Inc. regarding the possible purchase by Parent of some of the common shares owned by clients of Mr. Glantz. Wilmer, Cutler & Pickering, legal counsel to Parent and the Purchaser, spoke with in-house counsel to Advest, Inc. about the possible purchase transaction. All parties determined not to proceed with a purchase transaction at that time.

   On February 20, 2002, David Lokken agreed to sell all of his 138,930 common shares of the Company to Parent at $3.25 per share. Closing of the purchase and sale occurred on February 25, 2002.

   On February 25, 2002, Parent filed a Schedule 13D/A with the SEC and issued a press release disclosing that it had completed the purchases of 715,530 Shares in privately negotiated transactions from two institutional accounts and an individual investor at a price per share of $3.25 and that it was contemplating commencing in March 2002 a cash tender offer for the Shares, possibly at a price per share in the range of $2.90 to $3.25.

  Proposed Transaction


   Representatives of Parent determined that it would be prudent to discuss the idea of a possible tender offer for the remaining common shares with representatives of the Company. Accordingly, on February 6, 2002 a representative of Parent contacted James Bennett, Chief Financial Officer and Secretary of the Company, about setting up a date, time and place to meet with representatives of the Company. On February 13, 2002, representatives of Parent, a representative of the financial advisor to Parent and attorneys from Wilmer, Cutler & Pickering, legal counsel to Parent and the Purchaser, met with Joel McIntyre, a member of the board of directors of the Company, Richard Fortner, Chief Executive Officer of the Company and James Bennett. Laurans Mendelson and Mellon Baird, both then members of the board of directors of the Company, also participated by telephone and videoconference, respectively. At the meeting, Parent indicated verbally its willingness to commence an all-cash tender offer for the remaining common shares of the Company.


   On February 15, 2002, Dr. Gerald Gallus and Wolfgang Warburg, on behalf of Parent, sent a letter to the full board of directors of the Company expressing its contemplation of commencing an all-cash tender offer for the remaining common shares of the Company in March 2002 at a premium to then current market price, possibly ranging from $2.90 to $3.25 per share and its hope to have the board of directors support Parent in its offer.

   On February 15, 2002, the full board of directors of the Company held a special telephonic meeting during which the directors discussed Parent's written notification of its contemplation of a possible tender offer. The board of directors voted to appoint a special committee of independent directors to consider and respond to this proposal (the "Special Committee"). The board of directors appointed Laurans Mendelson, Mellon Baird and Joel McIntyre to serve as members of the Special Committee and Joel McIntyre to serve as chairman of the Special Committee. (Mr. Baird served as a member of the Special Committee until his death on March 4, 2002. Thereafter, the Special Committee consisted of Messrs. Mendelson and McIntyre.)

   On February 15, 2002, the Special Committee held a telephonic meeting. The members decided to submit a memorandum to the full board of directors regarding the procedures to be followed in considering Parent's proposal.

   On February 15, 2002, the Special Committee held a telephonic meeting and appointed Stradling Yocca Carlson & Rauth, as independent legal counsel for the committee. In a memorandum dated February 17, 2002 from Stradling Yocca Carlson & Rauth, legal counsel to the Special Committee reviewed at length the directors' fiduciary duties regarding the evaluation of any proposal from Parent and the Purchaser and consideration of any alternatives to any proposed offer.

   On February 19, 2002, the Special Committee submitted the memorandum on procedures to be followed in connection with Parent's expected proposal to the board of directors.

   On February 20, 2002, the board of directors held a telephonic meeting. At the meeting the board of directors discussed and voted to approve the procedures. The board of directors authorized the Special Committee to, among other things, appoint independent legal counsel and a financial advisor to the Special Committee. In addition, the board of directors authorized the Special Committee to negotiate, finalize and approve, in its sole judgment, Parent's and the Purchaser's, offer, if and when made.

   From February 15, 2002 until March 6, 2002, legal advisors for Parent and the Purchaser conducted due diligence on the Company. On February 26, 2002, attorneys from Wilmer, Cutler & Pickering, legal counsel to Parent and the Purchaser, delivered a draft Merger Agreement and Offer to Purchase to attorneys from Stradling Yocca Carlson & Rauth, legal counsel to the Special Committee. On February 28 and March 1, 2002, legal counsel for Parent and the Purchaser and the Special Committee met at the Newport Beach, California office of Stradling Yocca Carlson & Rauth and engaged in extensive negotiations over the terms of the draft Merger Agreement and Offer to Purchase. Also during this time, legal counsel for the Special Committee drafted an Agreement for Non-Use and Non-Disclosure of Confidential Information, which Parent and the Company signed on March 4, 2002.

   From February 18, 2002 until February 28, 2002, the Special Committee solicited and collected recommendations for a financial advisor for the Special Committee. On February 20, 2002, the chairman of the Special Committee, Joel McIntyre, held a series of telephonic discussions with the other members of the Special Committee and the Special Committee's legal counsel regarding the engagement of a financial advisor. The Special Committee determined to seek written proposals from each of four different investment banking firms to act as financial advisor to the Special Committee. After receipt of the written proposals from each of the investment banking firms, the Special Committee held a telephonic meeting to discuss each of the proposals. During this meeting, the Special Committee determined to engage Houlihan Lokey Howard & Zukin as its independent financial advisor. On March 1, 2002, the Special Committee engaged Houlihan Lokey Howard & Zukin as independent financial advisor to consider Parent's expected proposal.

   On March 1, 2002, Parent formed the Purchaser as a corporation under the laws of Delaware. Parent is the sole shareholder. Knut Wiszniewski is the sole director of the Purchaser and the President and Secretary of the Purchaser.

   On March 4, 2002, Dr. Gallus and Mr. Warburg, on behalf of Parent, delivered to the Special Committee a letter confirming Parent's intent to commence an all-cash tender offer in March 2002 for all the common shares of the Company that it does not already own at a price per share of $3.25. Parent indicated the price reflected a premium to the market price immediately prior to the public disclosure on February 25, 2002 of Parent's privately negotiated purchases of common shares at $3.25 per share. Parent also indicated that the offer would be conditioned on the tender of a number of Shares sufficient to increase ownership in the Company by Parent and its affiliates to at least 90%. In such case, Parent indicated it might proceed with a short-form merger of the Company with a subsidiary of Parent.

   On March 6, 2002, Parent and the Purchaser retained D.F. King & Co., as Information Agent, and the U.S. Stock Transfer Corporation, as Depositary.

   From March 1, 2002 until March 7, 2002, Houlihan Lokey Howard & Zukin conducted its financial analysis of the Company and the Offer Price.

   On March 7, 2002, the Special Committee held a meeting (Mr. Mendelson participated by phone) to consider Parent's proposed offer with the advice of the Special Committee's legal counsel and financial advisor. Legal counsel for the Special Committee advised the members of their fiduciary duties and summarized the proposed terms of the Merger Agreement and related documents. The financial advisor for the Special Committee reviewed with the Special Committee its financial analysis of the $3.25 per share price payable in the proposed Offer and discussed its views with the Special Committee as to the fairness of the proposed Offer Price. Houlihan Lokey Howard & Zukin concluded that, based upon and subject to the matters set forth in its written opinion and as of the date thereof, the Offer Price was fair, from a financial point of view, to the common shareholders of the Company, other than Parent. Houlihan Lokey Howard & Zukin delivered its written opinion to this effect to the Special Committee. The Special Committee members reflected on and discussed the views and conclusion of its financial advisor. The Special Committee also reviewed the reasons for recommending approval of the proposed offer and merger. After much discussion, the Special Committee unanimously voted in favor of the proposed offer by Parent and the Purchaser and agreed to recommend that the full board of directors approve the Offer.


   On March 7, 2002, following the meeting of the Special Committee, the board of directors (except for James Stoecker who did not attend that portion of the board meeting during which the board considered and voted on the Offer, the Merger and the Merger Agreement) of the Company held a meeting (Mr. Mendelson participated by phone) with Stradling Yocca Carlson & Rauth, legal counsel for the Special Committee, and Houlihan Lokey Howard & Zukin, financial advisor for the Special Committee. Mr. Stoecker did not attend that portion of the board meeting during which the board considered and voted on the Offer, the Merger and the Merger Agreement. Mr. Stoecker did not approve or ratify or make any determination at the time of the meeting or at any other time regarding the Offer, the Merger or the Merger Agreement in his capacity as a director of the Company. The purpose of the meeting was to consider and vote on the proposed Offer. At this meeting, legal counsel summarized the fiduciary duties of the members of the Board and reviewed the terms of the proposed Offer and Merger Agreement. Also at this meeting, the financial advisor reviewed with the board of directors its financial analysis of the $3.25 per share price payable in the proposed Offer and summarized its opinion to the Special Committee to the effect that, based upon and subject to the matters described in the written opinion and as of the date thereof, the Offer Price was fair, from a financial point of view, to the common shareholders of the Company, other than Parent. Also during this meeting, the Special Committee informed the board of directors that it had thoroughly considered the proposed Offer and that it believed the proposed Offer to be fair and in the best interests of the shareholders of the Company and that it, therefore, unanimously recommended that the board of directors approve the proposed Offer. The recommendation of the Special Committee was based in part on the fairness opinion rendered by Houlihan Lokey Howard & Zukin as well as on the representations it received from Parent that Parent will provide the Purchaser with sufficient and available funds to pay the consideration for all the Shares. Houlihan Lokey Howard & Zukin also furnished materials to the board in connection with its presentation and analyses, copies of which materials are filed as Exhibit (a)(15) to Amendment No. 1 to the Company's Schedule 14D-9 and incorporated herein by reference. Thereafter, the board of directors (except for James Stoecker who did not attend that portion of the board meeting during which the board considered and voted on the Offer, the Merger and the Merger Agreement and with the two Parent-designated directors in attendance abstaining) unanimously approved the Merger Agreement, the Offer and the Merger and determined that they are in the best interests of the shareholders, and that the consideration in the Offer and Merger is fair to the shareholders of the Company. Parent, the Purchaser and the Company executed the Merger Agreement on March 7, 2002.


   The Company, Parent and the Purchaser issued a joint press release on March 8, 2002 publicly announcing the proposed tender offer. The text of the press release was filed under cover of the Schedule TO-C on March 8, 2002.


Section 2. Fairness of the Offer; Recommendation and Reasons of the Special Committee and the Board of Directors; Purpose, Reasons and Alternatives of the Company



   Fairness of the Offer. At a meeting held on March 7, 2002, the board of directors (except for James Stoecker who did not attend that portion of the board meeting during which the board considered and voted on the Offer, the Merger and the Merger Agreement), including Laurans Mendelson who participated by phone, of the Company (1) unanimously (with the two Parent-designated directors in attendance abstaining) determined that each of the Merger Agreement, the Offer and the Merger were advisable and fair from a financial point of view to, and in the best interests of, the Company and its unaffiliated shareholders, and (2) unanimously (with the two Parent-designated directors in attendance abstaining) voted to approve the Merger Agreement, the Offer and the Merger. Accordingly, the board of directors of the Company recommends that holders of common shares tender their Shares pursuant to the Offer.



   Special Committee. The board considered carefully the actual and potential conflicts of interest of certain of its members before establishing a Special Committee of independent directors to consider any proposed offer by the Parent for the outstanding common shares.

   As discussed in the Schedule 14D-9 filed by the Company on March 11, 2002, certain members of the Company's management and the board have relationships with Parent that may present actual or potential conflicts of interest in that such members may be deemed to have interests in the transactions contemplated by the Merger Agreement that are in addition to their interests as Company shareholders generally. Certain biographical information is provided in
Schedule II hereto as well as the Company's Definitive Proxy Statement on
Schedule 14A, filed with the Securities and Exchange Commission on September 4, 2001, the relevant portion of which is filed as Exhibit (e)(4) to the Company's
Schedule 14D-9 referenced above.



   As of March 3, 2002, the board had seven members: August Wilhelm Henningsen, Richard Fortner, Mellon C. Baird, Dr. Peter Jansen, Joel F. McIntyre, Laurans
A. Mendelson and James C. Stoecker. Messrs. Henningsen, Jansen and Stoecker were nominated by Parent pursuant to its right to nominate three members to the board. Additionally, each of these three individuals has an existing employment relationship with Parent or one of its affiliates. Messrs. Henningsen and Jansen are members of Parent's executive board.



   Mr. Mendelson is President, Chief Executive Officer and Chairman of the Board of HEICO Corporation. Parent owns an approximate 20% interest in one of HEICO Corporation's two major subsidiaries, HEICO Aerospace Holdings Corp., and has the right to elect two out of seven members to the subsidiary's board of directors. HEICO Corporation owns the other 80% of HEICO Aerospace Holdings Corp. Parent is also a customer of the subsidiary.



   Mr. Fortner has no present relationship with Parent, but it is expected that he will be employed by the Company in its operations after the consummation of the Merger. Parent has no present agreements, arrangements or other understandings with Mr. Fortner in connection with any such employment.



   After considering the actual and potential conflicts of interest described above and in the Company's Schedule 14D-9, the board established a Special Committee that was initially comprised of Messrs. Baird, McIntyre and Mendelson (Mr. Baird subsequently died on March 4, 2002 and his successor to the board had not been appointed as of March 11, 2002). The board concluded that Messrs. Henningsen, Jansen and Stoecker may have actual or potential conflicts in considering the transactions contemplated by the Merger Agreement as a result of their relationships with Parent. With respect to Mr. Fortner, the board did not identify any actual or potential conflicts, but it determined that Mr. Fortner should not serve on the Special Committee because of his role as an officer of the Company, since the Company is controlled by Parent. On the other hand, the board concluded that Messrs. Baird, McIntyre and Mendelson were independent and did not have any such actual or potential conflicts.



   The board specifically considered the facts surrounding Mr. Mendelson's connection with Parent and determined that Mr. Mendelson is independent for the following reasons. First, no employment relationship exists between Mr. Mendelson and Parent or between Mr. Mendelson and the Company. Second, Parent's 20% ownership interest is in a subsidiary rather than the actual company of which Mr. Mendelson is President, Chief Executive Officer, Chairman and a 17% shareholder. Third, Parent does not control the subsidiary. Parent's 20% ownership interest is not controlling because the remaining 80% of the subsidiary is held by the subsidiary's parent, HEICO Corporation. Parent also does not have control arising from its right to elect only two of the seven members of the subsidiary's board. Finally, although Parent is a customer of the subsidiary, Parent has not accounted for 10% or more of the subsidiary's net sales during the last three fiscal years. Therefore, based on the above-described factors, the board determined that Parent did not control, was not controlled by and was not under common control with, directly or indirectly, the subsidiary, HEICO Aerospace Holdings Corp., the parent, HEICO Corporation, or Mr. Mendelson.


   Recommendation by the Company. In evaluating the Merger Agreement, the Offer and the Merger, the board of directors and the Special Committee relied upon their knowledge of the business, financial condition and the prospects of the Company as well as the advice of financial and legal advisors. In view of the wide variety of factors considered in connection with the evaluation of the Merger Agreement, the Offer and the Merger, the board of directors and the Special Committee did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to the specific factors they considered in reaching their determinations. In addition, individual directors may have given different weights to different factors.

   The discussion of the information and factors considered and weight given by the board of directors and the Special Committee is not intended to be exhaustive but includes all material factors considered. Further information concerning the recommendation is contained in the Solicitation/Recommendation Statement on Schedule 14D-9, which is being furnished to shareholders concurrently with this Offer to Purchase. You should read the Solicitation/Recommendation Statement carefully.

   Reasons. The board of directors and Special Committee believe that the Offer and the Merger are fair to the unaffiliated shareholders of the Company. In reaching their determination to approve the Merger Agreement, the Offer and Merger, and recommend that the unaffiliated shareholders accept the Offer, the board of directors and the Special Committee considered the following factors:

    . Role and Recommendation of the Special Committee. The board of directors considered the role of the Special Committee, the independence of its members and the Special Committee's recommendation in favor of the Merger Agreement, the Offer and the Merger. The board of directors considered the fact that the Special Committee had authority to evaluate and review the Merger Agreement, the Offer and the Merger.


    . Houlihan Lokey Howard & Zukin's Analyses and Opinion. The board of directors and Special Committee considered the analyses of Houlihan Lokey Howard & Zukin and Houlihan Lokey Howard & Zukin's written opinion delivered to the Special Committee that the Offer Price was fair, from a financial point of view, to the common shareholders of the Company, other than Parent. Houlihan Lokey Howard & Zukin also furnished materials to the board in connection with its presentation and analyses, copies of which materials are filed as Exhibit (a)(15) to Amendment
       No. 1 to the Company's Schedule 14D-9 and incorporated herein by reference. Houlihan Lokey Howard & Zukin performed a variety of financial and comparative analyses regarding the valuation of the Company and the common shares, including a historical stock price analysis, public company trading analysis, comparative stock price performance, selected comparable transactions, premium study and independent valuation analysis. For a more complete description of Houlihan Lokey Howard & Zukin's analyses and its written opinion, see
       Section 6--"Reports, Opinions, Appraisals and Negotiations."



    . Market Price and Premium. The board of directors and Special Committee considered the historical market prices of the Company's common shares compared to the Offer Price. In considering the historical market prices of the Company's common shares as compared to the Offer Price, the board of directors and Special Committee relied upon and adopted as their own the Historical Stock Price Analysis of Houlihan Lokey Howard & Zukin.
       The Offer Price represents a 53.3% premium over the $2.12 closing price per share of the Company's common shares on February 25, 2002, the day of the public announcement by Parent of its privately negotiated purchases of the Company's common shares for $3.25 per share. The Offer Price also represents a 48.4% premium, 34.8% premium, 33.0% premium and 37.6% premium for the 5-day average share price, 10-day average share price, 20-day average share price and 30-day average share price, through February 25, 2002, respectively. The board of directors and Special Committee also considered the uncertainty with respect to the price at which the Company's common shares might trade in the future and the possibility that, if the Offer is not consummated, there could be no assurance that any future transaction would yield $3.25 per common share.


    . Operating Performance. The board of directors and Special Committee considered the fact that for the past four years the Company has had significant net losses. Its net loss available to shareholders was $20.7 million for the fiscal year ended December 31, 2000 and $5.8 million for the nine months ended September 30, 2001. The board of directors and Special Committee also considered that, to a large degree, Parent has provided necessary working capital for the Company since September 2000. In addition, the Company's operations are heavily dependent on the Company's aviation-related customers. The events of September 11, 2001 exacerbated the cash flow problems at the Company, as the entire aviation industry experienced and continues to experience several difficulties. As a result, the Company is unable to determine with certainty the potential impact on its future revenues and operating performance. The Company is also unable to provide assurance that Parent will continue in the future to provide necessary financial support to the Company. Currently, Parent has no obligation to provide any such financial support. The board of directors and Special Committee considered the likelihood that the price the shareholders would realize from the Offer is likely to be higher than the price the shareholders would otherwise realize in the short or medium term.

    . Illiquidity of the Company's Common Shares. The board of directors and the Special Committee took into consideration the trading history of the common shares. Historically, the trading volume for the common shares has been low, resulting in an illiquid market for public shareholders, typical of smaller sized companies. The board of directors and Special Committee believe that the liquidity that would result from the Offer would be beneficial to the shareholders because the Purchaser's significant ownership of Shares (1) results in a small public float that necessarily limits the amount of trading in the Shares and (2) decreases the likelihood that a proposal to acquire the Shares would be made by an independent entity without the consent of the Purchaser.

    . Possible Nasdaq Delisting. The board of directors and Special Committee considered the strong likelihood that the Company would be unable to demonstrate compliance with the minimum bid price per share or the minimum market value of publicly held shares or with the stockholders' equity or net tangible assets requirements for continued listing on the Nasdaq National Market and, as a result, would have its Shares delisted. The board of directors and Special Committee also considered the difficulty of relisting previously delisted Shares.

    . Financial Ability to Consummate the Offer. The board of directors and Special Committee considered the assurance provided by Parent representing that it will provide sufficient and available funds to pay the consideration for all the Shares. In light of the assurance and the lack of a financing condition, the board of directors and Special Committee believed that it was very likely that the transaction would be completed on mutually agreeable terms.


    . No Firm Offers. There have been no other offers by third parties to acquire the Company within the last two years with which to compare the Offer. The board of directors and Special Committee do not believe that a third party solicited or unsolicited bid would be likely because of Parent's substantial beneficial ownership of the Company and the Company's substantial long-term debt. The Offer Price exceeds the book value per share of $0.07 at September 30, 2001.



    . Other Valuation Measures. The board of directors and Special Committee did not consider liquidation value to be a relevant or material measure for the Company but did consider going concern value to be a relevant and material measure for the Company, based on the Independent Valuation Analysis of Houlihan Lokey Howard & Zukin, which the board of directors and Special Committee adopted as their own analysis.


    .  Risk of Future Financial Performance.  The board of directors and
       Special Committee considered that the Offer would shift the risk of the future financial performance, which is uncertain in the current market environment, from the public shareholders of the Company to Parent and the Purchaser. In addition, the Offer would eliminate the exposure of the public shareholders to any future decline in the price of the Shares.

    . Negative Stock Market Conditions. The Offer Price is attractive based on negative stock market conditions for aviation-related and maintenance, repair and overhaul (MRO) stock prices. It cannot be predicted when the aviation and MRO market will begin to improve. Given this unpredictability, the value of the common shares of the Company could continue to decline.

    . Prior Purchases by Parent. The board of directors and Special Committee considered that Parent purchased common shares of the Company at purchase prices equal to or less than the Offer Price in more recent transactions. On February 25, 2002, in three separate privately negotiated transactions,

       Parent purchased 715,530 Shares at a price per share of $3.25. On March 16, 2001, Parent converted debt into common shares at a $3.13 per share price based on then current market price. On December 22, 2000, Parent converted its Preferred Stock at a $2.71 per share price based on then current market price. The board of directors and Special Committee viewed these more recent purchases as more representative of current market prices for the common shares than purchases made by Parent in September 20, 2000 at purchase prices of $4.12 and $6.38 for 2,336,495 common shares and 5,000 common shares, respectively.

    . Timing of Completion. The board of directors and Special Committee considered that the shareholders might find it appealing to be able to receive the consideration through a tender of their Shares in the Offer or the Merger within a relatively short period of time.

    . Limited Conditions. The board of directors and Special Committee considered that the minimal conditions to the Offer and in particular the lack of a financing condition would increase the likelihood that the shareholders would receive the consideration.

    . Ability to Pursue Alternative Transactions. The board of directors and Special Committee considered that the Merger Agreement, as negotiated, does not contain any non-solicitation prohibitions and provides that Parent would cause its designated board members to abstain or vote with the other members of the board of directors in deciding whether to waive the applicability of the Rights Agreement to a third party's proposed transaction.

   The board of directors and Special Committee also believe that the Offer and Merger are procedurally fair to the unaffiliated shareholders of the Company in light of the following factors:

    . Special Committee. To avoid any potential conflict of interest of the board of directors because of Parent's substantial ownership interest in the Company and Parent's designated members on the board of directors, the board of directors established the Special Committee consisting of directors of the Company who are not officers or employees of the Company, the Purchaser or Parent and not directors of the Purchaser or Parent or otherwise affiliated with such officers, employees or directors. The Special Committee had sole and exclusive authority to negotiate the Merger Agreement, Offer and Merger.


    . Approval of Directors. The members (other than James Stoecker who did not attend that portion of the board meeting during which the board considered and voted on the Offer, the Merger and the Merger Agreement, and excluding the two Parent-designated members who were in attendance and who abstained) of the board of directors approved the Offer and Merger, based on the Special Committee's recommendation.


    . Individual Determination. Although the Offer and Merger are not structured to require formal approval of the majority of unaffiliated shareholders as a group, each shareholder of the Company can determine individually and without influence to tender Shares in the Offer. In addition, if the Minimum Condition is satisfied, a majority of the unaffiliated shareholders of the Company will have accepted the Offer and tendered their Shares.

    . Dissenter and Appraisal Rights. The unaffiliated shareholders of the Company who believe that the terms of the Offer and the Merger are not fair can pursue dissenter and appraisal rights in respect of the Merger under the CGCL.

    . Independent Financial Advisor and Legal Counsel. The Special Committee had the benefit of advice from an independent financial advisor who reviewed and evaluated the Offer Price. In addition, the Special Committee retained independent legal counsel to assist it in performing its duties.

    . Potentially Reduced Costs. The Offer provides the opportunity for the unaffiliated shareholders of the Company to sell their Shares without incurring brokerage and other costs typically associated with market sales.

    . Timing of Completion. The board of directors and Special Committee considered that the shareholders might find it appealing to be able to receive the consideration through a tender of their Shares in the Offer or the Merger within a relatively short period of time.

    . Limited Conditions. The board of directors and Special Committee considered that the minimal conditions to the Offer and in particular the lack of a financing condition would increase the likelihood that the shareholders would receive the consideration.

    . Ability to Pursue Alternative Transactions. The board of directors and Special Committee considered that the Merger Agreement, as negotiated, does not contain any non-solicitation prohibitions and provides that Parent would cause its designated board members to abstain or vote with the other members of the board of directors in deciding whether to waive the applicability of the Rights Agreement to a third party's proposed transaction.

   In addition to the foregoing factors, which the board of directors of the Company and the Special Committee considered as supporting the Offer, they also considered the following countervailing factors:

    . No Future Participation in the Company. The board of directors and Special Committee considered the fact that when the Offer and the Merger are completed, the unaffiliated shareholders will no longer be shareholders of the Company and accordingly will not participate in any future earnings or growth of the Company.

    . Possible Increase in Market Price of Shares. The board of directors and Special Committee considered the possibility that, if the Offer is not completed, the Company's future share price could exceed the Offer Price or a future offer to acquire the Company for more than the Offer Price might materialize.

    . Taxable Transaction. The board of directors and Special Committee considered that the Offer could result in a taxable gain to the shareholders of the Company, including those who may otherwise have preferred to retain their common shares to defer the occurrence of a taxable event.

    . Increased Illiquidity. There has been relatively low trading volume of the publicly traded shares of the Company. As a result of the tender by the shareholders of their Shares, the trading volume may decrease further. Those shareholders who do not tender their Shares may suffer increased illiquidity and decreased market value, particularly if the Shares will no longer be quoted on the Nasdaq National Market and the Company seeks to terminate the registration of the Shares under the Exchange Act.

    . No Unaffiliated Representative. The board of directors and Special Committee considered the fact that the board of directors did not retain an unaffiliated representative to act solely on behalf of the unaffiliated shareholders for purposes of negotiating the Merger Agreement, the Offer and the Merger and preparing a fairness report.

   In the opinion of the board of directors and Special Committee, the countervailing factors were not sufficient, either individually or collectively, to outweigh the benefits of the Offer and the Merger to the Company's unaffiliated shareholders.

   The Company's purpose and reasons for the transaction. The Company's purpose for the transaction is for the Purchaser to acquire the entire equity interest in the Company by acquiring as many Shares as possible in the Offer and consummating the Merger to enable the Purchaser to acquire all of the remaining Shares not acquired in the Offer.

   Alternatives. The Company has no viable third party alternatives to consider. It has received no inquiries or offers from third parties to acquire the Company within the last two years. It is unlikely that the Company would receive a solicited or unsolicited third party offer given the substantial ownership interest in the Company by Parent and the Company's substantial long-term debt. Since September 2000, the Company has had to rely on the financial support of Parent to provide it with necessary working capital and to meet the minimum listing requirements of the Nasdaq National Market. Given the absence of alternatives and the Company's difficult financial situation, the Special Committee believes that no alternative transaction could result in as much consideration for the shareholders as this transaction. The Special Committee determined that the prospect of the Company's shareholders receiving cash at this time in an Offer that represents a substantial premium to the trading price of the Company's common shares before the public disclosure of Parent's privately negotiated purchases of Shares, is better than not accepting this transaction at this time. The Company's only realistic alternative to this transaction at this time is to continue its operations as an independent company. However, several key factors weigh against continuing as an independent public company, including (1) the Special Committee's determination that there is no reasonable basis for asserting that the market for Shares will improve substantially at any time in the near future, (2) the poor financial results for the fourth quarter of 2001 and the fiscal year end for 2001 and the substantial long-term debt, (3) the lack of contractual obligation by Parent to provide financial support to the Company in the future,
(4) the uncertainty in the aviation industry in which the Company operates and
(5) the likelihood that the Company would be unable to meet the Nasdaq's maintenance standards for quotation of its Shares on the Nasdaq National Market. In that event, the Company would have its Shares delisted and would seek to terminate its reporting obligations under the Exchange Act.

   Intent to Tender. After reasonable inquiry and to the best of Parent's knowledge, each executive officer and director of the Company currently intends to tender to the Purchaser all his Shares and those directors who are not Parent-designated directors support the Offer and the Merger for the above-mentioned reasons. There is no agreement with any of the executive officers or directors of the Company that obligates any of them to tender their Shares in the Offer.

Section 3.  Position of Parent and the Purchaser Regarding Fairness of the
Offer.

   Position of Parent and the Purchaser regarding fairness of the Offer. Parent and the Purchaser believe, and have separately determined, that the proposed transaction and the consideration to be received by the Company's shareholders (other than those that are affiliated with the Company, Parent or the Purchaser) pursuant to the Offer and the Merger is (1) fair to and in the best interest of the Company's unaffiliated shareholders, and (2) fair to and in the best interest of all of the Company's shareholders as a group. Parent and the Purchaser also believe that, as detailed below, the structure of the Offer contains adequate procedural safeguards designed to protect unaffiliated shareholders and the process followed by the board of directors and Special Committee was procedurally fair. Parent and the Purchaser base their beliefs on the following factors:

    . The fact that the Special Committee concluded that the Merger Agreement, the Offer and the Merger are fair to and in the best interests of the unaffiliated shareholders.

    . The fact that the Special Committee received the written opinion of Houlihan Lokey Howard & Zukin stating that, based upon and subject to the matters set forth therein and as of March 7, 2002, the Offer Price was fair, from a financial point of view, to the common shareholders of the Company, other than Parent.


    . The fact that the Offer Price represents a 53.3% premium over the $2.12 closing price per share of the Company's common shares on February 25, 2002, the day of the public announcement by Parent of its privately negotiated purchases of the Company's common shares for $3.25 per share. The Offer Price also represents a 48.4% premium, 34.8% premium, 33.0% premium and 37.6% premium for the 5-day average share price, 10-day average share price, 20-day average share price and 30-day average share price through February 25, 2002, respectively. Parent and the Purchaser also considered only the general downward trend in the Company's stock price since their initial investment in the Company in September 2000 but did not consider one or more specific stock prices other than those already referred to above. Parent and the Purchaser deemed more relevant to their determination of a fair Offer Price the more recent market price information.

    . The fact that the Company's operations have shown significant operating losses, Parent has had to provide necessary financial support to the Company several times since its initial investment in the Company in September 2000, and the Company is heavily dependent on the Company's aviation-related customers. The events of September 11, 2001 have exacerbated the Company's cash flow problems, as the aviation industry has experienced and is experiencing several difficulties. As a result, the Company is unable to determine with certainty the potential impact on its future revenues and operating performance. The Company is also unable to provide assurance that Parent will continue in the future to provide necessary financial support to the Company. Parent has no obligation to provide any such financial support.

    . The fact that historically the trading volume for the common shares has been low, resulting in an illiquid market for public shareholders, and that such illiquidity has caused isolated purchases and sales to have a disproportionate impact on the trading price.

    . The fact that the Company has received a deficiency letter from Nasdaq stating that the Company is not in compliance with the minimum bid price per share and the minimum market value of publicly held shares required for continued listing on the Nasdaq National Market, that the Company may be unable to demonstrate compliance and, as a result, that the Shares could be delisted. In addition, the Company is not in compliance with the stockholders' equity or net tangible assets requirements for continued listing on the Nasdaq National Market and, as such, could receive another deficiency letter from Nasdaq.


    . There have been no other offers by third parties to acquire the Company within the last two years with which to compare the Offer nor is it likely that a third party solicited or unsolicited bid would occur because of Parent's substantial beneficial ownership of the Company and the Company's substantial long-term debt. The Offer Price exceeds the book value per share of $0.07 at September 30, 2001.



    . Parent and the Purchaser also determined whether to conduct a detailed liquidation value analysis. In making their determination, Parent and the Purchaser relied on their own judgment that, given the nature of the Company's assets, the assets of the Company could not be sold at prices that would cumulatively be significantly higher than the book value of the assets. Accordingly, Parent and the Purchaser looked at the book value of the Company to determine whether a liquidation analysis would produce a relevant or material measure of the value of the Company. Because the book value of the Company as of September 30, 2001 was minimal, Parent and the Purchaser did not conduct any detailed liquidation analysis and did not consider liquidation value of the Company to be relevant or material to their determination of a fair Offer Price. Instead of a liquidation value, Parent and the Purchaser considered the value of the Company as an ongoing business. In evaluating that business, Parent and the Purchaser took into account the Company's revenues, earnings/losses, and cash flow in the context of the potential synergies associated with the Company's becoming a part of Parent's consolidated group. Parent and the Purchaser believed they could achieve certain synergies, such as cost savings, once the Company was part of Parent's worldwide group. Parent and the Purchaser did not compare these figures and factors against comparable figures and factors for any other companies. Parent and the Purchaser did not reach a quantified, specific per share value or specific range of values based on their consideration of the Company as a going concern.


    . The fact that the Offer would shift the risk of the uncertain future financial performance of the Company from the public shareholders of the Company to Parent and the Purchaser and that the Offer would eliminate the exposure of the public shareholders to any future decline in the price of the Shares.

    . The fact that the Offer Price is attractive based on negative stock market conditions for aviation-related and MRO stock prices.

    . The fact that Parent purchased common shares of the Company at purchase prices equal to or less than the Offer Price in more recent purchase transactions. Parent and the Purchaser viewed the more recent purchases as more representative of current market prices for the common shares than purchases made by Parent in September 20, 2000.

   Parent and the Purchaser also believe that the Offer and Merger are procedurally fair to the unaffiliated shareholders of the Company in light of the following factors:

    . The fact that the board of directors appointed the Special Committee of independent directors to avoid any potential conflict of interest of the board of directors because of Parent's substantial ownership interest in the Company and Parent's designated members on the board of directors and that the board of directors gave the Special Committee sole and exclusive authority to negotiate the Merger Agreement, Offer and Merger.

    . The fact that the independent members of the board of directors approved the Offer and Merger, based on the Special Committee's recommendation.

    . The fact that although the Offer and Merger are not structured to require formal approval of the majority of unaffiliated shareholders as a group, each shareholder of the Company can determine individually and without influence to tender Shares in the Offer. In addition, if the Minimum Condition is satisfied, a majority of the unaffiliated shareholders of the Company will have accepted the Offer and tendered their Shares.

    . The fact that the unaffiliated shareholders of the Company who believe that the terms of the Offer and the Merger are not fair can pursue dissenter appraisal rights in respect of the Merger under the CGCL.

    . The fact that the Special Committee had the benefit of advice from an independent financial advisor to review and evaluate the terms of the Offer based on the financial advisor's independent valuation of the Company and independent legal counsel to assist it in performing its duties.

    . The fact that the Offer provides the opportunity for the unaffiliated shareholders of the Company to sell their Shares without incurring brokerage and other costs typically associated with market sales.

    . The fact that the structure of the transaction as a tender offer followed by a short-form merger would permit shareholders to receive the consideration in a relatively short time frame.

    . The fact that the Offer contained minimal conditions with no financing condition.

    . The fact that the Merger Agreement does not contain customary non-solicitation or break-up fee provisions and provides that Parent would cause its designated board members to abstain or vote with the other members of the board of directors in deciding whether to waive the applicability of the Rights Agreement to a third party's proposed transaction.

   In addition to the foregoing factors, which Parent and the Purchaser considered as supporting the Offer, they also considered the following countervailing factors:

    . The fact that when the Offer and the Merger are completed, the unaffiliated shareholders will no longer be shareholders of the Company and accordingly will not participate in any future earnings or growth of the Company.

    . The possibility that, if the Offer is not completed, the Company's future share price could exceed the Offer Price or a future offer to acquire the Company for more than the Offer Price might materialize.

    . The possibility that the Offer could result in a taxable gain to the shareholders of the Company, including those who may otherwise have preferred to retain their common shares to defer the occurrence of a taxable event.

    . The possibility that, as a result of the tender by the shareholders of their Shares, the already low trading volume may decrease further.

    . The fact that no unaffiliated representative acted solely on behalf of the unaffiliated shareholders for purposes of negotiating the Offer and Merger or preparing a fairness report.

   Parent and the Purchaser have reviewed the factors considered by the board of directors and Special Committee in support of their decision as described above and had no basis to question their consideration of or reliance on these factors. In addition, Parent and the Purchaser reviewed the countervailing factors considered by the board of directors and the Special Committee. In view of the variety of factors considered with the board's and the Special Committee's evaluation of the Merger Agreement, the Offer and the Merger, Parent and the Purchaser found it impracticable to, and did not, quantify, rank or otherwise assign relative weights to the factors considered or determine that any factor was of particular importance in reaching their determination that the Offer is advisable and fair to, and in the best interests of, the unaffiliated shareholders of the Company.

   Rather, Parent and the Purchaser viewed the position of the board and Special Committee as being based upon their judgment, in light of the totality of the information presented and considered, of the overall effect of the Merger Agreement, the Offer and the Merger compared to any alternative transaction and the likely effect of rejecting the Offer. After their independent evaluation of the previously-mentioned factors, Parent and the Purchaser determined that the Offer consideration and the entirety of the transaction are fair to unaffiliated shareholders, as well as to the shareholders of the Company as a whole.

   Parent and the Purchaser's purpose and reasons for the transaction. Parent and the Purchaser's purpose for the transaction is for the Purchaser to acquire the entire equity interest in the Company by acquiring as many Shares as possible in the Offer and consummating the Merger to enable the Purchaser to acquire all of the remaining Shares not acquired in the Offer. Parent and the Purchaser believe it is in the best interest of the unaffiliated shareholders, and the shareholders as a whole, to tender their Shares in the Offer at this time based on consideration of all of the above-mentioned factors and because the Offer Price (1) is an all-cash offer at a price that represents a 53.3% premium over the $2.12 closing price per share on February 25, 2002, the day of the public announcement by Parent of its privately negotiated purchases of common shares of the Company, (2) addresses existing liquidity concerns of the shareholders and minority shareholders in particular who want to sell their shares, and (3) permits shareholders to liquidate their holdings if they do not wish to hold shares in a company that is heavily dependent on the aviation industry, which is experiencing difficulties, and that is not in compliance with the continued listing standards of the Nasdaq National Market.

Section 4. Purpose, Alternatives and Reasons of the Purchaser and Parent; Plans for the Company

   Purpose of the Offer. The purpose of the Offer is to enable Parent and the Purchaser to acquire the entire equity interest in the Company. Following the Offer, Parent and the Purchaser intend to acquire any remaining Shares not acquired in the Offer by consummating the Merger. If the Minimum Condition is satisfied, Parent and the Purchaser will have the ability to consummate the Merger as a short-form merger pursuant to the CGCL. Under such circumstances, neither the approval of any holder of Shares nor the board of directors of the Company would be required. Parent and the Purchaser structured the transaction as a cash tender offer followed by a cash merger to enable the Company's shareholders to receive their money promptly.

   The Offer is being made pursuant to the Merger Agreement among the Purchaser, Parent and the Company. Upon completion of the Offer and the Merger, Parent and the Purchaser intend to cause the Company to file an application to withdraw the Shares from listing on the Nasdaq National Market, to terminate the registration of the Shares under the Exchange Act and to file a Form 15 with the SEC to suspend the Company's obligation to file reports under the Exchange Act. In the event the Shares are delisted from the Nasdaq National Market, there will be no publicly traded equity securities of the Company and the Company will no longer be required to file periodic reports with the SEC.

   Alternatives; Reasons. Parent and the Purchaser considered alternative structures to effect the purchase of the entire equity interest in the Company, including a merger without a tender offer, the purchase of Shares in the open market and the purchase of Shares with holders of large blocks of Shares in privately negotiated transactions. In determining to proceed with the Offer and Merger, Parent and the Purchaser concluded that a tender offer and a short-form merger were the most expeditious and efficient way to acquire a significant number of additional Shares and provide immediate cash value to the unaffiliated shareholders of the Company. In addition, in a tender offer, each shareholder will be able to determine individually whether to accept the Offer Price or not to tender its Shares. As a result, all shareholders and not just those holders of a significant number of Shares receive the same consideration in the Offer.

   In addition, Parent and the Purchaser decided to make the Offer at this time and to effect the Merger thereafter, thereby taking the Company private, because it represented an opportunity for both Parent and the Company to take advantage of, and build upon, the strengths of each business and the business relationship between them. Parent believes the Company has substantial opportunities for growth and expansion in the future as a part of the worldwide group of Parent and its subsidiaries.

   Other Possible Purchases of Shares. If the Offer is not successfully completed, Parent and the Purchaser may acquire additional Shares in the open market or in privately negotiated transactions after expiration of the Offer and at least ten business days thereafter. Such open market or privately negotiated purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than the Offer Price.

  Effects of the Offer.

   If the Offer is consummated and the Shares are purchased by the Purchaser, the interest of the Purchaser in the book value and net earnings of the Company will increase proportionally by the increase in its ownership of Shares of the Company.

   If the Offer is completed and a sufficient number of the Company shareholders tender their Shares, it is likely that the Shares will no longer be eligible to be traded on the Nasdaq National Market or any other securities exchange, and the Company may cease making filings with the SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. The number of shareholders and the number of Shares that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the Shares.

   Also, Parent and the Purchaser will seek to consummate a short-form merger if the Minimum Condition is met. Immediately following the Merger, Parent will own all the equity interests of the Company and will be entitled to all benefits resulting from such interests, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, Parent will bear the risk of losses generated by the Company's operations and any future decrease in the value of the Company after the Merger. After the Merger, the shareholders of the Company (other than Parent) will cease to have an equity interest in the Company, will not have the opportunity to participate in the earnings and growth of the Company and will not face the risk of losses generated by the Company's operations or decline in the value of the Company.

  Plans for the Company.

   It is expected that immediately following completion of the Offer and Merger, the Company's operations will be conducted substantially as they currently are being conducted. In connection with the Offer, Parent has reviewed, and will continue to review, on the basis of publicly available information and discussions with the management of the Company, various possible business strategies that the Company may pursue in the event that Parent acquires the entire equity interest of the Company pursuant to the Offer and the Merger. Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, indebtedness, operations, properties, policies, management, personnel and board composition and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, among other things, changes in the Company's business strategy, corporate structure, dividend policy, capitalization, articles of incorporation, bylaws or management.

   The Shares are currently listed for quotation on the Nasdaq National Market. However, the Company has received a deficiency letter from Nasdaq stating that the Company is not in compliance with the $3.00 minimum bid price per share and the $15.0 million minimum market value of publicly held shares required for continued listing on the Nasdaq National Market and that the Company has 90 days to regain compliance. In addition, the Company does not currently satisfy the $10.0 million stockholders' equity or the $4.0 million net tangible assets requirement for continued listing on the Nasdaq National Market. As a of September 30, 2001, each of the Company's stockholders equity and its net tangible assets was $672,000. Following the closing of the Offer, it is unlikely the Shares would meet the quantitative requirements for continued listing on the Nasdaq National Market or the Nasdaq SmallCap Market and may result in the Shares becoming eligible for deregistration under the Exchange Act. As a result, the Shares will no longer be quoted on the Nasdaq and Parent intends to cause the Company to terminate the registration of the Shares under the Exchange Act. Upon deregistration of the Shares, the Company will no longer be legally required to file periodic reports with the SEC under the Exchange Act (although it may continue to do so if contractually required under any agreements governing its indebtedness or indebtedness of its subsidiary), and will no longer be required to comply with the proxy rules of Regulation 14A under Section 14 under the Exchange Act. In addition, the Company's officers, directors and shareholders who beneficially own 10% or more of the Shares will be relieved of the reporting requirements and restrictions on "short-swing" trading contained in Section 16 of the Exchange Act with respect to the Shares.

   If the Company consummates the Merger, the Company will become a privately held corporation owned entirely by Parent. Accordingly, after the consummation of the Merger, parties who were formerly shareholders (other than Parent) will not have the opportunity to participate in the earnings and growth of the Company and will not have any right to vote on corporate matters. In addition, parties who were formerly shareholders (other than Parent) will not be entitled to share in any premium that might be payable by an unrelated third-party acquiror of all of the Shares in a sale transaction, if any, occurring after the consummation of the Merger. No such transactions are contemplated at this time. However, after the consummation of any Merger, parties who were formerly shareholders (other than Parent) will not face the risk of losses generated by the Company's operations or any decrease in the value of the Company.

   Under the CGCL, the Merger may not be accomplished for cash paid to the Company's shareholders if the Purchaser owns directly or indirectly more than 50% but less than 90% of the then outstanding Shares unless either all the shareholders consent or the Commissioner of Corporations of the State of California approves the terms and conditions of the Merger and the fairness thereof after a hearing. In addition, under Section 1203 of the CGCL, the Merger may not be accomplished without the delivery of a fairness opinion to the Company. That fairness opinion has been delivered by Houlihan Lokey Howard & Lukin, the financial advisor to the Special Committee.

   Except as described in this Offer to Purchase, none of the persons listed on
Schedule I nor the Purchaser, Parent or DLH have present plans or proposals that would result in an extraordinary corporate transaction, such as a merger (other than the Merger), consolidation, reorganization, liquidation or sale or transfer of a material amount of assets, involving the Company or its subsidiary; any material changes in the Company's present capitalization, dividend policy, employee benefit plans, indebtedness, corporate structure or business; any material changes or reductions in the composition of its management, personnel or board of directors.

   Directors and Officers of the Surviving Corporation. If the Merger is effected, as described more fully in this Section 4 and in Section 18--"Certain Agreements," the directors and officers of the Company at the effective time of the Merger shall, from and after such time, be the directors and officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the CGCL and the articles of incorporation and bylaws of the Surviving Corporation. Parent intends to conduct a detailed review of the Company to determine what, if any, changes to the current officers of the Company would be desirable and to effect the removals and appointments of officers deemed appropriate in accordance with the provisions of the Company's articles of incorporation, bylaws and the CGCL.

   The Company's Options. The Company has a stock option plan for directors, officers, other employees and consultants of the Company. The Company has authorized a total of 634,514 common shares for issuance pursuant to the stock option plan. As of March 5, 2002, options to purchase 303,246 common shares were outstanding under the Company's stock option plan. In addition, options to purchase 39,160 common shares were outstanding under management stock option agreements. As part of the Offer, the Purchaser is offering to purchase common shares issuable upon the conditional exercise of options to purchase common shares having exercise prices of less than $3.25 per share under the Company's stock option plan or management stock option agreements. The Purchaser is offering to pay to the holders of such options $3.25 less the per share exercise price and any required withholding taxes for each Option Share purchased in the Offer. See Section 18--"Certain Agreements."

   The Company's Warrants. The Company has issued warrants to purchase 125,000 common shares to Deephaven Private Placement Trading, Limited at an exercise price of $7.37 per share pursuant to a warrant dated December 10, 1999, which expires on December 10, 2004. The Company has issued warrants to purchase 111,722 common shares to Everen Securities, Inc., 55,679 common shares to The Seidler Companies Incorporated, 43,315 common shares to David Enzer and 12,000 common shares to Base Homer at exercise prices of $8.00 per share pursuant to a Representatives' Warrant Agreement dated February 3, 1998, which warrants expire on January 28, 2003. The Purchaser is not offering to purchase the warrants as part of the Offer.

Section 5.  Rights of Shareholders in the Offer and Merger

   The CGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the board of directors and generally by a majority of the holders of the Company's outstanding voting securities. The board of directors of the Company has adopted the unanimous recommendation of the Special Committee and has unanimously approved the Offer and the Merger. The CGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other shareholders of that subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other shareholder of the Company.

   No appraisal rights are available to shareholders who tender their Shares in the Offer. If the Merger is consummated, however, shareholders of the Company who have not validly tendered their Shares will have certain rights under Chapter 13 of the CGCL to an appraisal of their Dissenting Shares. Shareholders who perfect their appraisal rights by complying with the procedures set forth in Chapter 13 of the CGCL, a copy of which is attached as Schedule A to this Offer, will have the fair value of their Dissenting Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the California Superior Court and will be entitled to receive a cash payment equal to such fair value from the Company. A judicial determination of the fair value of the Dissenting Shares could be based upon any valuation method or combination of methods the court deems appropriate and the value so determined could be more than, equal to, or less than the price per Share paid pursuant to the Offer. In addition, holders of Dissenting Shares may be entitled to receive payment of a fair rate of interest on the amount determined to be the fair value of their Dissenting Shares from the effective time of the Merger until the date of payment.

   A holder of Dissenting Shares wishing to exercise appraisal rights will be required to deliver to the Company not later than 30 days after the date on which the notice of the approval by the outstanding shares was mailed to the shareholder, a written demand for appraisal of such holder's Dissenting Shares. Such holder must be the record holder of such Dissenting Shares on the date the written demand for appraisal is made and must continue to hold such Dissenting Shares through the date of submission of the shares to the Company for endorsement. A person having a beneficial interest in the Dissenting Shares that are held of record in the name of another person, such as a broker, fiduciary, depository or other nominee, will have to act to cause the execution of the demand for appraisal to be made by or for the record holder and to follow the requisite steps properly and in a timely manner to perfect appraisal rights.

   Within six months after the date on which notice of the Merger is given, the Company or any shareholder who has complied with the statutory requirements of Chapter 13 summarized above and who is otherwise entitled to appraisal rights may file a petition in the California Superior Court demanding a determination of the fair value of such holder's Appraisal Shares. It will be the obligation of any shareholder seeking appraisal rights to initiate all necessary action to perfect any appraisal rights within the time prescribed in Chapter 13. If a petition for appraisal is timely filed, and after a hearing on such petition, the California Superior Court will determine the shareholders entitled to appraisal rights and will appraise the fair value of their Dissenting Shares. The costs of the proceeding may be determined by the California Superior Court and taxed upon the parties as the court deems equitable under the circumstances. If any shareholder who properly demands appraisal of such holder's Dissenting Shares under Chapter 13 fails to perfect, or effectively withdraws or loses such holder's right to appraisal as provided in the CGCL, the Dissenting Shares of such shareholder will be converted into the right to receive the proposed merger consideration.

   Parent and the Purchaser have not provided and will not provide unaffiliated shareholders with access to counsel or appraisal services at the expense of Parent and the Purchaser nor have they provided or will they provide unaffiliated shareholders with access to their or the Company's corporate files.

   The foregoing summary of the rights of dissenting shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise their appraisal rights, if any, and is qualified by reference to the full text of Chapter 13 of the CGCL attached hereto as Schedule A and incorporated by reference herein. The provisions of the CGCL are complex and technical in nature. Holders desiring to exercise their dissension rights may wish to consult counsel, since the failure to comply strictly with these provisions may result in the loss of their dissension rights.

Section 6.  Reports, Opinions, Appraisals and Negotiations

   On March 7, 2002, Houlihan Lokey Howard & Zukin delivered to the Special Committee its written opinion that, based upon and subject to matters set forth in the opinion and as of the date thereof, the Offer Price was fair, from a financial point of view, to the common shareholders of the Company, other than Parent.


   The full text of the written opinion of Houlihan Lokey Howard & Zukin, dated March 7, 2002, which sets forth the assumptions made, matters considered and limitations on the scope of the review undertaken by Houlihan Lokey Howard & Zukin, is attached as Exhibit (a)(12) to Amendment No. 1 to the Schedule 14D-9 and is incorporated herein by reference in its entirety. The Company's shareholders are urged to, and should, read the Houlihan Lokey Howard & Zukin opinion carefully and in its entirety. The Houlihan Lokey Howard & Zukin opinion is directed to the Special Committee and addresses only the fairness, from a financial point of view, of the Offer Price to the common shareholders of the Company, other than Parent, as of March 7, 2002. The Houlihan Lokey Howard & Zukin opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should act on any matter relating to the Offer, Merger or other transactions contemplated by the Merger Agreement, including, without limitation, whether such shareholder should tender any Shares pursuant to the Offer. The summary of the Houlihan Lokey Howard & Zukin opinion set forth in this Offer to Purchase is qualified in its entirety by reference to the full text of such opinion.


   The Houlihan Lokey Howard & Zukin opinion does not address or consider:

  . any other aspects of the Offer, Merger or other transactions contemplated by the Merger Agreement;

  . the underlying decision of the Company to proceed with the Offer, Merger and other transactions contemplated by the Merger Agreement;

  .  whether the Offer Price represents the highest price obtainable; or

  . the relative merits of the Offer, Merger and other business strategies that the Company has considered or may be considering.

   In arriving at its opinion, Houlihan Lokey Howard & Zukin among other things:

    1. reviewed a draft copy of the Merger Agreement and other related documents;

    2. reviewed the Company's annual reports to shareholders on Form 10-K for the fiscal years ended December 31, 1998, 1999, and 2000 and quarterly report on Form 10-Q for the three quarters ended September 30, 2001, and Company-prepared interim financial statements for the 12 month period ended December 31, 2001, which the Company's management has identified as being the most current financial statements available;

    3. reviewed letters from Nasdaq to the Company, dated August 28, 2001 and February 14, 2002, with regard to the potential delisting of the common shares from the Nasdaq National Market;

    4. reviewed forecasts and projections prepared by the Company's management on November 20, 2001 with respect to the Company for the years ending December 31, 2002 through 2004;

    5. met with certain members of senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company, and met with representatives of the Company's counsel to discuss certain matters;

    6. visited certain facilities and business offices of the Company;

    7. reviewed the historical market prices and trading volume for the Company's publicly-traded securities;

    8. reviewed certain publicly-available information relating to other historical transactions for the Company's securities;

    9. reviewed certain additional publicly-available financial data for certain companies that Houlihan Lokey Howard & Zukin deemed comparable to the Company, and publicly-available prices and premiums paid in other transactions that Houlihan Lokey Howard & Zukin considered similar to the transactions contemplated by the Merger Agreement; and

    10.conducted such other studies, analyses and inquiries as Houlihan Lokey
       Howard & Zukin deemed appropriate.

   In connection with its review, Houlihan Lokey Howard & Zukin:

  . relied upon and assumed, without independent verification, that the financial forecasts and projections provided to Houlihan Lokey Howard & Zukin had been reasonably prepared and reflected the best currently available estimates of the future financial results and condition of the Company;

  . relied upon and assumed, without independent verification, that there had been no material change in the assets, financial condition, business or prospects of the Company since the most recent financial statements made available to Houlihan Lokey Howard & Zukin;

  . assumed that the final, executed form of the Merger Agreement did not differ in any respect from the draft that Houlihan Lokey Howard & Zukin examined;

  . assumed that Parent, the Purchaser and the Company would comply with all the terms of the Merger Agreement;

  . did not independently verify the accuracy and completeness of the information that was publicly available or furnished to Houlihan Lokey Howard & Zukin with respect to the Company and relied on such information being complete and accurate in all material respects;

  . did not assess the tax consequences of the transactions contemplated by the Merger Agreement to either the Company or its shareholders;

  . did not make or review any physical inspection or independent appraisal of any of the properties, assets or liabilities (contingent or otherwise) of the Company; and

  . did not perform a review or audit of any procedures with respect to any financial information.

   Houlihan Lokey Howard & Zukin was not requested, and did not, solicit third party indications of interest in acquiring all or any party of the Company. Furthermore, Houlihan Lokey Howard & Zukin did not negotiate any of the transactions contemplated by the Merger Agreement and did not advise the Special Committee with respect to alternatives to it. The Houlihan Lokey Howard & Zukin opinion was necessarily based on business, economic, market and other conditions as they existed and could be evaluated by it as of March 7, 2002. Subsequent developments could affect the opinion but Houlihan Lokey Howard & Zukin is under no obligation to update the opinion.

   In preparing its written opinion to the Special Committee, Houlihan Lokey Howard & Zukin performed a variety of financial and comparative analyses which were performed solely as part of its analysis of the fairness, from a financial point of view, of the Offer Price. The preparation of a fairness opinion is a complex process, however, and is not necessarily susceptible to partial analysis or summary description. Houlihan Lokey Howard & Zukin believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Houlihan Lokey Howard & Zukin opinion.

   In performing its analyses, Houlihan Lokey Howard & Zukin made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's control. Houlihan Lokey Howard & Zukin may have given various analyses more or less weight than other analyses and may have deemed various assumptions more or less probable than other assumptions. As a result, the range of valuations resulting from any particular analysis described below should not be taken to be Houlihan Lokey Howard & Zukin's view of the actual value of the Company. Actual values or actual future results may be significantly more or less favorable than suggested by these analyses. Houlihan Lokey Howard & Zukin's analyses are not, and do not purport to be, appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. Furthermore, no company or transaction used in the analysis performed by Houlihan Lokey Howard & Zukin as a comparison is identical to the Company or the transactions contemplated by the Merger Agreement. In light of the foregoing, such analyses are inherently subject to substantial uncertainty.


   Houlihan Lokey Howard & Zukin also furnished materials to the board of directors in connection with its presentation and analyses, copies of which materials are filed as Exhibit (a)(15) to Amendment No. 1 to the Company's
Schedule 14D-9 and incorporated herein by reference.


   The following is a brief summary of the material financial analyses performed by Houlihan Lokey Howard & Zukin in connection with the preparation of its written opinion to the Special Committee. The brief summary of the financial analyses is not a complete description of all of the analyses performed by Houlihan Lokey Howard & Zukin. The Houlihan Lokey Howard & Zukin opinion is based upon the totality of the various analyses performed by it and no particular portion of the analyses has any merit standing alone.

   Furthermore, certain of the summaries of those financial analyses include information presented in tabular format. In order to understand fully the material financial analyses used by Houlihan Lokey Howard & Zukin, the tables should be read together with the accompanying narrative description. The tables alone do not constitute a complete description of the material financial analyses. Considering the data in the tables without considering the full narrative description of the analyses, including the methodologies and assumptions underlying the analyses, could be misleading.

  Historical Stock Price Analysis.

   Houlihan Lokey Howard & Zukin analyzed the prices at which the Company's common shares have traded between March 5, 2001 and March 5, 2002. Houlihan Lokey Howard & Zukin noted that the 52-week high closing price was $4.20 on April 25, 2001, and that the 52-week low closing price was $1.50 on December 19, 2002. Houlihan Lokey Howard & Zukin also noted the average closing price of the Company's common shares over various periods prior to March 7, 2002, as summarized below:

                                                    Average
                                                    Closing
                    Period Prior To March 7, 2002    Price
                    -----------------------------   -------
                    Pre-announcement...............  $2.12
                    Post-announcement..............  $3.24
                    Last 5 Trading Days to 2/25/02.  $2.19
                    Last 10 Trading Days to 2/25/02  $2.41
                    Last 20 Trading Days to 2/25/02  $2.44
                    Last 30 Trading Days to 2/25/02  $2.36

  Public Company Trading Analysis

   Houlihan Lokey Howard & Zukin compared certain financial information of the Company with that of other companies involved in providing maintenance, repair and overhaul (MRO) and similar services, including:

AAR Corp.
Aviall, Inc.
First Aviation Services, Inc.
Mercury Air Group, Inc.
Pemco Aviation, Inc.
Sequa Corp.
BBA Group plc.
Vector Aerospace.


   Such information included among other things, (1) multiples of enterprise value (defined as market capitalization plus total debt less cash and cash equivalents) to earnings before interest, tax, depreciation and amortization ("EBITDA"); and (2) the multiples of enterprise value over revenue for the latest fiscal year end, the latest 12 months, and estimated next fiscal years 2002 and 2003. The multiples of enterprise value to EBITDA, however, were not utilized due to the Company's depressed levels of EBITDA for the fiscal years 2001 and 2002 (based upon management's estimates) and because the capitalization of EBITDA would not yield meaningful results. The multiples were calculated using publicly available information and consensus forecasts by securities research analysts. The analysis was based upon the closing stock prices for all of the selected MRO companies as of March 5, 2002. The following tables summarize the results of this analysis:



                                                  EV/EBITDA
                                            ---------------------
                                            FYE   LTM  NFY  NFY+1
                                            ---- ----- ---- -----
              AAR Corp..................... 6.3x  8.5x   NA   NA
              Aviall, Inc.................. 7.4x  6.4x   NA   NA
              First Aviation Services, Inc.  NMF 15.8x   NA   NA
              Mercury Air Group, Inc....... 3.5x  4.1x   NA   NA
              Pemco Aviation, Inc.......... 5.7x  4.5x   NA   NA
              Sequa Corp................... 5.7x  6.2x   NA   NA
              BBA Group plc................ 6.2x  6.8x 6.7x 6.0x
              Vector Aerospace............. 6.3x  6.3x 6.0x 5.2x
              Median....................... 6.2x  6.3x 6.3x 5.6x

                                            EV/Revenue Multiples
                                           -----------------------
                                            FYE   LTM   NFY  NFY+1
                                           ----- ----- ----- -----
             AAR Corp..................... 0.47x 0.53x    NA    NA
             Aviall, Inc.................. 0.54x 0.51x    NA    NA
             First Aviation Services, Inc. 0.22x 0.21x    NA    NA
             Mercury Air Group, Inc....... 0.20x 0.22x    NA    NA
             Pemco Aviation, Inc.......... 0.50x 0.50x    NA    NA
             Sequa Corp................... 0.63x 0.62x    NA    NA
             BBA Group plc................ 1.12x 1.20x 1.17x 1.09x
             Vector Aerospace............. 0.80x 0.80x 0.79x 0.74x
             Median....................... 0.52x 0.52x 0.98x 0.91x


   Also, Houlihan Lokey Howard & Zukin analyzed the trading volume and volatility of the Company, as compared with those of the selected MRO companies over various periods prior to March 7, 2002. The following table summarizes the results of this analysis:

                                      Daily Trading Volume ($000s)
                                -----------------------------------------
                                 One     One Month     Three   Six   One
                                Month Pre-Announcement Months Months Year
                                ----- ---------------- ------ ------ ----
       MRO Companies........... 19.9        19.0        21.0   20.1  21.8
       Hawker Pacific Aerospace 15.1         3.3         4.3    4.8   4.4

                                               Volatility
                                              ------------
                                              30-Day 90-Day
                                              ------ ------
                     MRO Companies (median)..  39.5%  55.0%
                     Hawker Pacific Aerospace 182.0% 128.2%

  Comparative Stock Price Performance

   Houlihan Lokey Howard & Zukin also reviewed the recent stock price performance of the Company and compared it with indices comprised with the selected MRO companies, the Nasdaq composite index and the S&P 500 composite index over the periods from February 26, 2001 through February 25, 2002, and from November 20, 2000 through March 4, 2002. The following table sets forth the increase/(decrease) in stock prices over such periods:

                                              Stock Price
                                         Increase / (Decrease)
                               ---------------------------------------
                               02/26/01 To 02/25/02 09/20/00 To 03/04/02
                               -------------------- --------------------
        Hawker Pacific........        (32.2%)              (50.7%)
        MRO Companies.........         (7.6%)              (10.5%)
        S&P 500 Index.........        (12.5%)              (21.0%)
        Nasdaq Composite Index        (23.3%)              (52.1%)

  Selected Comparable Transactions

   Houlihan Lokey Howard & Zukin reviewed the publicly available financial terms of selected precedent transactions, including the following three acquisitions:

  .  Acquisition of Spar Aerospace Ltd. By L-3 Communications Corp.;

  .  Acquisition of Ranger Aerospace Corp. by BBA Group plc.; and

  .  Acquisition of Lynton Group, Inc. by BBA Group plc.

   Houlihan Lokey Howard & Zukin compared the financial terms of the precedent transactions listed above to comparable financial terms for the proposed Offer, and the financial performance characteristics of the targets in the precedent transactions with those of the Company. Houlihan Lokey Howard & Zukin considered the multiple of the enterprise value to the targets' latest twelve-month ("LTM") revenue, and compared it with the multiples of the enterprise value to the Company's LTM revenue implied by the Offer Price. The following table summarizes the result of this analysis:

                      Target            Buyer        EV/Revenue
                      ------            -----        ----------
                 Spat Aerospace   L-3 Communications   1.52x
                 Ranger Aerospace BBA Group Plc.....   1.09x
                 Lynton Group     BBA Group Plc.....   1.46x
                 Hawker Pacific   Lufthansa.........   1.26x

   Houlihan Lokey Howard & Zukin calculated the multiple of the enterprise value to the Company's LTM revenue implied by the Offer Price, and compared it with the multiples of the enterprise value to the Company's LTM revenue implied by the pre-announcement closing price as of February 25, 2002, the 5-day, 10-day, 20-day and 30-day average closing prices for the periods prior to and including February 25, 2002 of the Company's common shares. The following table summarizes the result of this analysis:

                          Tender                 5-Day 10-Day 20-Day 30-Day
                          Offer  Pre-Annoucement Avg.   Avg.   Avg.   Avg.
                          Price       Price      Price Price  Price  Price
                          ------ --------------- ----- ------ ------ ------
     Hawker Pacific
       Implied EV/Revenue 1.26x       1.12x      1.13x 1.16x  1.16x  1.15x

  Premium Study

   Houlihan Lokey Howard & Zukin calculated the premium implied by the Offer Price to the pre-announcement closing price as of February 25, 2002, and over the 5-day, 10-day, 20-day and 30-day average closing prices for the periods prior to and including February 25, 2002 of the Company's common shares. The following table sets forth the result of this analysis:

                                               Price Premium
                                               ----- -------
                   Offer...................... $3.25    --
                   Closing Price as of 2/25/02 $2.12  53.3%
                   5-Day Avg.................. $2.19  48.4%
                   10-Day Avg................. $2.41  34.8%
                   20-Day Avg................. $2.44  33.0%
                   30-Day Avg................. $2.36  37.6%

   Houlihan Lokey Howard & Zukin reviewed the premiums paid for minority interests in 108 transactions across all industries from 1997 to March 4, 2002, control premiums paid in 908 transactions across all industries during 2001. The following table summarizes the result of this analysis:

                               Premiums Paid For  Control Premium
                               Minority Interests      Study
                               ------------------      -----
              One-Day Median..        27.6%
                     Mean.....       48.4%.......
              7-Day   Median..       39.4%.......
                     Mean.....       48.6%.......
              30-Day  Median..       41.2%.......
                     Mean.....       52.5%.......
              Overall  Median.                         35.9%
                     Mean.....                         52.1%

   As previously stated, no transaction utilized as a comparison in the precedent transaction analyses is identical to the transactions contemplated by the Merger Agreement. In evaluating the Offer, Houlihan Lokey Howard & Zukin necessarily made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company's control, such as the impact of competition on the Company's business and change in the financial condition and prospects of the Company, the industry or in the financial markets in general. Mathematical analysis, such as determining the average or the median, is not in itself a meaningful method of using comparable transaction data.

  Independent Valuation Analysis






   For purposes of this analysis, Houlihan Lokey Howard & Zukin compared the Offer Price to an independent valuation of the Company using valuation methodologies that assume that the Company is a "going-concern." This means that the value of the Company is assumed to be a function of its revenue, earnings and/or cash flow. As part of its independent valuation analysis, Houlihan Lokey Howard & Zukin utilized a discounted cash flow valuation approach and a market-based valuation approach, in both cases assuming the Company's common shares remain marketable and continue to be listed on the Nasdaq National Market. A liquidation approach was not used because the Company had a negative book value. The discounted cash flow analysis was based on three-year projections provided by the management of the Company.



   In determining the independent value of the Company from the discounted cash flow approach, Houlihan Lokey Howard & Zukin utilized a range of terminal EBITDA multiples of 5.0x to 9.0x and a range of discount rates of 15% to 22%. The results of the discounted cash flow approach suggested a price per share range of negligible to $1.43.



   In determining the independent value of the Company from the market-based approach, Houlihan Lokey Howard & Zukin utilized EV/Revenue multiples derived from comparisons of the Company to (1) comparable publicly traded companies (see the section above captioned "--Public Company Trading Analysis") and (2) mergers and acquisition transactions in the Company's industry (see the section above captioned "--Selected Comparable Transactions"). The results of the market-based approach suggested a price per share range of negligible to $1.99.



   Also, Houlihan Lokey Howard & Zukin noted that the Offer Price was higher than the closing price for the Company's stock on February 25, 2002 and the average closing prices for the Company's stock over the 5-day, 10-day, 20-day and 30-day periods prior to and including February 25, 2002. See the section above captioned "--Historical Stock Price Analysis."



                    Independent Valuation Analysis Summary





      Valuation Methodology         Range of Per Share Values Offer Price
      ---------------------         ------------------------- -----------
      Discounted Cash Flow Approach    Negligible to $1.43       $3.25
      Market-Based Approach........    Negligible to $1.99       $3.25
      Pre-Announcement Stock Price.         $2.12 to $2.44       $3.25






   Houlihan Lokey Howard & Zukin was selected by the Special Committee based on Houlihan Lokey Howard & Zukin's qualifications, expertise and reputation. Houlihan Lokey Howard & Zukin is a recognized investment banking and advisory firm. As a part of its investment banking and advisory business, Houlihan Lokey Howard & Zukin regularly provides financial advisory services in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

   Houlihan Lokey Howard & Zukin and the Special Committee entered into an engagement letter, dated March 1, 2002, pursuant to which Houlihan Lokey Howard & Zukin would deliver a written opinion relating to the fairness of the Offer Price. Under the engagement letter, the Special Committee agreed to pay Houlihan

Lokey Howard & Zukin: (1) a retainer of $100,000 upon the execution of the engagement letter, (2) an additional $100,000 upon the delivery by Houlihan Lokey Howard & Zukin of its written fairness opinion, and (3) the reasonable out-of-pocket expenses associated with Houlihan Lokey Howard & Zukin's legal fees in connection with the engagement. All amounts payable to Houlihan Lokey Howard & Zukin are payable by the Company. No portion of the fee is contingent upon the consummation of the Offer, the Merger or other transactions contemplated by the Merger Agreement or the conclusions reached in Houlihan Lokey Howard & Zukin's written opinion. The Company has also agreed to indemnify Houlihan Lokey Howard & Zukin against certain liabilities, including defense expenses, arising out of Houlihan Lokey Howard & Zukin's engagement.

  Financial Projections

   The Company does not as a matter of course make public forecasts as to future revenues, earnings or other financial information. The Company did, however, prepare certain projections that it provided to the Special Committee and Houlihan Lokey Howard & Zukin in connection with the proposed transaction. The projections set forth below are included in this document solely because such information was provided to the Special Committee and Houlihan Lokey Howard & Zukin.

   The projections set forth below were not prepared by the Company with a view to public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding prospective financial information. In addition, the projections were not prepared with the assistance of or reviewed, compiled or examined by independent accountants. While prepared with numerical specificity, the projections were not prepared in the ordinary course and the projections reflect numerous estimates and hypothetical assumptions, all made by the Company's management, with respect to industry performance, general business, economic, market, interest rate and financial conditions and other matters, which may not be accurate, may not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Accordingly, there can be no assurance that the assumptions made in preparing the projections set forth below will prove accurate, and actual results may be materially different from those contained in the projections set forth below.

   In light of the uncertainties inherent in forward-looking information of any kind, the Company cautions against undue reliance on this information. The inclusion of this information should not be regarded as an indication that anyone who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. While the Company has prepared these projections with numerical specificity and has provided them upon the request of the Special Committee and Houlihan Lokey Howard & Zukin in connection with this proposed transaction, the Company has not made, and does not make, any representation to any person that the projections will be met. The Company does not intend to update or revise such projections to reflect circumstances existing after the date they were prepared or to reflect the occurrence of future events, unless required by law.

                                           Fiscal Year Ending December 31,
                                           ------------------------------
                                             2002         2003     2004
                                            -------     -------  --------
                                                   (in thousands)
         Revenue.......................... $86,600      $95,200  $105,000
         Cost of Revenue..................  72,700       77,300    84,000
                                            -------     -------  --------
         Gross Margin.....................  13,900       17,900    21,000
         Operating Expense................  11,600       12,600    14,000
                                            -------     -------  --------
         Income from operations...........   2,300        5,300     7,000
         Interest expense.................  (4,000)      (3,800)   (3,300)
                                            -------     -------  --------
         Income (loss) before income taxes  (1,700)       1,500     3,700
         Income taxes.....................      --           --        --
                                            -------     -------  --------
            Net income (loss)............. $(1,700)     $ 1,500  $  3,700
                                            =======     =======  ========

   In preparing the above three-year financial projections, the Company made a number of assumptions about its markets, their growth rates and other factors that may affect the accuracy of these financial projections. These assumptions include expected industry growth rates and the impact of new generation aircraft on revenues, historical results and the impact of higher volume and increased efficiencies on cost of revenue, historical results and the impact of the expected revenue growth on operating expenses and the impact of expected debt servicing requirements on interest expense.

Section 7. Certain Effects of the Transaction; Possible Effect of the Offer on the Market for the Common Shares; Exchange Act Registration; Margin Regulations

   Effect on the Company's shareholders. After the effective time of the Offer and the Merger, current shareholders of the Company will cease to have ownership interests in the Company or rights as shareholders of the Company. Therefore, the current shareholders of the Company will not participate in any future earnings or losses or the growth or decline of the Company. Upon completion of the Merger, Parent will own all of the equity of the Company. Parent will be the beneficiary of the future earnings and growth of the Company, if any.

   Effect on operations. It is expected that immediately following completion of the transaction, the operations of the Company will be conducted substantially as they are currently being conducted. Except as described under
Section 4--"Purpose, Alternatives and Reasons of the Purchaser and Parent; Plans for the Company," neither the Company, Parent nor the Purchaser has any present plans or proposals that relate to or would result in an extraordinary corporate transaction involving the Company's corporate structure, business or management, such as a recapitalization, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets. However, Parent, as the sole continuing shareholder of the Company, will continue to evaluate the Company's business and operations after the transaction and may develop new plans and proposals that it or they consider to be in the best interests of the Company and its shareholder.
   Effect on Parent. Based upon the number of outstanding shares beneficially owned by Parent prior to the Offer and as of March 5, 2002, as provided to Parent by the Company, Parent owned a 72.7% interest in the book value and net income of the Company on a fully diluted basis. This 72.7% share in the Company's book value as of September 30, 2001 and net loss available to shareholders for the nine months ended September 30, 2001 translates into $488,544 and $4.2 million respectively. At the completion of the transactions contemplated by the Offer and the Merger, the Company will become a wholly-owned subsidiary of Parent. Parent's interest in the Company's book value and net loss will increase to 100%. This 100% share in the Company's book value as of September 30, 2001, and net loss available to shareholders for the nine months ended September 30, 2001, translates into $672,000 and $5.8 million respectively.

   Possible effect of the Offer on the market for the common shares. The purchase of common shares pursuant to the Offer will reduce the number of holders of common shares and the number of common shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining common shares held by the public.

   Depending upon the number of common shares purchased pursuant to the Offer, the common shares may no longer meet the requirements for continued inclusion in the Nasdaq National Market. If, as a result of the purchase of common shares pursuant to the Offer, the common shares no longer meet the criteria for continuing inclusion in the Nasdaq National Market, the market for the common shares could be adversely affected.



   In the event that the common shares no longer meet the requirements of the National Association of Securities Dealers for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that the common shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the common shares and the availability of such quotations would, however, depend upon the number of holders of common shares remaining at such time, the interest in maintaining a market in common shares on the part of securities firms, the possible termination of registration of the common shares under the Exchange Act, as described below, and other factors.

   The Purchaser and Parent intend to cause the Company's common shares to be removed from quotation on the Nasdaq National Market System as soon as possible after consummation of the Offer.

   Exchange Act Registration. The common shares are currently registered under the Exchange Act. Registration of the common shares under the Exchange Act may be terminated upon application of the Company to the SEC if the common shares are neither listed on a national securities exchange nor held by 300 or more holders of record resident in the United States. Termination of registration of the common shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of those securities under Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the common shares under the Exchange Act were terminated, the common shares would no longer be "margin securities" or be eligible for inclusion in the Nasdaq National Market System. The Purchaser and Parent currently intend to cause the Company to terminate the registration of the common shares under the Exchange Act as soon after consummation of the offer as the requirements for termination of registration are met. If registration of the common shares is not terminated prior to the Merger, then the registration of the common shares and the quotation of the shares on the Nasdaq National Market will be terminated following the completion of the Merger.

   Margin regulations. The common shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of the common shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the common shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

   Other Possible Purchases of Shares. If the Offer is not successfully completed, Parent and/or the Purchaser may acquire additional Shares in the open market or in privately negotiated transactions after expiration of the Offer and at least 10 business days thereafter. Such open market or privately negotiated purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than the Offer Price. The purchase of Shares by Parent and/or the Purchaser pursuant to any open market or privately negotiated purchases would reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public. Depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer or any subsequent open market or privately negotiated purchases, as well as the number of public shareholders who are not affiliated with the Company, the Shares may no longer meet the quantitative requirements for continued listing on the Nasdaq. Moreover, the purchase of Shares pursuant to open market or privately negotiated purchases following consummation of the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act.

Section 8.  Interests of Certain Persons in the Transaction

   Related Party Transactions. See "Transactions with Parent" in Section 1--"Background of the Offer; Contacts with the Company."

                               THE TENDER OFFER

Section 9.  Terms of the Offer

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will purchase all Shares validly tendered and not properly withdrawn prior to the Expiration Date. The term ''Expiration Date" means 12:00 midnight, New York City time, on Friday, April 5, 2002, unless the Purchaser, in its sole discretion, extends the period of time during which the Offer (not including any subsequent offering period) is open, in which event the term ''Expiration Date" will mean the latest time and date at which the Offer (not including any subsequent offering period), as so extended, will expire.

   The Offer is conditioned upon, among other things, the satisfaction or waiver of the Minimum Condition and the other conditions set forth in Section 19--"Certain Conditions of the Offer."

   In the Merger Agreement, the Purchaser agreed that it will not, without the prior written consent of the Company, (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) extend the Offer if all of the conditions set forth in Section 19--"Certain Conditions of the Offer" have been satisfied or waived, (iv) change the form of consideration payable in the Offer, (v) amend, modify or add to the conditions set forth in Section 19--"Certain Conditions of the Offer," (vi) amend any other term of the Offer in a manner adverse to the holders of the Shares, or (vii) waive the Minimum Condition. However, the Merger Agreement provides that, without the consent of the Company, the Purchaser may (a) extend the Offer, if, at the Expiration Date of the Offer (with respect to either the initial offering period or an extended offering period, as the case may be), any of the conditions set forth in
Section 19--"Certain Conditions of the Offer" have not been satisfied or waived, (b) extend the Offer for any period required by any statute, rule, regulation, interpretation or position of the SEC or any other governmental entity applicable to the Offer, (c) extend the Offer on one or more occasions for an aggregate of not more than 60 business days beyond the latest Expiration Date that would otherwise be permitted under clauses (a) and (b) on this sentence to meet the Minimum Condition, (d) elect to provide one or more subsequent offering periods pursuant to Rule 14d-11 of the Exchange Act, (e) increase the Offer Price and extend the Offer in connection with such increase to the extent required by applicable federal securities laws, and (f) waive any condition to the Offer set forth in Section 19. In addition, the Merger Agreement provides that the Purchaser may, without the consent of the Company, increase the Offer Price and extend the Offer in connection with such increase to the extent required by law.

   Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Purchaser exercises its right to extend the offer.

   If by the Expiration Date any or all of the conditions to the Offer described in Section 19--"Certain Conditions of the Offer" have not been satisfied or waived, the Purchaser reserves the right (but the Purchaser shall not be obligated), subject to the applicable rules and regulations of the SEC to:

    (1)terminate the Offer and not pay for any Shares and return all tendered Shares to tendering shareholders,

    (2)waive or reduce all the unsatisfied conditions and, subject to any required extension, accept for payment and pay for all Shares validly tendered prior to the Expiration Date,

    (3)extend the Offer and, subject to your right to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended, or

    (4)amend the Offer.

   The rights the Purchaser reserves in the four preceding paragraphs are in addition to its rights pursuant to Section 19--"Certain Conditions of the Offer." There can be no assurance that the Purchaser will exercise its rights to extend the Offer. Any extension, amendment, delay, waiver or termination will be followed as promptly as practicable by public announcement. In the case of an extension of the Offer, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, which such extension must be made in accordance with the public announcement requirements of Rule 14d-4(d) under the Exchange Act. Subject to applicable law, including Rules 13e-3, 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material changes be promptly disseminated to holders of Shares, the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. As used in this Offer to Purchase, ''business day" has the meaning set forth in Rule 14d-1 under the Exchange Act and therefore excludes any Saturday, Sunday and U.S. federal holiday.

   Pursuant to Rule 14d-11 under the Exchange Act, the Purchaser may, subject to certain conditions, provide a subsequent offering period of 3 business days to 20 business days in length following the Expiration Date. A subsequent offering period would be an additional period of time, following the Expiration Date, during which you may tender Shares not tendered during the initial offer period.

   During a subsequent offering period, tendering shareholders will not have withdrawal rights. The Purchaser will promptly purchase any Shares tendered at the same price paid for Shares tendered during the initial offering period. Rule 14d-11 provides that the Purchaser may provide a subsequent offering period so long as, among other things:

    (1)the initial offer period of at least 20 business days of the Offer has expired,

    (2)the Purchaser offers the same form and amount of consideration for Shares in the subsequent offering period as in the initial offering period,

    (3)the Purchaser accepts and promptly pays for all Shares tendered during the initial offer period and any extension thereof,

    (4)the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. New York City time on the next business day after the Expiration Date and immediately begin the subsequent offering period,

    (5)the offer is for all outstanding Shares, and

    (6)the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the subsequent offering period.

   If Purchaser decides to provide a subsequent offering period, Purchaser intends to make a public announcement of this decision not later than 9:00 a.m., New York City time, on the next business day after the Expiration Date.

   If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or the Purchaser is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to its rights under the Offer, the Depositary may retain tendered Shares on its behalf, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 11--"Withdrawal Rights." However, the Purchaser's ability to delay the payment for Shares the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities tendered by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

   If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or if the Purchaser changes a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 13e-3, 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. If there is a change in price, a change in the percentage of securities sought or a change in the dealer manager's soliciting fee, the offer must be kept open for at least 10 business days from the date that notice of this change is first published or sent to holders of Shares.

   The Shares eligible to be tendered in the Offer include Shares issuable upon the exercise of options to purchase common shares. Section 4--"Purpose, Alternatives and Reasons of the Purchaser and Parent; Plans for the Company."

   The Company has provided the Purchaser with its shareholder and option holder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Purchaser will mail this Offer to Purchase, the related Letter of Transmittal and other relevant materials to record holders of Shares, and will furnish the same to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares. The Schedule 14D-9 will also be included in the package of materials.

Section 10.  Procedures for Tendering Shares

   Valid tender. Except as set forth below, in order for the Shares (other than Option Shares relating to options having an exercise price of less than $3.25 per share) to be validly tendered in the Offer, either (a) you must deliver to the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book entry transfer, an Agent's Message, and any other required documents, and either (1) certificate(s) for tendered Shares ("Share Certificates") must be received by the Depositary at one of such addresses or (2) such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation received by the Depositary), in each case prior to the Expiration Date, or (b) you must comply with the guaranteed delivery procedures set forth below. The Purchaser intends to accept for purchase the Shares tendered pursuant to the Offer only if they are free and clear of all encumbrances, liens, restrictions, charges or other third party rights and with all existing and future rights attaching to them.

   Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Depository Trust Company ("DTC" or the "Book-Entry Transfer Facility") for purposes of the Offer within 2 business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to in this Offer to Purchase as a "Book-Entry Confirmation." Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

   The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer

Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

   Participants in DTC may tender their Shares in accordance with DTC's Automated Tender Offer Program, to the extent it is available to such participants for the Shares they wish to tender. A shareholder tendering through the Automated Tender Offer Program must expressly acknowledge that the shareholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against such shareholder.

   The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at your election and risk, and delivery will be considered made only when the Depositary actually receives them. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, you should allow sufficient time to ensure timely delivery.

   Signature guarantees. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 10 includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution" as such term is used in Rule 17Ad-15 under the Exchange Act (each such institution, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

   If Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the Share Certificates surrendered, the tendered Share Certificates must be endorsed or accompanied by appropriate share transfer forms, in either case signed exactly as the name or names of the registered holders appear on the Share Certificates, with the signatures on the Share Certificates or share transfer forms guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

   If Share Certificates are forwarded to the Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with all requisite signature guarantees must accompany each such delivery.

   If you hold Shares through brokers or banks, you are urged to consult with the brokers or banks to determine whether transaction costs may apply if you tender Shares through the brokers and banks and not directly to the Depositary.

   Guaranteed delivery. If you want to tender Shares pursuant to the Offer and your Share Certificates are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your Shares may still be tendered if all the following conditions are met:

    (a)your tender is made by or through an Eligible Institution;

    (b)the Depositary receives, as described below, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, prior to the Expiration Date; and

    (c)the Depositary receives the Share Certificates representing all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents within 3 trading days after the date of execution of such Notice of Guaranteed Delivery. A trading day is any day on which the Nasdaq National Market is open for business.

   You may deliver the Notice of Guaranteed Delivery by hand to the Depositary or by telegram, facsimile transmission or mail and you must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

   Notwithstanding any other provision of the Offer, the Purchaser will pay for Shares only after timely receipt by the Depositary of (a) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will the Purchaser pay interest on the purchase price of the Shares, regardless of any extension of the Offer or any delay in making such payment.

   The Purchaser's acceptance for payment of Shares validly tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

   Conditional option exercises. The Shares eligible to be tendered in the Offer include common shares issuable upon the conditional exercise of options to purchase common shares having exercise prices of less than $3.25 per share. Such option holders may conditionally exercise any or all of their eligible options by executing and delivering to the Company a Notice of Conditional Exercise, which will be provided to eligible option holders by the Company together with a Memorandum to Eligible Option Holders and Instructions for Conditional Exercise. Eligible option holders who elect to conditionally exercise options may not use the Letter of Transmittal, and instead must use the Notice of Conditional Exercise, to direct the tender of Option Shares. All Option Shares resulting from a conditional exercise will be tendered in the Offer on behalf of the option holder by the Company, as agent for the option holder. If an eligible option holder chooses to conditionally exercise options in accordance with the procedures described above and in the Instructions for Conditional Exercise and the Memorandum to Eligible Option Holders, the Option Shares will have been validly tendered in the Offer.

   The exercise of such options will be "conditional" because eligible option holders will be deemed to exercise their options only if, and to the extent that, the Purchaser actually accepts for payment and pays for the Option Shares underlying such options in the Offer. If the Shares are accepted for payment and paid for by the Purchaser pursuant to the Offer, the options in respect of the Option Shares tendered will have been irrevocably exercised. If the Shares are not accepted by the Purchaser pursuant to the Offer, the options in respect of the Option Shares will not be exercised.

   The Purchaser has been informed by the Company that eligible option holders will be permitted to conditionally exercise options and acquire the Option Shares on a "cashless exercise" basis (which means that the option holder does not have to pay the exercise price in cash on exercise; this unpaid amount will remain outstanding as a liability, payable by the Purchaser if it becomes the registered holder of your Option Shares and secured by the Option Shares) for the purpose of allowing eligible option holders to tender Option Shares in the Offer. An eligible option holder will not be required to pay cash for the exercise price upon conditional exercise. The consideration received by an eligible option holder whose Option Shares are purchased pursuant to the Offer will be an amount per Option Share equal to the difference between $3.25 and the exercise price relating to the Option Share so purchased pursuant to the Offer, without interest less any required withholding taxes.

   Eligible option holders should read this Offer to Purchase, the related Letter of Transmittal, the Memorandum to Eligible Option Holders, the Notice of Conditional Exercise and the related Instructions for Conditional Exercise. Eligible option holders who wish to conditionally exercise options and tender Option Shares in the Offer should review the information, and must follow the instructions, contained in the Memorandum to Eligible Option Holders and the Instructions for Conditional Exercise.

   In addition to the conditional exercise procedures described above that apply to holders of options to acquire Shares having exercise prices of less than $3.25 per share, holders of any options to acquire Shares may exercise their options in advance of the Expiration Date and tender Shares issued upon exercise by following the instructions and procedures for tendering shareholders. Such exercise of options is not revocable, regardless of whether any of the Shares issued upon such exercise and tendered in the Offer are accepted for payment pursuant to the Offer.

   Eligible option holders who also hold common shares of the Company directly and wish to tender such shares in the Offer must execute and deliver a Letter of Transmittal with respect to such shares in accordance with the instructions set forth in this Offer to Purchase and the Letter of Transmittal.

   Appointment as attorney and proxy. By executing a Letter of Transmittal as set forth above, you are irrevocably appointing the Purchaser's designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Shares that you tender and that the Purchaser accepts for payment and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase, March 11, 2002 (the ''Applicable Date''). All such powers of attorney and proxies will be irrevocable and considered coupled with an interest in the tendered Shares. This appointment will be effective when, and only to the extent that the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by you with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The Purchaser's designees will be empowered to exercise all voting and other rights with respect to the Shares and other securities or rights in respect of any annual, special, adjourned or postponed meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as such designees in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon its acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of shareholders.

   The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company's shareholders, which will be made only pursuant to separate proxy solicitation materials complying with applicable law and, to the extent applicable, the Exchange Act.

   Determination of validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by the Purchaser not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and its instructions) will be final and binding on all parties.

   Backup withholding. In order to avoid ''backup withholding'' of U.S. federal income tax on payments of cash pursuant to the Offer (and the Merger, if consummated), you must, unless an exemption is otherwise established, provide the Depositary with either (1) your correct taxpayer identification number (''TIN'') on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that you are not subject to backup withholding or (2) certify that you are a non-U.S. person on a Form W-8BEN, Certificate of Foreign Status. If you do not provide your correct TIN or you fail to provide the certifications described above, the United States Internal Revenue Service (the ''IRS'') may impose a penalty on you and the payment of cash to you pursuant to the Offer may be subject to backup withholding at a rate of 30% of the amount of such payment. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 or Form W-8BEN, as applicable, included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary).

   Other requirements. The Company's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

Section 11.  Withdrawal Rights

   Except as otherwise described in this Section 11, tenders of Shares made in the Offer are irrevocable. You may withdraw Shares that you previously tendered in the Offer at any time until the initial offer period and any extensions of such period have expired. If the Purchaser decides to provide a subsequent offering period, the Purchaser will accept Shares tendered during that period immediately and thus you will not be able to withdraw Shares tendered in the offer during any subsequent offering period.

   For your withdrawal to be effective, you must timely deliver to the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase a written, telegraphic or facsimile transmission notice of withdrawal. This notice must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in
Section 10--"Procedures for Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

   You may not rescind a withdrawal of Shares, and any Shares that you properly withdraw will be considered not validly tendered for purposes of the Offer. However, you may retender withdrawn Shares by again following one of the procedures described in Section 10--"Procedures for Tendering Shares" at any time prior to the Expiration Date.

   Option shares with exercise prices of less than $3.25 per share that are tendered may only be withdrawn as set forth in the Memorandum to Eligible Option Holders and the Instructions for Conditional Exercise.

   All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

   If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or the Purchaser is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to its rights under the Offer, the Depositary may retain tendered Shares on its behalf, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 11. However, the Purchaser's ability to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities tendered by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

Section 12.  Acceptance for Payment and Payment

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment and paying for, all Shares validly tendered and not withdrawn (as permitted by Section 11-- "Withdrawal Rights") promptly after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by the Purchaser, in its sole discretion, and its determination will be final and binding on all parties. See Section 9--"Terms of the Offer" and Section 19--"Certain Conditions of the Offer." The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law. See
Section 21--"Certain Legal Matters." Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay the consideration offered or return the securities tendered by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer).

   In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal.

   For purposes of the Offer, the Purchaser will be considered to have accepted for payment, and thereby purchased, Shares validly tendered if and when the Purchaser gives written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for validly tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders.

   Under no circumstances will the Purchaser pay interest on the purchase price of the Shares, regardless of any extension of the Offer or any delay in making such payment. Upon the deposit of all required funds with the Depositary for the purpose of making payments in full to tendering shareholders, its obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. The Purchaser will pay stock transfer taxes with respect to the transfer and sale to the Purchaser or to its order pursuant to the Offer except as otherwise provided in Instruction 6 to the Letter of Transmittal. The Purchaser will pay any charges and expenses of the Depositary and the Information Agent.

   If the Purchaser is delayed in its acceptance for payment (whether before or after acceptance for payment of Shares) of or payment for Shares or the Purchaser is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to its rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on the Purchaser's behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 11--"Withdrawal Rights."

   If the Purchaser does not purchase any tendered Shares pursuant to the Offer for any reason, the Purchaser will return Share Certificates for any such unpurchased Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 10--"Procedures for Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

   If, prior to the Expiration Date, the Purchaser increases the price offered to holders of Shares in the Offer, the Purchaser will pay the increased price to all holders of common shares (and the increased price differential in the case of Option Shares) that are purchased in the Offer, whether or not such Shares were tendered prior to the increase in price.

   The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more direct or indirect wholly-owned subsidiaries, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment in the Offer.

   If the Purchaser provides a subsequent offering period following the Offer, the Purchaser will immediately accept and promptly pay for all Shares as they are tendered in the subsequent offering period.

Section 13.  Certain U.S. Federal Income Tax Consequences

   The following is a summary of the material U.S. federal income tax consequences that may be relevant to a U.S. holder with respect to the exchange of common shares for cash pursuant to the Offer or the Merger (including U.S. holders exercising appraisal rights). For purposes of this summary, a ''U.S. holder'' is a beneficial owner of common shares that, for U.S. federal income tax purposes, is: (1) a citizen or resident of the United States, (2) a corporation created or organized in or under the laws of the United States or any State thereof (including the District of Columbia), (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if it has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if (a) a court within the United States is able to exercise primary supervision over administration of the trust and
(b) one or more U.S. persons have the authority to control all of the substantial decisions of such trust. If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of common shares, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. For purposes of this summary, a ''non-U.S. holder'' is a beneficial owner who is not a U.S. holder.

   This summary does not purport to be a complete description of all tax consequences that may be relevant to U.S. holders. Except where specified, this summary applies only to U.S. holders who hold common shares as capital assets and does not address the U.S. federal income tax considerations applicable to holders that may be subject to special tax rules, such as partnerships, S corporations, and other pass-through entities, banks, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt entities, persons that hold common shares as part of an ''integrated," ''hedging'' or ''conversion'' transaction or synthetic security or as a position in a ''straddle'' for U.S. federal income tax purposes, holders that have a ''functional currency'' other than the U.S. dollar, individuals who renounced their U.S. citizenship or terminated their long-term U.S. residency, holders that acquired their common shares by means of the exercise of employee stock options or otherwise as compensation, broker-dealers or dealers in securities or currencies, traders in securities who elect to apply a mark-to-mark method of accounting, or any holders that own or at any time in the past five years have owned directly, indirectly, or constructively by rules of attribution, 10% or more of the outstanding common shares. In addition, this summary does not address the tax consequences of the Offer or Merger under applicable state, local or foreign laws.

   This summary is based on the Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

   Holders are encouraged to consult their own tax advisors regarding the particular U.S. federal, state, local and foreign tax consequences to them of the Offer.

   Sale of common shares pursuant to the Offer. The receipt of cash for common shares pursuant to the Offer will generally be a taxable transaction to a U.S. holder for U.S. federal income tax purposes. If as a U.S. holder your common shares are purchased by the Purchaser in the Offer, you will generally recognize gain or loss equal to the difference between the amount of cash received and your adjusted tax basis in the common shares. Gain or loss must be determined separately for each block of stock. The gain or loss generally will be long-term capital gain or loss if your holding period is more than one year at the time your common shares are purchased by the Purchaser. Long-term capital gains of a non-corporate shareholder may be subject to tax at preferential rates. The deductibility of capital losses is subject to limitations.

   U.S. holders of options issued under the Company's stock option plan to acquire common shares at exercise prices of less than $3.25 per share who conditionally exercise their options and thereby validly tender the common shares underlying those options in the Offer and whose common shares are accepted for payment pursuant to the Offer will be treated as receiving compensation income per common share sold equal to the excess of $3.25 over the exercise price per share of the relevant option. Such income will be taxed to the option holder at ordinary income rates and will be subject to withholding for income and employment taxes, if applicable. In addition, amounts paid to such option holders may be subject to the backup withholding and information reporting rules described below and in Section 10--"Procedures for Tendering Shares."

   The tax treatment of Shares converted into cash pursuant to the Merger, if consummated, or pursuant to the exercise of appraisal rights, if applicable, would be the same as the tax treatment of Shares tendered in the Offer as described above.

   Backup withholding and information reporting. Payments to which you are entitled pursuant to the Offer may be subject to U.S. backup withholding (at a rate of 30%) and information reporting requirements. Backup withholding will apply to a U.S. holder unless such holder (1) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact, or (2) provides a correct taxpayer identification number to the payer, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. U.S. holders should complete and sign the substitute Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is otherwise proved in a manner satisfactory to the Depositary. The IRS may impose penalties on U.S. holders who fail to furnish their correct taxpayer identification number or the required certification. Payments to U.S. holders may also be subject to information reporting requirements, which include providing the IRS with the name, address and taxpayer identification number of the beneficial owner of the Shares and the aggregate amount of payments made to such beneficial owner.

   Non-U.S. holders generally will not be subject to backup withholding and information reporting requirements if they provide certification of non-U.S. status on IRS Form W-8BEN (or a suitable substitute form). Non-U.S. holders should consult their tax advisors regarding the imposition of backup withholding and information reporting on the disposition of the Shares.

   Amounts withheld as backup withholding may be credited against a holder's U.S. federal income tax liability. A holder may obtain a refund of any amounts withheld under the backup withholding rules in excess of their tax liability by filing the appropriate claim for refund with the IRS and furnishing any required information.

   The foregoing U.S. federal income tax discussion may not be applicable depending upon a holder's particular situation. It does not address special rules that may apply based on a holder's tax status, individual circumstances or other factors unrelated to the Offer. Holders are urged to consult their own tax advisors with respect to the tax consequences of the Offer to them, including the application and effect of state, local, or foreign income or other tax laws.

Section 14. Price Range of Common Shares; Dividends on Common Shares; Purchases of Common Shares

   The common shares are listed on the Nasdaq National Market under the symbol HPAC. The following table sets forth the high and low closing prices per common share, as reported in publicly available sources for the periods indicated. The Company did not pay any dividends on the common shares during such periods and has never paid dividends on the common shares. The Company is prohibited from paying dividends on the common shares without the consent of Parent under the letter dated February 6, 2001 regarding the exchange of debt of the Company owed to Parent for common shares of the Company. See Section 1--"Background of the Offer; Contacts with the Company."

                                                      High Low
                                                      ---- ----
                2000:
                First quarter........................ 8.00 5.50
                Second quarter....................... 8.25 3.31
                Third quarter........................ 7.50 3.94
                Fourth quarter....................... 5.88 2.63
                2001:
                First quarter........................ 3.75 2.88
                Second quarter....................... 4.00 2.95
                Third quarter........................ 3.88 2.82
                Fourth quarter....................... 3.30 1.88
                2002:
                First quarter (through March 7, 2002) 3.24 1.80

   On March 7, 2002, the day prior to the announcement of the Offer, the closing price for the common shares was $3.17 per share. Holders of Shares are urged to obtain current market quotations for the Shares, including quotations before February 25, 2002, the date Parent publicly disclosed its privately negotiated purchases of common stock of the Company at a price per share of $3.25.

   The Company has not made an underwritten public offering of the common shares for cash during the past three years that was registered under the Securities Act of 1933, as amended or exempt from registration under Regulation A.

   None of the persons listed in Schedule I and Schedule II, Parent, the Purchaser, DLH or the Company currently own any Shares except as otherwise described in the following chart (share ownership is based on 10,196,257 shares outstanding as of March 5, 2002 and 47,000 options exercisable into common shares at exercise prices per share of less than $3.25 per share):

 -                                           Share Ownership
 Name                               Number                  Percentage
 ----                               ------                  ----------
 Parent                            7,451,357                   72.7%

  Purchases of common shares

   The following table sets forth the common shares purchased by the Company during the past two years.

                              Number of Shares           Range of Prices          Average Price Per
      Quarter Ended               Purchased                   Paid                      Share
      -------------               ---------                   ----                      -----
           NA                        NA                        NA                        NA

   The following table sets forth the common share purchases by Parent, the Purchaser and DLH during the past two years. See Section 1--"Background of the Offer; Contacts with the Company."

                         Number
Purchaser     Date       of Shares Price Per Share
---------     ----       --------- ---------------
Parent        9/20/2000  2,336,495 $4.12
              9/20/2000  5,000     $6.38
              12/22/2000 1,106,982 $2.71 (conversion price for conversion of Preferred Stock into common shares)
              12/29/2000 57,404    NA (accrued dividends on Preferred Stock)
              11/14/2001 35,582    NA (accrued dividends on Preferred Stock)
              3/16/2001  3,136,952 $3.13 (exchange price for exchange of debt into common shares)
The Purchaser NA         NA        NA
DLH           NA         NA        NA

   The following table sets forth the common share purchases by Parent, the Purchaser and DLH within the past 60 days.

                                  Number
          Purchaser     Date      of Shares Price Per Share
          ---------     ----      --------- ---------------
          Parent        2/25/2002  715,530  $3.25
          The Purchaser NA         NA       NA
          DLH           NA         NA       NA

Section 15.  Certain Information Concerning the Company

   The Company repairs and overhauls fixed wing and helicopter landing gear, hydromechanical components and wheels, brakes and braking system components for a diverse international customer base, including commercial airlines, air cargo operators, domestic government agencies, aircraft leasing companies, aircraft parts distributors and original equipment manufacturers.

   The Company is organized into two divisions and one wholly-owned subsidiary. The Company's principal operating division and headquarters is located in Sun Valley (Los Angeles), California. The subsidiary, Hawker Pacific Aerospace, Ltd., operates a major overhaul facility in Hayes (London) in the United Kingdom. The Company also operates a small hydraulic repair facility in Amsterdam, The Netherlands.

   The Company's principal executive offices are located at 11240 Sherman Way, Sun Valley, California 91352 and its telephone number is (818) 765-6201.

   The authorized share capital of the Company consists of 20,000,000 common shares, no par value per share, and 5,000,000 preferred shares, no par value per share. As of March 5, 2002, the Company had 10,196,257 common shares issued and outstanding and no preferred shares issued and outstanding. The Company also had outstanding as of March 5, 2002, options to purchase 342,406 common shares. See Section 4--"Purpose, Alternatives and Reasons of the Purchaser and Parent; Plans for the Company." The Company had outstanding as of March 5, 2002, warrants to purchase 347,716 common shares. See Section 4--"Purpose, Alternatives and Reasons of the Purchaser and Parent; Plans for the Company."

   During the last five years, to the best of our knowledge, none of the persons listed on Schedule II (which lists the name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Company) nor the Company
(1) has been convicted in a
criminal proceeding (excluding traffic violations or similar misdemeanors) or
(2) was a party to a judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of any federal or state securities laws.

   Except as set forth in this Offer to Purchase, none of (1) the persons listed on Schedule II, (2) the Company or (3) any associate or majority-owned subsidiary of the Company beneficially owns any equity security of the Company. Except as set forth in this Offer to Purchase, none of (1) the persons listed on Schedule II, (2) the Company, (3) any associate or majority-owned subsidiary of the Company, (4) any executive officer, director, affiliate or subsidiary of the Company or any of the persons listed on Schedule II, or (5) any pension, profit-sharing or similar plan of the Company has effected any transaction in any equity security of the Company during the past 60 days.

   Except as set forth in this Offer to Purchase, none of the persons listed on
Schedule II hereto nor the Company has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

   Except as set forth in this Offer to Purchase, none of the persons listed on
Schedule II has any security of the Company that is pledged or otherwise subject to a contingency that would give another person the power to direct the voting or disposition of such security.

   Except as set forth in this Offer to Purchase, there have been no transactions during the past two years between anyone on Schedule II or the Company and the Company or any of the Company's affiliates that are not natural persons where the aggregate value of the transactions was more than 1% of consolidated revenues for the year ended 2000 for transactions in 2000, for the year ended 2001 for transactions in 2001 and for the year ended 2002 for transactions in 2002.

   Except as set forth in this Offer to Purchase, there have been no transactions during the past two years between anyone on Schedule II or the Company and any executive officer, director or affiliate of the Company that is a natural person where the aggregate value of the transaction or series of similar transactions with that person exceeded $60,000.

   Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contacts during the past two years between the Company or any person listed on Schedule II (including the Company's subsidiary and any subsidiary of any person listed on Schedule II) and the Company or its affiliates concerning (a) a merger, (b) consolidation,
(c) acquisition, (d) tender offer for or acquisition of any class of the Company's securities, (e) election of the Company's directors or (f) sale or transfer of a material amount of assets of the Company.

   Except as set forth in this Offer to Purchase, there have been no negotiations or material contacts concerning the matters listed in (a)-(f) above during the past two years between any affiliates of the Company or the Company or any of its affiliates and any person not affiliated with the Company who would have a direct interest in such matters.

   Available information. The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the

Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in Annual Reports filed on Form 10-K. Such reports are available for inspection at the public reference room at the SEC's office at 450 Fifth Street, N.W. Washington, D.C. 20549. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, such as the Company, who file electronically with the SEC. The address of that site is http://www.sec.gov.

   The Company information. The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the SEC and other publicly available information and information provided by the Company. Although none of Parent, the Purchaser nor Information Agent has any knowledge that any such information is untrue, neither Parent, the Purchaser nor Information Agent assumes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

   Financial Information.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

   The following table sets forth summary historical consolidated financial data for the Company as of and for the nine months ended September 30, 2001 and as of and for each of the years ended December 31, 2000 and 1999.

   This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, as amended, and the unaudited consolidated interim financial information contained in the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2001, June 30, 2000 and September 30, 2001 as amended, including the notes thereto. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above. These documents are incorporated by reference in this Offer to Purchase. See "--Available information" above.

                                                              Nine Months
                                                                 Ended     Year Ended December 31,
-                                                            September 30, ----------------------
                                                                 2001         2000         1999
                                                             -------------  --------      -------
                                                             (In thousands, except per share data)
Revenue.....................................................    $62,674    $ 77,059      $82,318
Gross margin................................................      7,896       7,355       13,121
Income (loss) before extraordinary item.....................     (5,799)    (18,494)      (2,260)
Income (loss) before extraordinary item per share: basic and
  diluted...................................................      (0.62)      (3.36)       (0.44)
Income (loss) to common shareholders........................     (5,799)    (20,747)      (2,533)
Net income (loss) per common share: basic and diluted.......      (0.62)      (3.49)       (0.44)
Total current assets........................................     52,939      48,224       46,494
Total noncurrent assets.....................................     47,654      49,775       56,669
Total current liabilities...................................     32,320      25,403       75,720
Total noncurrent liabilities................................     67,601      73,115        8,117
Redeemable preferred stock..................................         --          --        1,792
Ratio of earnings to fixed charges..........................     (1,240)     (5,620)      0.45:1
Book value per share........................................       0.07

Section 16.  Certain Information Concerning the Purchaser, Parent and DLH

   The Purchaser is a newly formed company organized under the laws of Delaware. The Purchaser's principal executive office is located at 6501 East Apache, Suite 206, Tulsa, Oklahoma 74115 and its telephone number is (718) 853-4591. The Purchaser is a wholly-owned subsidiary of Parent that to date has not conducted any business other than in connection with the Offer. It is not anticipated that the Purchaser will have any significant assets or liabilities (other than those arising in connection with the Offer and Merger, including its financing) or engage in any activities other than those incident to the Purchaser's formation and capitalization, the Offer and the Merger, and the arrangement of financing for the Offer and Merger. Knut Wiszniewski is currently the sole director and executive officer of the Purchaser. The name, business address, present principal occupation or employment, material occupations during the past five years and citizenship of Mr. Wiszniewski are set forth in Schedule I hereto.

   Parent is a corporation organized under the laws of the Federal Republic of Germany. Parent's principal place of business is located at Weg beim Jager 193, D-22335 Hamburg, Germany and its telephone number is 011-49-405-070-4014. Parent is a provider of aircraft-related technical services. Parent is an affiliate of the Company due to Parent's ownership interest in the Company of 72.7% as of March 5, 2002 on a fully diluted basis. Parent is a wholly-owned subsidiary of DLH, a corporation organized under the laws of the Federal Republic of Germany. Its principal place of business is located at Von-Gablenz-Str. 2-6, 50679 Cologne, Germany and its telephone number is 011-49-221-826-2444. DLH is one of the largest airlines in Europe.

   During the last five years, to the best of our knowledge, none of the persons listed on Schedule I (which lists the name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Purchaser, Parent and
DLH) nor the Purchaser, Parent or DLH (1) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) was a party to a judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of any federal or state securities laws.

   Except as set forth in this Offer to Purchase, none of (1) the persons listed on Schedule I, (2) the Purchaser, (3) DLH or (4) any associate or majority-owned subsidiary of Parent, the Purchaser or DLH beneficially owns any equity security of the Company. Except as set forth in this Offer to Purchase, none of (1) the persons listed on Schedule I, (2) the Purchaser, (3) DLH, (4) any associate or majority-owned subsidiary of Parent, the Purchaser or DLH, any executive officer, director, affiliate or subsidiary of Parent, the Purchaser or DLH or any of the persons on Schedule I, or (4) any pension, profit-sharing or similar plan of Parent, the Purchaser or DLH has effected any transaction in any equity security of the Company during the past 60 days.

   Except as set forth in this Offer to Purchase, none of the persons listed on
Schedule I hereto nor Parent, the Purchaser or DLH has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

   Except as set forth in this Offer to Purchase, none of the persons listed on
Schedule I nor Parent, the Purchaser or DLH has any security of the Company that is pledged or otherwise subject to a contingency that would give another person the power to direct the voting or disposition of such security.

   Except as set forth in this Offer to Purchase, there have been no transactions during the past two years between anyone on Schedule I or Parent, the Purchaser or DLH and Parent, the Purchaser or DLH or an affiliate of Parent, the Purchaser or DLH that are not natural persons where the aggregate value of the transaction was more than 1% of the consolidated revenues of the Company for the year ended 2000 for transactions in 2000, for the year ended 2001 for transactions in 2001 and for the year ended 2002 for transactions in 2002.

   Except as set forth in this Offer to Purchase, there have been no transactions during the past two years between anyone on Schedule I or Parent, the Purchaser or DLH and any executive officer, director or affiliate of the Company that is a natural person where the aggregate value of the transaction or series of similar transactions with that person exceeded $60,000.

   Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contacts during the past two years between Parent, the Purchaser or DLH or any person listed on Schedule I (including any subsidiary of Parent, the Purchaser or DLH or any subsidiary of any person listed on Schedule I) and the Company or its affiliates concerning
(a) a merger, (b) consolidation, (c) acquisition, (d) tender offer for or acquisition of any class of the Company's securities, (e) election of the Company's directors or (f) sale or transfer of a material amount of assets of the Company.

Section 17.  Source and Amount of Funds

   The Offer is not conditioned upon any financing arrangements. The total amount of funds the Purchaser requires to purchase all of the Shares pursuant to the Offer and the Merger and to pay fees and expenses related to the Offer and the Merger is estimated to be approximately $9.0 million. If the Minimum Condition is satisfied, Parent will contribute to Purchaser (i) cash sufficient to pay for all the Shares accepted pursuant to this Offer and for related fees and expenses and (ii) all common shares of the Company held by Parent prior to the Offer. If the Minimum Condition is waived by the Purchaser, the Purchaser or Parent will purchase all the Shares validly tendered and not properly withdrawn. If the Purchaser purchases all the validly tendered Shares, Parent will contribute to Purchaser cash sufficient to pay for all the Shares accepted pursuant to this Offer and for related fees and expenses. Accordingly, the Purchaser will have available a sufficient amount of cash to pay for the Shares and all related fees and expenses.

Section 18.  Certain Agreements

  Merger Agreement.

   The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and copies or forms of which have been filed with the SEC as exhibits to the Tender Offer Statement on Schedule TO to which this Offer to Purchase is an exhibit (the "Schedule TO"). The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 15--"Certain Information Concerning the Company." Capitalized terms used herein and not defined herein have the meanings assigned to those terms in the Merger Agreement.

   The Offer. The Merger Agreement provides that Parent and the Purchaser intend to commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, as set forth in Section 19, the Purchaser will purchase all Shares validly tendered and not validly withdrawn pursuant to the Offer. The Merger Agreement provides that, without the prior written consent of the Company, the Purchaser will not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) extend the Offer if all of the conditions set forth in Section 19 have been satisfied or waived, (iv) change the form of consideration payable in the Offer, (v) amend, modify or add to the conditions set forth in Section 19 or
(vi) amend any other term of the Offer in a manner adverse to the holders of Shares. The Purchaser may, without the consent of the Company, (A) extend the Offer, if at the scheduled Expiration Date of the Offer any of the conditions set forth in Section 19 shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any statute, rule, regulation, interpretation or position of the SEC or any other Governmental Entity applicable to the Offer, (C) extend the Offer on one or more occasions for an aggregate of not more than 60 business days beyond the latest Expiration Date that would otherwise be permitted under clauses (A) and (B) of this sentence in order to meet the Minimum Condition, (D) elect to provide one or more subsequent offering periods pursuant to Rule 14d-11 of the Exchange Act, (E) increase the Offer Price and extend the Offer in connection with such increase to the extent required by applicable federal securities Laws, and (F) waive any condition to the Offer set forth in Section 19.

   Recommendation. The Company has represented to Parent and the Purchaser in the Merger Agreement that each of the Special Committee and the Company's Board, at a meeting duly called and held, has unanimously adopted resolutions
(i) determining that, based on the written opinion of the Company's Financial Advisor, the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, are advisable and fair from a financial point of view to, and in the best interests of, the unaffiliated shareholders of the Company, (ii) approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in all respects, and taking all other action necessary to render any state takeover statutes inapplicable to the Offer, the Merger and the transaction contemplated thereby and (iii) recommending without qualification that the unaffiliated shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer. Such recommendation and approval may be withdrawn, modified or amended only prior to the purchase of Shares and only to the extent that each of the Special Committee and Company Board (excluding interested, non-independent directors) determines in good faith, after consultation with and receipt of a written opinion for each of its outside legal counsel and financial advisor, that an Acquisition Transaction that has been proposed to the Company is reasonably likely to result in a transaction that is a Superior Proposal (as defined in the Merger Agreement), and that failure to take such action would constitute a breach of the Company Board's fiduciary obligations under applicable law. The Company has further represented that, as of the date of execution of the Merger Agreement, Houlihan Lokey Howard & Zukin delivered to the Special Committee its opinion to the effect that, as of such date, the consideration to be paid pursuant to the Offer and the Merger was fair from a financial point of view to the holders of Shares (other than Parent or the Purchaser).

   The Merger. The Merger Agreement provides that, at the Effective Time, the Purchaser will be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation and a wholly-owned subsidiary of Parent. The Merger Agreement further provides that if the Minimum Condition is satisfied, the parties will take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 1110 of the CGCL, as soon as practicable after the purchase of the Shares pursuant to the Offer and satisfaction or waiver of the conditions of the Offer without a meeting of the shareholders of the Company.

   Charter, Bylaws, Directors and Officers. The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, will be the articles of incorporation of the Surviving Corporation, until amended afterward in accordance with the provisions of the articles of incorporation of the Surviving Corporation and applicable law; provided, however, that any such amendments will be consistent with the rights of directors and officers to indemnification and insurance as described below under "Indemnification; Directors' and Officers' Insurance." The bylaws of the Company, as in effect at the Effective Time will be the bylaws of the Surviving Corporation, until afterward amended in accordance with the provisions of the bylaws of the Surviving Corporation and applicable law; provided, however, that any such amendments will be consistent with the rights of directors and officers to indemnification and insurance as described below under "Indemnification, Directors' and Officers' Insurance." Subject to applicable law, (a) the directors of the Company immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, and (b) the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

   Conversion of Securities. By virtue of the Merger and without any action on the part of the holders of the Shares, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (a) any Shares held by Parent or the Purchaser, which Shares, by virtue of the Merger and without any action on the part of the holder of those Shares, will be canceled and will cease to exist with no payment being made with respect thereto, and each holder of a certificate representing any such Shares will thereafter cease to have any rights with respect to such Shares and (b) Shares held by a holder who has demanded appraisal for those Shares in accordance with the CGCL ("Dissenting Shares")) will be canceled and will be converted into the right to receive the Offer Price or the amount per share that may be paid pursuant to the Offer as it may be amended, in cash (the "Merger Price") payable to the holder of that Share, without interest, upon surrender of the certificate formerly representing that Share.

   At the Effective Time, each share of common stock of the Purchaser issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, no par value per share, of the Surviving Corporation.

   Options; Stock Plans. The Merger Agreement provides that, promptly after execution of the Merger Agreement but no later than the commencement of the Offer, the Company Board (or, if appropriate, any committee thereof) will adopt appropriate resolutions and take all other actions necessary to provide for the conditional exercise, effective at the commencement of the Offer, of the outstanding stock options or similar rights that have an exercise price per share less than the Offer Price (the "Options") heretofore granted by the Company, whether under a stock option or similar plan (the "Stock Plans") or otherwise, without any payment therefor except as otherwise provided in this paragraph. Immediately prior to the Offer, the Company shall accelerate the vesting of all unvested Options and each then vested Option that has an exercise price per share of less than the Offer Price will be conditionally exercisable pursuant to the Offer. All option holders who are eligible for conditional exercise will be permitted to conditionally exercise options and acquire Option Shares on a ''cashless exercise" basis (which means that the option holder does not have to pay the exercise price in cash on exercise; this unpaid amount will remain outstanding as a liability, payable by the Purchaser if it becomes the registered holder of the Option Shares and secured by the Option Shares) for the purpose of allowing eligible option holders to tender Option Shares in the Offer. An eligible option holder will not be required to pay cash for the exercise price upon conditional exercise. The consideration received by an eligible option holder whose Option Shares are purchased pursuant to the Offer will be an amount per Option Share equal to the difference between the Offer Price and the exercise price relating to the Option Share so purchased pursuant to the Offer, without interest less any required withholding taxes. The exercise of such options will be ''conditional'' because eligible option holders will be deemed to exercise their options only if, and to the extent that, the Purchaser actually accepts for payment and pays for the Option Shares underlying such options in the Offer. If the Shares are accepted for payment and paid for by the Purchaser pursuant to the Offer, the options in respect of the Option Shares tendered will have been irrevocably exercised. If the Shares are not accepted by the Purchaser pursuant to the Offer, the options held by eligible option holders in respect of the Option Shares will not be exercised. The Company will also take all necessary action to approve the disposition of the Options in connection with the transactions contemplated by this Agreement to the extent necessary to exempt such transactions and dispositions under Rule 16b-3 of the Exchange Act.

   Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other matters, its organization and qualification, capitalization, subsidiary, authority, conflicts, required filings and consents, SEC filings, financial statements, litigation, compliance with law, applicability of state takeover statutes, brokers, employee benefit plans and labor matters, change of control, environmental matters, opinion of financial advisor, information to be included in the Schedule 14D-9 or the other documents required to be filed with the SEC or any other governmental authority relating to the Offer and the Merger, taxes, and the absence of certain changes. Parent and the Purchaser have made customary representations and warranties to the Company with respect to, among other matters, their organization and qualification, authority, conflicts, required filings and consents, information to be included in the
Schedule 14D-9 or the other documents required to be filed with the SEC or any other governmental authority relating to the Offer and the Merger, and financing.

   Covenants. The Merger Agreement obligates the Company and its subsidiary, from the date of the Merger Agreement until the Effective Time, to conduct their operations only in the ordinary and usual course of business consistent with past practice and in compliance with all laws and orders, and obligates the Company and its subsidiary to use their commercially reasonable best efforts to preserve intact their business organizations, to keep available the services of their present officers and key employees and to preserve the goodwill of those having business relationships with them. The Merger Agreement also contains specific restrictive covenants as to certain impermissible activities of the Company prior to the Effective Time, which provide that the Company will not (and will not permit its subsidiary to) take certain actions without the prior written consent of Parent including, among other things, issuances or sales of its securities, changes in capital structure, dividends and other distributions, repurchases or redemptions of securities, increases in compensation or adoption of new benefit plans.

   Access to Information. The Merger Agreement provides that, until the Effective Time, the Company will give Parent and the Purchaser and their representatives full access, during normal business hours, to the assets, properties, offices and other facilities and to the books and records of the Company and its subsidiary, and will provide Parent and the Purchaser, upon reasonable request, financial and operating data and other information with respect to the business and operations of the Company and its subsidiary.

   Efforts. Subject to the terms and conditions provided in the Merger Agreement, each of the Company, Parent and the Purchaser will cooperate and use their respective commercially reasonable best efforts to make or cause to be made all filings necessary or proper under applicable laws and regulations, and to take all other actions necessary, to consummate and make effective the transactions contemplated by the Merger Agreement.

   Each of the parties to the Merger Agreement also has agreed to use its commercially reasonable best efforts to obtain as promptly as practicable all Consents (as defined in the Merger Agreement) of any governmental authorities or any other person required in connection with, and waivers of any Violations (as defined in the Merger Agreement) that may be caused by, the consummation of the transactions contemplated by the Offer and the Merger Agreement; provided, however, that Parent would not be required to, and the Company would not be permitted to without Parent's prior written consent, divest, hold separate or otherwise materially restrict the use or operations of any of their respective businesses or assets, in order to consummate the transactions contemplated by the Offer and the Merger Agreement, if such divestiture, agreement to hold separate or other restriction would, in the good faith judgment of Parent, have a Material Adverse Effect on Parent or a Material Adverse Effect on the Company (as defined in Section 19--"Conditions of the Offer").

   The Company has agreed to give Parent the opportunity to participate in the defense of any litigation against the Company, its subsidiary and/or any of the Company's directors relating to any of the transactions contemplated by the Merger Agreement. In the event that a claim is asserted against any of the parties hereto or any of their respective affiliates, relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, any of the transactions contemplated by the Merger Agreement, each of the parties thereto has agreed to fully cooperate with the other parties thereto in the defense of any such claim at the expense of the party against whom such claim is asserted.

   Public Announcements. Under the Merger Agreement, the parties have agreed to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement, provide to the other party for review a copy of any such press release or written statement, and not to issue any such press release or make any such written public statement prior to such consultation and review, unless required by applicable law or any listing agreement with a securities exchange.

   Indemnification; Directors' and Officers' Insurance. Pursuant to the Merger Agreement, Parent has agreed that from and after the Effective Time, the articles of incorporation and the bylaws of the Surviving Corporation will contain provisions with respect to indemnification and exculpation from liability that are no less favorable than those provisions set forth in the Company's articles of incorporation and bylaws on the date of the Merger Agreement. Parent has also agreed not to amend, repeal or otherwise modify these provisions for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such amendment, repeal or modification is required by law. Parent has also agreed that it will not cancel the directors' and officers' liability insurance policy for a period of four years immediately following the Effective Time, provided that neither Parent nor the Surviving Corporation will be obligated to pay premiums for such insurance in any year in an amount greater than 150% of the aggregate premiums paid by the Company and its subsidiary in the fiscal year ended December 31, 2001, and provided further that Parent may instead adopt such other arrangements (including self-insurance) or policies that provide at least the same coverage and amounts on terms that are not less advantageous to the insured parties. Notwithstanding the foregoing, if Parent does not cause to be maintained in effect the policies of directors' and officers' insurance referred to above, then, from the Effective Time until the fourth anniversary of the Effective Time or such earlier date as may be mutually agreed upon by Parent, the Surviving Corporation, and the applicable Indemnified Party, Parent hereby unconditionally and irrevocably guarantees and promises to perform and to pay on demand, as and when the same becomes due, all of the statutory, articles of incorporation and bylaws indemnification obligations of the Company and the Surviving Corporation to and with respect to each Indemnified Party as it relates to any claims arising from facts or events that occurred on or prior to the Effective Time. In the event that Parent or the Surviving Corporation consolidates or merges with another person or transfers its assets to another person, it must make proper provisions to assure that these obligations are assumed.

   Notification of Certain Matters. Parent and the Company have agreed to promptly notify each other of (a) any circumstance or the occurrence or non-occurrence of any fact or event which would be reasonably likely (1) to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at any time prior to the Effective Time, (2) to cause any covenant, condition or agreement under the Merger Agreement not to be complied with or satisfied, or (3) to result in a Material Adverse Effect on the Company, and (b) any failure of the Company, Parent or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement. Each of the Company, Parent and the Purchaser is also required to give prompt notice to the other parties of any notice or communication from any third party alleging that the Consent of that third party is or may be required in connection with the transactions contemplated by the Merger Agreement.

   The Merger Agreement further provides that, from and after its execution, the Company will promptly (and in any event no later than 24 hours after receipt of any inquiry, proposal or other materials relating to an Acquisition Transaction (as defined in the Merger Agreement)) (i) advise Parent in writing of the receipt, directly or indirectly, of any such inquiry, proposal or other materials, and of any discussions, negotiations or proposals relating to an Acquisition Transaction (including without limitation a Superior Proposal (as defined in the Merger Agreement)), (ii) identify the offeror, and (ii) provide Parent or the Purchaser copies of all material proposed written agreements, arrangements, or understandings, including the forms of any material agreements supplied by third parties, and all applicable financial statements and evidence of any planned financing with respect to such Acquisition Transaction (and a description of all material oral agreements with respect thereto). The Company has also agreed to advise Parent promptly of all material developments relating to such proposal, including the results of any discussions or negotiations with respect thereto.

   State Takeover Laws. The Company and the Company Board have agreed (i) to take all actions necessary to ensure that no anti-takeover statute, or similar law, other than Chapters 11, 12 and 13 of the CGCL, is or becomes applicable to the Merger Agreement or any of the transactions contemplated by the Merger Agreement, and (ii) if any such statute or law is or becomes applicable to the Merger Agreement or any of the transactions contemplated by the Merger Agreement, to take all actions necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement, and otherwise to minimize the effect of such statute or law on the transactions contemplated by the Merger Agreement.

   FIRPTA Certificate. The Company has agreed to provide Parent and the Purchaser, prior to the Expiration Date, (1) a properly executed certificate for purposes of satisfying the obligations of Parent and the Purchaser under Treasury Regulation Section 1.1445-2(c)(3), and (2) a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury regulation Section 1.897-2(h)(2), along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company.

   Parent Agreement. Parent has agreed to cause the Purchaser to comply with its obligations under the Merger Agreement.

   Rights Agreement. From the time of execution of this Agreement until the Expiration Date of the Offer, to the extent the Rights Agreement applies to a third party in connection with such third party's Acquisition Transaction (including without limitation a Superior Proposal) and the Company Board determines that it must vote on whether to waive the applicability of the Rights Agreement to the third party's Acquisition Transaction, Parent agrees to cause August Henningsen, Peter Jansen, and James Stoecker, the three current members of the Company's board of directors whom Parent designated to be members of the Company Board, to abstain from the vote concerning whether to waive applicability of the Rights Agreement to the third party's Acquisition Transaction or to vote with the majority of the remaining members of the Company's board of directors with respect to that decision.

   Conditions to Consummation of the Merger. Pursuant to the Merger Agreement, the respective obligations of the Company, Parent and the Purchaser to effect the Merger are subject to the satisfaction of the following conditions, which have not been waived at or prior to the Closing: (a) no preliminary or permanent injunction or other order has been issued by any court or Governmental Entity that prohibits the consummation of the Offer or the Merger and the transactions contemplated by the Merger Agreement and that is in effect at the Effective Time; provided, however, that, in the case of a decree, injunction or other Order, each of the parties will have used commercially reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered; and (b) no statute, rule or regulation shall have been enacted, entered or promulgated by any Governmental Entity that prohibits the consummation of the Offer or the Merger or has the effect of making the purchase of the Shares illegal.

   The obligations of Parent and the Purchaser to effect the Merger are subject to satisfaction of the following conditions, which have not been waived at or prior to the Closing: (a) there has been no change in the recommendation of Company Board and the Special Committee that the shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer; (b) the Purchaser has accepted for payment and paid for Shares in an amount sufficient to meet the Minimum Condition; (c) each of the Company's representations and warranties contained in the Merger Agreement are true and correct as if such representation and warranty were made as of the Closing Date (except as to any such representation and warranty that speaks as of a specific date, which must be true and correct as of such specific date) unless the failure of such representation or warranty (which is not qualified by Material Adverse Effect or any other materiality qualifier) does not have a Material Adverse Effect on the Company; and (d) the Company has performed and complied with the covenants and agreements in the Merger Agreement required to be performed and complied with by it at or prior to the Effective Time unless the failure of such performance or compliance does not have a Material Adverse Effect on the Company.

   The obligations of the Company to effect the Merger are subject to satisfaction of the following conditions, which have not been waived at or prior to the Closing: (a) each of Parent's and the Company's representations and warranties contained in the Merger Agreement are true and correct as if such representation and warranty were made as of the Closing Date (except as to any such representation and warranty that speaks as of a specific

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date, which must be true and correct as of such specific date) unless the failure of such representation or warranty (which is not qualified by Material Adverse Effect or any other materiality qualifier) does not have a Material Adverse Effect on Parent; and (b) Parent and the Purchaser have performed and complied with the covenants and agreements in the Merger Agreement required to be performed and complied with by it at or prior to the Effective Time unless the failure of such performance or compliance does not have a Material Adverse Effect on Parent.

   Termination. The Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by the Purchaser):

    (a)by the mutual written consent of Parent and the Company;

    (b)by Parent or the Company if any court of competent jurisdiction or other Governmental Entity has issued an Order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such Order, decree or ruling or other action has become final and nonappealable, provided that the party seeking to terminate this Agreement has used its commercially reasonable best efforts to remove or lift such Order, decree or ruling;

    (c)by Parent or the Company if the Merger has not been consummated by the date which is 180 days from the date of this Agreement (the "Outside Date"); provided that the right to terminate this Agreement under this clause (c) is not be available to any party whose failure to fulfill any obligation or condition under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date;

    (d)by the Company or Parent if, prior to the purchase of Shares pursuant to the Offer, the Company Board shall have determined to recommend a Superior Proposal to its shareholders and/or to enter into a Contract concerning such Superior Proposal after making the determination; provided that the Company may not exercise its right to terminate under this clause (d) (and may not enter into a Contract with respect to any Superior Proposal) unless and until (i) the Company has provided the Purchaser and Parent written notice at least five business days prior to such termination that the Company Board has authorized and intends to effect the termination of this Agreement pursuant to this clause (d), including copies of all proposed Contracts, including the forms of any agreements supplied by third parties, and all applicable financial statements and evidence of any planned financing with respect to such Superior Proposal (and a description of all material oral agreements with respect thereto), (ii) each of the Special Committee and the Company Board has determined, in good faith and after consultation with its outside legal counsel and the Financial Advisor, that, at the time of its determination to terminate this Agreement and at the end of the five-business day period referred to in clause (i) above, (A) the foregoing Acquisition Transaction constitutes a Superior Proposal, and
       (B) failing to take such action would result in a breach of the fiduciary duties of the Special Committee and Company Board under applicable Law, (iii) the Company shall otherwise be in compliance with its obligations under Sections 1.2 and 6.6(b) of the Merger Agreement in all material respects, and (iv) (A) within one business day of termination by Parent, or (B) prior to such termination in the case of termination by the Company, the Company has paid to Parent the Termination Fee and the Expense Fee;

    (e)by Parent prior to the purchase of Shares pursuant to the Offer, if the Company Board or Special Committee (or, with respect to (iii) below, the Company) (i) has withheld, withdrawn or modified (including by amendment of the Schedule 14D-9) in any manner adverse to the Purchaser or Parent its approval or recommendation of the Offer, this Agreement or the Merger, (ii) has approved or recommended an Acquisition Transaction,
       (iii) has breached Section 6.6(b) of the Merger Agreement in any material respect (provided that, to the extent a breach of Section 6.6(b)(iii) is cured within 72 hours after such breach, such breach shall not be considered a breach of Section 6.8), or (iv) has resolved to effect any of the foregoing;

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    (f)by Parent prior to the purchase of Shares pursuant to the Offer if the
       Minimum Condition has not been satisfied by the then current Expiration Date of the Offer and on or prior to such Expiration Date an Acquisition Transaction shall have been publicly announced or disclosed;

    (g)by the Company, upon a material breach by Parent or the Purchaser of any material covenant or agreement set forth in the Merger Agreement, or upon the failure of any representation or warranty of Parent or the Purchaser set forth in this Agreement to be true and correct as if such representation or warranty were made at the time of such determination (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date); provided that to the extent that the representation or warranty is not qualified by Material Adverse Effect or any other materiality qualifier, no failure shall be deemed to have occurred so long as such failure, taken together with all other such failures, does not have a Material Adverse Effect on Parent, and; provided further, that no breach or failure is deemed to have occurred for purposes of this clause (g) so long as such breach or failure is satisfied or cured within 20 days after the Company notifies Parent of such breach or failure; or

    (h)by Parent, upon a material breach by the Company of any material covenant or agreement set forth in this Agreement, or upon the failure of any representation or warranty of the Company set forth in this Agreement to be true and correct as if such representation or warranty were made at the time of such determination (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date); provided that to the extent that the representation or warranty is not qualified by Material Adverse Effect or any other materiality qualifier, no failure shall be deemed to have occurred so long as such failure, taken together with all other such failures, does not have a Material Adverse Effect on the Company, and; provided further, that no breach or failure shall be deemed to have occurred for purposes of this Section 9.1(h) so long as such breach or failure is satisfied or cured within 20 days after Parent or Purchaser notifies the Company of such breach or failure.

   Effect of Termination. Upon termination of the Merger Agreement, the Merger Agreement is void and has no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions of
Section 9.2 (Effect of Termination) and Section 9.3 (Fees and Expenses), which survive any termination; provided, that nothing in the Merger Agreement relieves any party from liability for any material breach of the Merger Agreement.

   Fees and Expenses. Whether or not the Merger is consummated, except as otherwise specifically provided in the Merger Agreement, all costs and expenses incurred in connection with the Offer, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such costs and expenses. If the Merger Agreement is terminated pursuant to clause (d) or clause (e) under "Termination" above, or is terminated by the Company pursuant to clause (c) under "Termination" at a time when Parent could terminate pursuant to clause (e) under "Termination", then the Company will promptly (and in any event within one business day after such termination or, in the case of any such termination by the Company, prior to such termination) pay Parent an amount equal to Parent's aggregate Expenses not exceeding Two Hundred and Fifty Thousand Dollars ($250,000) (the "Expense Fee"). If the Merger Agreement is terminated pursuant to clause (f) under "Termination" and within 12 months of the date of termination of the Merger Agreement a transaction constituting an Acquisition Transaction is consummated, the Company will, prior to or simultaneously with the consummation of such transaction, pay Parent the Expense Fee; provided, however, that in no event will the Company be obligated to pay more than one Expense Fee.

   Amendment. Subject to applicable Law, the Merger Agreement may be amended only by written agreement of Parent, the Purchaser and the Company at any time prior to the Effective Time with respect to any of the terms contained herein executed by duly authorized officers of the respective parties, except that (i) prior to the Effective Time, consent by the Company requires the approval of the Special Committee and (ii) after the Effective Time, the Merger Price will not be decreased and the form of consideration to be received by the holders of the Shares will not be altered.

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   Extension; Waiver.  At any time prior to the Effective Time, Parent and the
Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties contained herein of the other or in any document, certificate or writing delivered pursuant hereto by the other or (iii) waive compliance by the other with any of the agreements or conditions. Any agreement on the part of any party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. Any failure of Parent or the Purchaser, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by Parent, the Purchaser or the Company, as the case may be, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of or estoppel with respect to any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of a party hereto or any extensions, such consent or extension will be given in writing in a manner consistent with the requirements for a waiver of compliance.

   Confidentiality Agreement. The Company and Parent entered into an Agreement for Non-Use and Non-Disclosure of Confidential Information dated as of February 28, 2002 (the "Confidentiality Agreement"), pursuant to which Parent agreed to maintain the confidentiality of information it received in connection with its due diligence review of the Company. The foregoing description is qualified in its entirely by reference to the Confidentiality Agreement, which is attached as an exhibit to the Schedule 14D-9, a copy of which is being mailed herewith.

   Going private transactions. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. Rule 13e-3 will be applicable to this Offer. Rule 13e-3 requires, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Offer and the consideration offered to shareholders of the Company in the Offer be filed with the SEC and disclosed to shareholders of the Company in this Offer to Purchase. Purchaser has provided such information in this Offer to Purchase.

Section 19.  Certain Conditions of the Offer

   Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any tendered Shares and may, subject to Article I of the Merger Agreement, terminate or, subject to Article IX of the Merger Agreement, amend, the Offer and/or delay the acceptance of Shares for payment, if (i) there shall not be validly tendered and not properly withdrawn prior to the Expiration Date for the Offer that number of Shares which, when added to any Shares already owned by Parent or the Purchaser, represents at least 90% of the total number of Shares on a fully diluted basis on the date of purchase (the "Minimum Condition"), (ii) any Consent from any person or Governmental Entity shall not have been obtained on or prior to the Expiration Date (except for those the failure of which to be obtained would not reasonably be expected to have a Material Adverse Effect on the Company), or (iii) at any time on or after the date of the Merger Agreement and on or prior to the Expiration Date, any of the following events shall occur:

    (a)there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency or any other Governmental Entity, domestic or foreign, that would reasonably be expected to, directly or indirectly: (i) make illegal or otherwise prohibit consummation of the Offer or the Merger, (ii) prohibit or materially limit the ownership or operation by Parent or the Purchaser of all or any material portion of the business or assets of the Company or its subsidiary taken as a whole or compel Parent or the Purchaser to dispose of or hold separately all or any material portion of the business or assets of Parent or the Purchaser or the Company or its subsidiary taken as a whole, or seek to impose any material limitation on the ability of Parent or the Purchaser to conduct its

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       business or own such assets as a result of the transactions contemplated by the Merger Agreement, in any such case under this clause (ii), which would reasonably be expected to have a Material Adverse Effect on Parent or a Material Adverse Effect on the Company, as the case may be, (iii) impose material limitations on the ability of Parent or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by the Purchaser or Parent on all matters properly presented to the Company's stockholders, or (iv) require divestiture by Parent or the Purchaser of any Shares; or

    (b)there shall be instituted or pending any action or proceeding by any Governmental Entity seeking, or that would reasonably be expected to result in, any of the consequences referred to in clauses (i) through
       (iv) of paragraph (a) above or by any third party for which there is a substantial likelihood of resulting in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above; or

    (c)any event or change shall have occurred in the business, assets, liabilities, financial condition or results of operations of the Company or its subsidiary that would reasonably be expected to have, a Material Adverse Effect on the Company; or

    (d)(i) the Company Board or the Special Committee shall have withheld or withdrawn or shall have modified or amended in a manner adverse to Parent or the Purchaser, the approval, adoption or recommendation, as the case may be, of the Offer, the Merger or the Merger Agreement, or shall have approved or recommended any Acquisition Transaction, (ii) any person shall have entered into a Contract with the Company with respect to an Acquisition Transaction, or (iii) the Company Board or the Special Committee thereof shall have resolved to do or enter into any of the foregoing; or

    (e)the Company and the Purchaser and Parent shall have reached an agreement that the Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms; or

    (f)any of the representations and warranties of the Company set forth in the Merger Agreement, when read without any exception or qualification as to materiality or Material Adverse Effect on the Company, shall not be true and correct, as if such representations and warranties were made at the time of such determination (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date) except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect on the Company, (ii) prevent or materially delay the consummation of the Offer or
       (iii) materially increase the cost of the Offer to the Purchaser; or

    (g)the Company shall have failed to perform or to comply with any of its obligations, covenants or agreements under the Merger Agreement required to be performed or complied with prior to the time of such determination, except where such failure to perform or comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; or

    (h)there shall have occurred, and continue to exist, (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or on the over-the-counter stock market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System, (ii) any decline of at least 25% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from the close of business on the last trading day immediately preceding the date of the Merger Agreement through the applicable Expiration Date, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Germany, or (iv) a commencement of a war, or commencement of armed hostilities that has or is reasonably likely to have a Material Adverse Affect on the Company, or a material limitation (whether or not mandatory) by any Governmental Entity on the extension of credit by banks or other lending institutions.


   In order for the Purchaser to become obligated to accept for payment and pay for any tendered Shares, the foregoing conditions (including those set forth in clauses (i), (ii), and (iii) of the initial paragraph) must be satisfied or waived on or before expiration of the Offer. Such conditions may not be waived after expiration of the Offer.


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   The foregoing conditions (including those set forth in clauses (i), (ii) and
(iii) of the initial paragraph) are for the benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or the Purchaser), and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time (provided that no individual condition may be reasserted after it has been waived, and provided further that, except for the condition set forth in clause (ii) of the initial paragraph, no condition may be waived after the Expiration Date) in each case in the reasonable discretion of Parent and the Purchaser and subject to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any reasonable determination by Parent or the Purchaser with respect to any of the foregoing conditions (including, without limitation, the satisfaction of such conditions) shall be final and binding on the parties.

   All capitalized terms used but not defined in this Section 19 have the same meaning ascribed to such terms as in the Merger Agreement, which is included as an exhibit to the Schedule TO.

   A public announcement will be made of a material change in, or waiver of, such conditions to the extent required by Rules 14d-4(d) and 14d-6(c) under the Exchange Act, and the Offer will be extended in connection with any such change or waiver to the extent required by such rules.

Section 20.  Dividends and Distributions

   If, on or after the date of the Merger Agreement, the Company should (a) split, divide, consolidate, combine or otherwise change the common shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding common shares or other securities or (c) issue or sell additional common shares (other than the issuance of common shares under option prior to the date of the Merger Agreement), shares of any other class of capital stock, other voting securities or any securities convertible into, or exchangeable or exercisable for any of the foregoing, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, subject to the provisions of Section 19--"Certain Conditions of the Offer," the Purchaser, in its sole discretion, may make such adjustments as the Purchaser deems appropriate to the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

   If, on or after the date of the Merger Agreement, the Company should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of the Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 19--"Certain Conditions of the Offer," (i) the purchase price per Share payable by the Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering shareholder for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may without the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

Section 21.  Certain Legal Matters

   General. Except as otherwise disclosed herein, based on the Purchaser's review of publicly available information filed by the Company with the SEC, the Purchaser is not aware of (1) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares pursuant to the Offer or (2) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic, foreign or supranational, that would be required for the acquisition or ownership of Shares as contemplated herein. Should any such approval

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or other action be required, the Purchaser currently contemplates that such approval or action would be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company or the Purchaser or that certain parts of the businesses of the Company or the Purchaser might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 19--"Certain Conditions of the Offer."

   Hart-Scott-Rodino. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the rules that have been promulgated thereunder, some acquisitions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the applicable waiting period requirements have been satisfied. Based on available information, Parent and the Purchaser do not believe that the proposed acquisition of the Shares is subject to the HSR Act's reporting requirements.

   The Federal Trade Commission and the Antitrust Division of the Department of Justice frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of the Company. Private parties and state attorneys general may also bring action under the U.S. antitrust laws under certain circumstances. Based upon an examination of publicly available information as well as information provided by the Company relating to the businesses in which the Company is engaged, Parent and the Purchaser believe that the Purchaser's acquisition of Shares will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 19--"Certain Conditions to the Offer," including conditions with respect to litigation and certain governmental actions.

   State takeover laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In Edgar v. Mite Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions. However, this Act, by its terms, is applicable only to corporations that have a substantial number of shareholders in Indiana and are incorporated there. Subsequently, a number of federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside of the state of enactment.

   The Purchaser has not attempted to comply with any state takeover statute or regulation other than the CGCL in connecting with the Offer and Merger. The Purchaser does, however, reserve the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and the Merger, nothing in this Offer to the Purchase or any action taken in connection with the Offer or Merger is intended as a waiver of that right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or Merger, the Purchaser may be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

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   Dissenters' Rights.  No appraisal rights are available in connection with
Shares purchased in the Offer. If the Merger is consummated, however, shareholders of the Company may have certain rights under Chapter 13 of the CGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. If the Surviving Corporation and a dissenting shareholder agree that his or her Shares are Dissenting Shares and agree upon the fair market value of the Shares, then the dissenting shareholder is entitled to receive a cash payment equal to the agreed fair market value of the Shares and interest thereon at the legal rate on judgments from the date of such agreement. If, however, the Surviving Corporation denies that Shares are Dissenting Shares, or the Surviving Corporation and a dissenting shareholder fail to agree upon the fair market value of his or her Shares, then the dissenting shareholder may seek to have the applicable California superior court determine whether his or her Shares are Dissenting Shares or the fair market value of such Shares. If the status of such Shares as Dissenting Shares is in issue, the superior court shall determine that issue first, and if the fair market value of the Dissenting Shares is in issue, the superior court shall determine, or appoint one or more impartial appraisers to determine, the fair market value of such Shares. The fair market value shall be determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation as a result of the transactions contemplated by the Merger Agreement. The value so determined could be more or less than the price per share to be paid in the Merger. See Section 5--"Rights of Shareholders in the Offer and Merger."

   Foreign approvals. According to the latest Form 10-K filed by the Company, the Company conducts business in a number of other foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in those countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. There can be no assurance that the Purchaser will be able to cause the Company or its subsidiary to satisfy or comply with such laws or that compliance or non-compliance will not have adverse consequences for the Company or its subsidiary after purchase of the Shares pursuant to the Offer or Merger. After discussions with the Company, Parent and the Purchaser do not believe any filing or foreign government approval is required.

   Going Private Transactions. The Offer constitutes a "going private" transaction under Rule 13e-3 of the Exchange Act. Consequently, Parent and the Purchaser have filed with the SEC the Schedule 13E-3, together with exhibits, in addition to filing with the Commission a Schedule 14D-1. Pursuant to Rule 13d-3, this Offer to Purchase contains information relating to, among other matters, the fairness of the Offer to the Company's shareholders.

   Legal Proceedings. Except as set forth elsewhere in this Offer to Purchase, neither Parent nor the Purchaser is aware of any pending or overtly threatened legal proceedings which would affect the Offer or the Merger. If any such matters were to arise, the Purchaser could decline to accept for payment or pay for any Shares tendered in the Offer. See Section 19--"Certain Conditions of the Offer."

Section 22.  Fees and Expenses

   D.F. King & Co., Inc. has been retained as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. The Purchaser will pay the information agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith. The Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including, without limitation, certain liabilities under the federal securities laws.

   U.S. Stock Transfer Corporation has been retained as the Depositary. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the depositary against certain liabilities and expenses in connection therewith, including, without limitation, certain liabilities under the federal securities laws.

   Except as set forth above, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

   The following table presents the estimated fees and expenses to be incurred by Parent and the Purchaser in connection with the Offer:

                       Legal fees and expenses  $450,000
                       Financial advisor fees   $ 20,000
                       Printing costs and other $ 25,000
                       Information Agent        $ 10,000
                       Depositary               $ 10,000

   The following table presents the estimated fees and expenses to be incurred by the Company in connection with the Offer:

                       Legal fees and expenses  $300,000
                       Financial advisor fees   $200,000
                       Printing costs and other $  5,000

   The Merger Agreement provides that each party shall pay the expenses it incurs.

Section 23.  Miscellaneous

   The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

   No person has been authorized to give any information or to make any representation on the Purchaser's behalf not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

   The Purchaser and Parent have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company's board of directors with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such documents and any amendments thereto, including exhibits, may be inspected and copies may be obtained in the manner set forth in Section 15--"Certain Information Concerning the Company" with respect to the Company.

                                          LHT Acquisition Corporation
                                          Lufthansa Technik AG

April 2, 2002

                                  SCHEDULE A

                                  CHAPTER 13
                                    OF THE
                            GENERAL CORPORATION LAW
                          OF THE STATE OF CALIFORNIA

(S) 1300. Shareholder in short-form merger; Purchase at fair market value; "Dissenting shares"; "Dissenting shareholder"

    (a)If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision
       (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

    (b)As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

       (1)Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

       (2)Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1)(without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

       (3)Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

       (4)Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c)As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

(S) 1301. Notice to holder of dissenting shares of reorganization approval; Demand for purchase of shares; Contents of demand

    (a)If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs
       (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of
       Section 1300, unless they lose their status as dissenting shares under
       Section 1309.

    (b)Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause
       (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c)The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

(S) 1302.  Stamping or endorsing dissenting shares

   Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

(S) 1303. Dissenting shareholder entitled to agreed price with interest thereon; When price to be paid

    (a)If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b)Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

(S) 1304. Action by dissenters to determine whether shares are dissenting shares or fair market value of dissenting shares or both; Joinder of shareholders; Consolidation of actions; Determination of issues; Appointment of appraisers

    (a)If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b)Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c)In the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

(S) 1305. Duty and report of appraisers; Court's confirmation of report; Determination of fair market value by court; Judgment, and payment; Appeal; Costs of action

    (a)If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b)If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c)Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d)Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e)The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
       Section 1301).

(S) 1306. Prevention of payment to holders of dissenting shares of fair market value; Effect

   To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

(S) 1307.  Disposition of dividends upon dissenting shares

   Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

(S) 1308. Rights and privileges of dissenting shares; Withdrawal of demand for payment

   Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

(S) 1309.  When dissenting shares lose their status

   Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a)The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b)The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c)The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (d)The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

(S) 1310. Suspension of proceedings for compensation or valuation pending litigation

   If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

(S) 1311.  Shares to which chapter inapplicable

   This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

(S) 1312. Attack on validity of reorganization or short-form merger; Rights of shareholders; Burden of proof

    (a)No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b)If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision
       (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c)If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                  SCHEDULE I

(1)The name of the sole director and President and Secretary of the Purchaser is set forth below.

                         Present Principal Occupation or Employment,
                        Business Address, Business Telephone Number;
                        Other Material Positions Held During the Past
   Name                                  Five Years                                  Citizenship
---------------------------------------------------------------------------------------------------
Knut        Director of Finance                                                    Federal Republic
Wiszniewski Lufthansa Technik AG                                                   of Germany
            Weg beim Jager 193
            D-22335 Hamburg, Germany
            49-40-5070-4014

            Knut Wisniewski has been the Director of Finance for Lufthansa Technik
            AG since May, 1997. Prior to becoming the Director of Finance, Mr.
            Wiszniewski was the head of the accounting department for Lufthansa
            Technik AG.


(2)The name of each director and each executive officer of Parent is set forth below. Members of the Executive Board of Parent are indicated by an asterisk.

                         Present Principal Occupation or Employment,
                        Business Address, Business Telephone Number;
                        Other Material Positions Held During the Past
   Name                                  Five Years                                  Citizenship
---------------------------------------------------------------------------------------------------
August      Chairman of the Executive Board                                        Federal Republic
Wilhelm     Lufthansa Technik AG                                                   of Germany
Henningsen* Weg beim Jager 193
            D-22335 Hamburg, Germany
            49-40-5070-3355

            August Wilhelm Henningsen has been Chairman of the Executive Board of LHT since January, 2001, having been appointed to the Executive
            Board in April, 2000. He also has been Chairman of the Board of the Company since August, 2001. From 1993 to 1997, Mr. Henningsen led the aircraft components services division for LHT. He then served from 1997 to 2000 in Beijing, China as the General Manager of the Aircraft
            Maintenance and Engineering Corporation, a joint venture between DLH and Air China.

---------------------------------------------------------------------------------------------------
Dr. Peter   Chief Executive for Finance                                            Federal Republic
Jansen*     Lufthansa Technik AG                                                   of Germany
            Weg beim Jager 193
            D-22335 Hamburg, Germany
            49-40-5070-8020

            Dr. Peter Jansen has been a member of the Executive Board of LHT since
            January, 2001, serving as the Chief Executive for Finance. He also has been a director of the Company since August, 2001. Dr. Jansen worked for DLH from 1984 to 2001. In 1994, he became head of DLH's auditing division.

---------------------------------------------------------------------------------------------------

Dr. Gerald    Executive Board Member, Product & Services                              Federal Republic
Gallus*       Lufthansa Technik AG                                                    of Germany
              Weg beim Jager 193
              D-22335 Hamburg, Germany
              49-40-5070-2425

              Dr. Gerald Gallus has been a member of the Executive Board of LHT since October 1994. He also served as a director of the Company from September, 2000 to August, 2001. Dr. Gallus has worked for DLH since
              1979, holding various senior management positions in aircraft maintenance and production planning.

------------------------------------------------------------------------------------------------------
Wolfgang      Executive Board Member, Human Resources                                 Federal Republic
Warburg*      Lufthansa Technik AG                                                    of Germany
              Weg beim Jager 193
              D-22335 Hamburg, Germany
              49-40-5070-5859

              Wolfgang Warburg is a member of the Executive Board, Chief Executive
              Human Resources. Prior to that he served as Deputy Chairman from 1988 to 2000 for the Union of Public Services & Transport Workers (OTV).

------------------------------------------------------------------------------------------------------
Dipl.-Ing. Dr Member of the Supervisory Board of LHT                                  Federal Republic
Ing. E. h.    Chairman of the Executive Board of DLH                                  of Germany
Jurgen        Deutsche Lufthansa AG
Weber         Flughafen, Lufthansa Basis
              60546 Frankfurt/Main, Germany
              49-69-696-0

              Dipl.-Ing Dr. Ing E. h. Jurgen Weber has been Chairman of the Executive
              Board of DLH since September, 1991. He is also a member of the
              Supervisory Board of LHT.

------------------------------------------------------------------------------------------------------
Manfred       Member of the Supervisory Board of LHT                                  Federal Republic
Calsow        Lufthansa Technik AG                                                    of Germany
              HAM T/YX
              Weg beim Jager 193
              22335 Hamburg, Germany
              49-40-5070-2843

              Manfred Calsow is a Member of the Supervisory Board of LHT and counsel for employees at LHT.

------------------------------------------------------------------------------------------------------
Kai           Member of the Supervisory Board of LHT                                  Federal Republic
Deutzmann     Lufthansa Technik AG                                                    of Germany
              HAM T/YX
              Weg beim Jager 193
              22335 Hamburg, Germany
              49-40-5070-2843

              Kai Deutzmann is a Member of the Supervisory Board of LHT and an aircraft mechanic at LHT.

------------------------------------------------------------------------------------------------------

Fu Baoxin    Member of the Supervisory Board of LHT                                 Peoples Republic
             Air China Group                                                        of China
             Capital International Airport
             P.O. Box 100621
             Beijing, Peoples Republic of China
             49-40-5070-2843

             Fu Baoxin is a Member of the Supervisory Board of LHT and Vice
             President of the Technic Air China Group.

----------------------------------------------------------------------------------------------------
Dr. Karl-    Member of the Supervisory Board of LHT                                 Federal Republic
Ludwig Kley  Von-Gablenz Str. 2-6                                                   of Germany
             50679 Cologne, Germany
             49-221-826-0

             Dr. Karl-Ludwig Kley has been a member of the Executive Board of
             DLH, serving as the Director of Finance, since September, 1998. From
             1982 to 1997, Dr. Kley was employed by Bayer AG. Prior to his appointment to the Executive Board of DLH, Dr. Kley had been in charge of Finance and Investor Relations at Bayer AG since 1997.

----------------------------------------------------------------------------------------------------
Hartmut      Member of the Supervisory Board of LHT                                 Federal Republic
Mehdorn      Potsdamer Platz 2 10785                                                of Germany
             Berlin, Germany
             49-40-5070-2843

             Hartmut Mehdorn is a Member of the Supervisory Board of LHT and Chairman of the Management Board and CEO of Deutsche Bahn AG.

----------------------------------------------------------------------------------------------------
Bernd Niklas Member of the Supervisory Board of LHT                                 Federal Republic
             Lufthansa Technik AG                                                   of Germany
             HAM T/YX
             Weg beim Jager 193
             22335 Hamburg, Germany
             49-40-5070-2843

             Bernd Niklas is a Member of the Supervisory Board of LHT and an aircraft mechanic at LHT.

----------------------------------------------------------------------------------------------------
Dr. Rolf     Member of the Supervisory Board of LHT                                 Federal Republic
Kunisch      Unnastrasse 48                                                         of Germany
             20245 Hamburg, Germany
             49-40-5070-2843

             Dr. Kunisch is a Member of the Supervisory Board of LHT and Chairman of the Executive Board of Beiersdorf AG.

----------------------------------------------------------------------------------------------------

Dr. Gert     Member of the Supervisory Board of LHT                                  Federal Republic
Vogt         Villa Minerva                                                           of Germany
             Dorfstrasse 1
             CH-6442 Gersau, Switzerland
             49-40-5070-2843

             Dr. Vogt is a Member of the Supervisory Board of LHT and Chairman of
             the Board of Management of the Kreditanstalt fuer Wiederaufbau (ret.).

-----------------------------------------------------------------------------------------------------
Jan Kahmann  Member of the Supervisory Board of LHT                                  Federal Republic
             Potsdamer Platz 10                                                      of Germany
             10785 Berlin, Germany
             49-40-5070-2843

             Jan Kahmann is a Member of the Supervisory Board of LHT and Managing Executive Board of the Unified Services Union "ver.di."

-----------------------------------------------------------------------------------------------------
Wolfgang     Member of the Supervisory Board of LHT                                  Federal Republic
Weynell      Lufthansa Technik AG                                                    of Germany
             HAM WT 2
             Weg beim Jager 193
             22335 Hamburg, Germany
             49-40-5070-2843

             Wolfgang Weynell is a Member of the Supervisory Board of LHT and is the head of Engine Customer Services at LHT.

-----------------------------------------------------------------------------------------------------
Stefan Lauer Member of the Supervisory Board of LHT;                                 Federal Republic
             Deutsche Lufthansa AG                                                   of Germany
             Flughafen, Lufthansa Basis
             60546 Frankfort/Main, Germany
             49-40-5070-2843

             Stefan Lauer is a member of the Supervisory Board of LHT. He also has been a member of the Executive Board of DLH, serving as Chief
             Executive Human Resources and Labor Director, since August, 2000. He was first appointed to the Executive Board as a deputy member in May,
             2000. Prior to his appointment to the Executive Board of DLH, Mr. Lauer had served on the Lufthansa Cargo Executive Board with a responsibility for marketing and sales since 1997. He was appointed Executive Board
             Chairman of the Lufthansa Cargo Executive Board in January, 2000.

-----------------------------------------------------------------------------------------------------
Armin Huller Member of the Supervisory Board of LHT                                  Federal Republic
             Lufthansa Technik AG                                                    of Germany
             FRA T/YX
             Flughafen, Lufthansa Basis
             60546 Frankfort/Main, Germany
             49-40-5070-2843

             Armin Huller is a Member of the Supervisory Board of LHT and an aircraft mechanic at LHT.

-----------------------------------------------------------------------------------------------------

Friedhelm  Member of the Supervisory Board of LHT                                Federal Republic
Becker     Lufthansa Technik AG                                                  of Germany
           FRA T/YK
           Flughafen, Lufthansa Basis
           60546 Frankfurt/Main, Germany
           49-40-5070-2843

           Friedheim Becker is a Member of the Supervisory Board of LHT and an aircraft mechanic at LHT.

-------------------------------------------------------------------------------------------------
Dr. Peer   Member of the Supervisory Board of LHT;                               Federal Republic
Witten     Wandsbeker Str. 3-7                                                   of Germany
           22172 Hamburg, Germany
           49-40-5070-2843

           Dr. Peter Witten is a Member of the Supervisory Board of LHT and a Member of the Executive Board of Otto Versand GmbH & Co.

-------------------------------------------------------------------------------------------------
Hans-Josef Member of the Supervisory Board of LHT                                Federal Republic
Weilbacher Lufthansa Technik AG                                                  of Germany
           FRA T/YX
           Flughafen, Lufthansa Basis
           60546 Frankfurt/Main, Germany
           49-40-5070-2843

           Hans-Josef Weilbacher is a Member of the Supervisory Board of LHT and an aircraft constructor at LHT.

-------------------------------------------------------------------------------------------------

(3)The name of each director and each executive officer of DLH is set forth below. Members of the Executive Board of DLH are indicated by an asterisk.

                          Present Principal Occupation or Employment,
                         Business Address, Business Telephone Number;
                         Other Material Positions Held During the Past
    Name                                  Five Years                                 Citizenship
---------------------------------------------------------------------------------------------------
Dipl.-Ing. Dr Chairman of the Executive Board of DLH                               Federal Republic
Ing. E. h.    Deutsche Lufthansa AG                                                of Germany
Jurgen        Flughafen, Lufthansa Basis
Weber*        60546 Frankfurt/Main, Germany
              49-69-696-0

              Dipl.-Ing Dr. Ing E. h. Jurgen Weber has been Chairman of the
              Executive Board of DLH since September, 1991. He is also a member of the Supervisory Board of LHT.

---------------------------------------------------------------------------------------------------
Dr. Karl-     Member of the Executive Board of DLH                                 Federal Republic
Ludwig Kley*  Deutsche Lufthansa AG                                                of Germany
              Von-Gablenz Str. 2-6
              50679 Cologne, Germany
              49-221-826-0

              Dr. Karl-Ludwig Kley has been a member of the Executive Board of DLH, serving as the Director of Finance, since September, 1998. From
              1982 to 1997, Dr. Kley was employed by Bayer AG. Prior to his appointment to the Executive Board of DLH, Dr. Kley had been in charge of Finance and Investor Relations at Bayer AG since 1997.

---------------------------------------------------------------------------------------------------

Stefan        Member of the Executive Board of DLH                                    Federal Republic
Lauer*        Deutsche Lufthansa AG                                                   of Germany
              Flughafen, Lufthansa Basis
              60546 Frankfort/Main, Germany
              49-69-696-0

              Stefan Lauer has been a member of the Executive Board of DLH, serving as Chief Executive Human Resources and Labor Director, since August,
              2000. He was first appointed to the Executive Board as a deputy member in May, 2000. Prior to his appointment to the Executive Board of DLH,
              Mr. Lauer had served on the Lufthansa Cargo Executive Board with a responsibility for marketing and sales since 1997. He was appointed
              Executive Board Chairman of the Lufthansa Cargo Executive Board in
              January, 2000.

------------------------------------------------------------------------------------------------------
Wolfgang      Member of the Executive Board of DLH                                    Austria
Mayrhuber*    Deutsche Lufthansa AG
              Flughafen, Lufthansa Basis
              60546 Frankfurt/Main, Germany
              49-69-696-0

              Wolfgang Mayrhuber has been a member of the Executive Board of
              DLH since January, 2001, serving as President and Chief Operating
              Officer of the Passenger Business Division. Prior to his appointment to the Executive Board, Mr. Mayrhuber had served as Chairman of the
              Executive Board of LHT since October, 1994. He also served as
              Chairman of the Board of the Company from September, 2000 to
              August, 2001. Mr. Mayrhuber has worked for DLH since 1970, holding various senior management positions for the maintenance and overhaul of aircraft components and engines in Hamburg, Germany. Mr.
              Mayrhuber is also on the Board of Directors of HEICO Corporation.

------------------------------------------------------------------------------------------------------
Dr. Klaus G.  Chairman of the Supervisory Board of DLH                                Federal Republic
Schlede       Von-Gablenz Str. 2-6                                                    of Germany
              50679 Cologne, Germany
              49-221-826-2421

              Dr. Klaus G. Schlede has been Chairman of the Supervisory Board of
              DLH since 1998. After beginning his career at Bayer AG, Dr. Schlede joined the Executive Board of DLH in July, 1987 as the Director of Finance. He became the deputy chairman of the Executive Board in August, 1991.

------------------------------------------------------------------------------------------------------
Frank Bsirske Member of the Supervisory Board of DLH                                  Federal Republic
              Potsdamer Platz 10                                                      of Germany
              10785 Berlin, Germany
              49-221-826-2421

              Frank Bsirske is the Chairman of the Unified Services Union "ver.di."

------------------------------------------------------------------------------------------------------

Dr. Rolf-E.   Member of the Supervisory Board of DLH                                Federal Republic
Breuer        Deutsche Bank AG                                                      of Germany
              60262 Frankfurt, Germany
              49-221-826-2421

              Dr. Rolf-E Breuer is a Member of the Supervisory Board of DLH and the
              Chairman of the Executive Board of Deutsche Bank AG.

----------------------------------------------------------------------------------------------------
Dr. Gerhard   Member of the Supervisory Board of DLH                                Federal Republic
Cromme        August-Thyssen-Strasse 1                                              of Germany
              40211 Dusseldorf, Germany
              49-221-826-2421

              Dr. Gerhard Cromme is Chairman of the Supervisory Board of
              ThyssenKrupp AG.

----------------------------------------------------------------------------------------------------
Peter         Member of the Supervisory Board of DLH                                Federal Republic
Geisinger     Deutsche Lufthansa AG                                                 of Germany
              Flughafen, Lufthansa Basis
              60546 Frankfurt/Main, Germany
              49-221-826-2421

              Peter Geisinger is a Member of the Supervisory Board of DLH and a flight captain of DLH.

----------------------------------------------------------------------------------------------------
Herbert       Member of the Supervisory Board of DLH                                Federal Republic
Flickenschild Deutsche Lufthansa AG                                                 of Germany
              Flughafen, Lufthansa Basis
              60546 Frankfurt/Main, Germany
              49-221-826-2421

              Herbert Flickenschild is a Member of the Supervisory Board of DLH and
              a purser for DLH.

----------------------------------------------------------------------------------------------------
Ulrich        Member of the Supervisory Board of DLH                                Federal Republic
Hartmann      Bennigsenplatz                                                        of Germany
              40474 Dusseldorf, Germany
              49-221-826-2421

              Ulrich Hartmann is a Member of the Supervisory Board of DLH and the Chairman of the Executive Board of E. ON AG.

----------------------------------------------------------------------------------------------------
Roland Issen  Member of the Supervisory Board of DLH                                Federal Republic
              Edwin-Scharff-Ring 75                                                 of Germany
              22309 Hamburg, Germany
              49-221-826-2421

              Ronald Issen is a Member of the Supervisory Board of DLH and the former head of the German Union of Salaried Employees.

----------------------------------------------------------------------------------------------------

Eckhard Lieb  Member of the Supervisory Board of DLH;                               Federal Republic
              Lufthansa Technik AG                                                  of Germany
              Weg beim Jager 193
              22332 Hamburg, Germany
              49-221-826-2421

              Eckhard Lieb is a Member of the Supervisory Board of DLH and an engine mechanic at LHT.

----------------------------------------------------------------------------------------------------
Dr. Otto Graf Member of the Supervisory Board of DLH                                Federal Republic
Lambsdorff    Strasschensweg 7                                                      of Germany
              53113 Bonn, Germany
              49-221-826-2421

              Dr. Otto Graf Lambsdorff is an attorney at law and a member of the Supervisory Board of DLH. He is also the Honorary President of
              Deutsche Schutzvereinigung fur Wertpapierbesitz e.V.

----------------------------------------------------------------------------------------------------
Franz-Eduard  Member of the Supervisory Board of DLH                                Federal Republic
Macht         Deutsche Lufthansa AG                                                 of Germany
              Flughafen, Lufthansa Basis
              60546 Frankfurt/Main, Germany
              49-221-826-2421

              Franz-Eduard Macht is a Member of the Supervisory Board of DLH and a member of the office staff at DLH.

----------------------------------------------------------------------------------------------------
Franz Ludwig  Member of the Supervisory Board of DLH                                Federal Republic
Neubauer      Brienner Str. 20                                                      of Germany
              80333 Munchen, Germany
              49-221-826-2421

              Franz Ludwig Neubauer is a Member of the Supervisory Board of DLH and the former Chairman of the Executive Board of Bayrische
              Landesbank Girozentrale.

----------------------------------------------------------------------------------------------------
Ilona Ritter  Member of the Supervisory Board of DLH                                Federal Republic
              Im Taubhaus 47a                                                       of Germany
              63322 Rodermark, Germany
              49-221-826-2421

              Ilona Ritter is the Secretary of the Unified Services Union "ver.di".

----------------------------------------------------------------------------------------------------
Willi Rorig   Member of the Supervisory Board of DLH                                Federal Republic
              Lufthansa Cargo AG                                                    of Germany
              Flughafen, Lufthansa Basis
              60546 Frankfurt/Main, Germany
              49-221-826-2421

              Willi Rorig is member of the office staff of Lufthansa Cargo AG.

----------------------------------------------------------------------------------------------------

Jan G.      Member of the Supervisory Board of DLH                                 Sweden
Stenberg    Marsvagen 13
            S-18163 Lidingo, Sweden
            49-221-826-2421

            Jan Stenberg was the former President and Chairman of the Executive
            Board of SAS Scandinavian Airlines.

---------------------------------------------------------------------------------------------------
Dr. Alfons  Member of the Supervisory Board of DLH                                 Federal Republic
Titzrath    Konigsallee 37                                                         of Germany
            40589 Dusseldorf, Germany
            49-221-826-2421

            Dr. Alfons Titzrath is the former Chairman of the Supervisory Board of Dresdner Bank AG.

---------------------------------------------------------------------------------------------------
Patricia    Member of the Supervisory Board of DLH                                 Federal Republic
Windaus     Deutsche Lufthansa AG                                                  of Germany
            Flughafen, Lufthansa Basis
            60546 Frankfurt/Main, Germany
            49-221-826-2421

            Patricia Windaus is a Member of the Supervisory Board of DLH and a flight attendant for DLH

---------------------------------------------------------------------------------------------------
Dr. Hans-   Member of the Supervisory Board of DLH                                 Federal Republic
Dietrich    Henkelstr. 67                                                          of Germany
Winkhaus    40589 Dusseldorf, Germany
            49-221-826-2421

            Dr. Hans Dietrich Winkhaus is a Member of the Supervisory Board of
            DLH and Chairman of the Board of Directors of Henkel KGaA.

---------------------------------------------------------------------------------------------------
Dr. Michael Member of the Supervisory Board of DLH                                 Federal Republic
Wollstadt   Deutsche Lufthansa AG                                                  of Germany
            Flughafen, Lufthansa Basis
            60546 Frankfurt/Main, Germany
            49-221-826-2421

            Dr. Michael Wollstadt is a Member of the Supervisory Board of DLH and a member of the office staff of DLH.

---------------------------------------------------------------------------------------------------
Dr. Klaus   Member of the Supervisory Board of DLH                                 Federal Republic
Zumwinkel   Heinrich-von-Stephan-Str. 1                                            of Germany
            53175 Bonn, Germany
            49-221-826-2421

            Dr. Klaus Zumwinkel is a Member of the Supervisory Board of DLH and
            Chairman of the Executive Board of Deutsche Post AG.


                                  SCHEDULE II

(1)The name of each director and each executive officer of the Company is set forth below. Directors of the Company are indicated by an asterisk. The information set forth in this Schedule II is provided to the best of the Company's knowledge.

                           Present Principal Occupation or Employment,
                          Business Address, Business Telephone Number;
                          Other Material Positions Held During the Past
   Name                                    Five Years                                   Citizenship
------------------------------------------------------------------------------------------------------
August      Chairman of the Board                                                     Federal Republic
Wilhelm     c/o Lufthansa Technik AG                                                  of Germany
Henningsen* Weg beim Jager 193
            D-22335 Hamburg, Germany
            49-40-5070-3355

            August Wilhelm Henningsen has been Chairman of the Board of the Company since August, 2001. He also has been Chairman of the Executive Board of LHT since January, 2001, having been appointed to the Executive Board in April, 2000. From 1993 to 1997, Mr. Henningsen led the aircraft components services division for LHT. He then served from 1997 to 2000 in Beijing, China as the General Manager of the Aircraft Maintenance and Engineering Corporation, a joint venture between DLH and Air China.

------------------------------------------------------------------------------------------------------
Richard     President and Chief Executive Officer                                     United States of
Fortner*    Hawker Pacific Aerospace                                                  America
            11240 Sherman Way
            Sun Valley, California 91352-4942
            (818) 765-6201

            Richard Fortner has been the President and Chief Executive Officer of the
            Company since January 16, 2002. Prior to joining the Company, Mr.
            Fortner was employed by AAR Corp. since 1990, where he served as
            President of AAR Landing Gear Services.

------------------------------------------------------------------------------------------------------
Dr. Peter   Member of the Executive Board                                             Federal Republic
Jansen*     Lufthansa Technik AG                                                      of Germany
            Weg beim Jager 193
            D-22335 Hamburg, Germany
            49-40-5070-8010

            Dr. Peter Jansen has been a director of the Company since August, 2001.
            He has been a member of the Executive Board of LHT since January,
            2001, serving as the Chief Executive for Finance. Dr. Jansen worked for
            DLH from 1984 to 2001. In 1994, he became head of DLH's auditing division.

------------------------------------------------------------------------------------------------------

Joel F.    Attorney at Law                                                               United States
McIntyre*  180 N. Pennsylvania Ave.                                                      of America
           Glendora, California 91740
           Los Angeles Co.
           (626) 914-6771

           Joel F. McIntyre has been a director of the Company since February, 1998. He also serves on the Board of Directors of the International Aluminum
           Corporation, a publicly-held company. In 1993, Mr. McIntyre founded his own law firm.

------------------------------------------------------------------------------------------------------
Laurans A. President and Chief Executive Officer                                         United States
Mendelson* HEICO Corporation                                                             of America
           3000 Taft Street
           Hollywood, Florida 33021
           (954) 987-4000

           Laurans A. Mendelson has been a director of the Company since January,
           2001 and is currently Chairman of the Board's Audit Committee. He also has served as Chairman of the Board of HEICO Corporation, a publicly-traded company, since December, 1990, as its Chief Executive Officer since
           February, 1990, and as its President since September, 1991. In 1997 and 1999,
           Mr. Mendelson served on the board of governors of the Aerospace Industries
           Association in Washington, D.C. and he is currently a member of the Finance
           Committee of the association. Mr. Mendelson is also a member of the Board of Trustees, the Executive Committee and Founders Club of Mount Sinai
           Medical Center in Miami Beach, Florida. In addition, Mr. Mendelson served as a Trustee of Columbia University in The City of New York from 1995 to
           2001, as well as Chairman of the Trustees' Audit Committee. Mr. Mendelson
           currently serves as Trustee Emeritus of Columbia University and maintains membership positions on the Trustee Committees he had before becoming
           Trustee Emeritus.

------------------------------------------------------------------------------------------------------
James C.   General Manager for Business Development for                                  United States
Stoecker*  North America Lufthansa Technik AG                                            of America
           6501 East Apache, Suite 206
           Tulsa, OK 74115
           (918) 835-4591

           James C. Stoecker has been a director of the Company since September, 2000.
           He joined LHT in December, 1998 as General Manager for Business
           Development for North America. He also serves as President, Chief Executive
           Officer and a director of Lufthansa Technik Component Services, LLC and as a director and Treasurer of Bizjet International Sales & Support, Inc. From
           1996 to 1997, Mr. Stoecker served as Senior Vice President of the Aviation
           Sales Company, responsible for the engine division.

------------------------------------------------------------------------------------------------------

James R.      Chief Financial Officer and Secretary                                      United States
Bennett       Hawker Pacific Aerospace                                                   of America
              11240 Sherman Way
              Sun Valley, California 91352-4942
              (818) 765-6201

              James R. Bennett has been the Chief Financial Officer and Secretary of the
              Company since October 2001. Prior to joining the Company, Mr. Bennett was employed by Authentic Fitness Corp. since 1997, where he most recently served as Vice President of Finance.

------------------------------------------------------------------------------------------------------
Michael A.    Vice President of Sales and Marketing                                      United States
Riley         Hawker Pacific Aerospace                                                   of America
              11240 Sherman Way
              Sun Valley, California 91352-4942
              (818) 765-6201

              Michael A. Riley joined the Company as Vice President of Marketing in
              October, 1989. He served as Vice President of the Hydromechanical Business
              Unit from January, 1994 to September, 1999, when he was appointed as Vice
              President of Sales & Marketing.

------------------------------------------------------------------------------------------------------
Brian S. Carr Managing Director of Sun Valley Operations                                 United States
              Hawker Pacific Aerospace                                                   of America
              11240 Sherman Way
              Sun Valley, California 91352-4942
              (818) 765-6201

              Brian S. Carr became Managing Director of Sun Valley Operations in
              November, 1997, after having served as Vice President of the Landing Gear
              Business Unit since joining the Company in January, 1993.


   Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                        U.S. Stock Transfer Corporation

  By Mail: 1745 Gardena         By Facsimile
    Avenue Glendale,         Transmission: (818)    By Hand or by Overnight Courier: 1745
  California 91204-2991      502-1737 Confirm by          Gardena Avenue Glendale,
         U.S.A.           Telephone: (818) 502-1404         California 91204-2991
                                                                   U.S.A.

   Questions and requests for assistance may be directed to the information agent at its addresses or telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be obtained from the information agent as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer Is:

                             D.F. King & Co., Inc.

            North America                               Europe
           77 Water Street             No. 2 London Wall Buildings, Second Floor
       New York, New York 10005                       London Wall
                U.S.A.                              London EC2M 5PP
Banks and Brokers Call: (212) 269-5550              United Kingdom
      All Others Call Toll Free:               Call: +(44) 20 7920 9700
            (800) 431-9646